As filed with the Securities and Exchange Commission on November 21, 2007
Registration No. 333-132670

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 7 TO FORM SB - 2
REGISTRATION STATEMENT
UNDER THE
SECURITIES ACT OF 1933

CHINA-BIOTICS, INC.
(Name of small business issuer in its charter)

Delaware	2833	98-0393071
(State or other jurisdiction of organization)	(Primary Standard Industrial. Classification Code Number)	(I.R.S. Employer Identification No.)

No. 999 Ningqiao Road
Jinqiao Export Processing Zone
Pudong, Shanghai 201206
People’s Republic of China
Telephone number: (86 21) 5834 9748
(Address and telephone number of principal executive offices)
(Address of principal place of business or intended principal place of business)

Mr. Song Jinan
No. 999 Ningqiao Road
Jinqiao Export Processing Zone
Pudong, Shanghai 201206
People’s Republic of China
Telephone number: (86 21) 5834 9748
(Name, address and telephone number of agent for service)

With copies to:

Eric Simonson
Kirkpatrick & Lockhart Preston Gates Ellis LLP
925 Fourth Avenue, Suite 2900
Seattle, Washington 98104
Ph: (206) 623-7580
Fax: (206) 623-7022

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. ☐

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED November 21, 2007

PROSPECTUS

China-Biotics, Inc.

5,013,102 shares of common stock

This prospectus relates to the offer and sale of up to 5,013,102 shares of our common stock for sale from time to time by certain of our stockholders set forth in “Selling Stockholders.” We refer to these stockholders throughout this prospectus as the “selling stockholders.” We will not receive any proceeds from the sale of the common stock offered under this prospectus.

Our common stock is quoted on the OTC Bulletin Board under the symbol “CHBT.” On November 20, 2007, the last reported sale price of our common stock was $8.15 per share.

Investing in our common stock involves substantial risks. See “Risk Factors” beginning on page 4.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is         , 2007

TABLE OF CONTENTS

Summary	1
Risk Factors	4
Forward Looking Statements	11
Use of Proceeds	12
Price Range of our Common Stock and Other Stockholder Matters	12
Management’s Discussion and Analysis of Results of Operations and Financial Condition	13
Business	30
Management	45
Security Ownership of Executive Officers, Directors and Principal Stockholders	47
Selling Stockholders	48
Plan of Distribution	50
Related Party and Other Material Transactions	51
Description of Capital Stock	53
Shares Eligible for Future Sale	53
Experts	54
Legal Matters	54
Where You Can Find More Information	55
Index to Financial Statements	F-1

SUMMARY

This summary highlights certain information regarding our company and the offering contained in this prospectus. It does not contain all of the information that may be important to you or that you should consider when making an investment decision. You should read the entire prospectus carefully, including the financial information and related notes, before making an investment decision. In this prospectus, references to the “company,” “we,” “us” and “our” refer to China-Biotics, Inc. and our predecessors and subsidiaries, unless the context otherwise requires.

Business

We are engaged in the research, development, production, marketing and distribution of probiotics products in the People’s Republic of China. Probiotics products are products that contain live microbial food supplements that beneficially affect the host by improving its intestinal microbial balance.

We produce the live bacteria, which are the active ingredients of our probiotics, through our microecology technology. We use a multi-stage fermentation process under a strictly controlled environment using our patented and proprietary technology. Solid bacteria are then extracted and stored using controlled freeze drying methods. Prior to sale to our customers, we transform the solid bacteria into capsule form and place it in sealed double aluminum packaging using our patented equipment.

We conduct our business solely in the People’s Republic of China through our wholly-owned subsidiary, Shanghai Shining Biotechnology Co. Ltd, or Shining, which was founded in 1999. We manufacture our products in a leased facility located in Pudong, Shanghai and sell our products in Greater Shanghai mainly to large distributors who then sell them through their networks to supermarkets, hypermarkets and drug stores. We currently produce and sell several types of supplements under the “Shining” brand, including: Shining Essence, Shining Signal, Shining Golden Shield and Shining Energy.

In addition to the products that we currently offer as supplements in capsule form, we intend to expand into the bulk additive business through the supply of probiotics to be used in “functional foods”. We believe that the markets for both probiotics and functional foods in China are at an infancy stage, and that demand for such products will continue to grow in the foreseeable future. We believe that China currently lacks the manufacturing capabilities to support demand for probiotics and bulk additives for the functional foods industry. This has forced processed food producers to either import most of their probiotics or produce finished products abroad and re-import the final product. We believe that this creates significant inefficiencies in both cost and probiotics efficacy, as some bacteria die during transport. We believe that this presents us with a significant growth opportunity that we are uniquely qualified to satisfy.

Leveraging on what our management believes are our technical competence, cost efficiencies and highly recognized brand, our management expects to achieve significant growth through:

•
the introduction of bulk additives products - We believe we are poised to achieve first-mover advantage into the bulk additive business for functional foods through the completion of our 150-ton capacity plant, which is scheduled to commence production in the third quarter of 2008. Management estimates that Phase 1 of the project, which involves constructing a facility capable of producing 150 tons of probiotics per annum will cost $18 million, $16 million of which is expected to be paid in the third quarter of fiscal year 2008 and the balance by the end of fiscal year 2008. Subsequent phases of this project will only commence when demands for probiotics have exceeded the production capacity of the Phase 1 facility, and may increase the overall project costs to an estimated $30 million. The construction cost of the plant will be funded by cash at hand and cash inflow from operations. Management believes that, when completed, this new production plant may be the only probiotics plant in China that will be able to meet the estimated demands for the domestic bulk additive market;

•
the geographical expansion of our retail sales through direct sales and traditional sales channels - We intend to expand the sale of our products to the other metropolitan cities in China through a combination of the traditional distribution channels and dedicated Shining stores. We opened our first store in Shanghai in March 2006, and plan to open additional Shining stores in Beijing, Shanghai, Jiangsu, Zhejiang, Shenyang, Harbin and Heilongjiang. We intend to open over 300 stores over the next two years. Currently, we have a retail network of 22 direct retail outlets, 18 in Shanghai and four in Changchun; and

•
the development of new products - We plan to continue to develop new products aimed at improving the general health conditions of humans, enhancing their immune systems and reducing health problems. We are also in the process of developing new products to strengthen our product pipeline so that we may offer an array of products for sale in Shining stores.

Corporate Information

We were incorporated under the name Otish Resources, Inc. in Delaware in February 2003. Until March 2006 we were a mineral exploration stage company specializing in acquiring and consolidating mineral properties with potential for commercial ore bodies. Although we conducted some preliminary exploration work with respect to our mineral properties, we never achieved full operations with respect to our mineral properties.

On March 22, 2006, we entered into and completed a securities exchange transaction with Sinosmart Group Inc., or SGI, and the shareholders of SGI, pursuant to which the SGI shareholders transferred all of the equity securities of SGI to us in exchange for an aggregate of 15,980,000 shares of our common stock. We refer to this transaction in this prospectus as the share exchange. At the closing of the share exchange, SGI became our wholly-owned subsidiary. Immediately after the share exchange and related transactions described elsewhere in this prospectus, the former SGI shareholders and their designees collectively owned 98.7% of our common stock. See “Business - History”.

Our principal executive offices are located at No. 999, Ningqiao Road, Jinqiao Export Processing Zone, Pudong, Shanghai 201206 and our telephone number is (86 21) 5834 9748.

You should rely only on the information contained in this prospectus. We have not authorized anyone else to provide you with different or additional information. If anyone provides you with different, additional or inconsistent information, you should not rely on it. We are not making an offer to sell and are not seeking offers to buy these securities in any jurisdiction where such an offer or sale is not permitted. You should assume that the information appearing herein is accurate as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospectus may have changed since that date.

Corporate Structure

We operate our business and conduct our research, development, production, marketing and distribution of probiotics products solely in China through our subsidiary, Shining. Set forth below is a diagram illustrating our corporate structure as of the date of this prospectus:

Selling Stockholders

This prospectus relates to resale of up to 5,013,102 shares of our common stock by the selling stockholders listed in “Selling Stockholders.” We will not receive any proceeds from the sale by the selling stockholders of the shares of common stock covered by this prospectus.

RISK FACTORS

Investing in our common stock involves a high degree of risk. You should not purchase these shares if you cannot afford the loss of your entire investment. You should carefully consider the risks described below together with the financial statements and other information contained in this prospectus before investing in our common stock.

Risks Related to our Business

We depend on the services of our directors and key employees, the loss of which could harm our business.

We believe our success relies on the strategies, vision, efforts and technical expertise of our directors and key management personnel, including Mr. Song Jinan, Dr. Huang Weida and Dr. Du Wen Min. The resignation or departure of any of these key people could have a material adverse impact on our operations and future prospects. In addition, if any of these key people join a competitor or form a competing company, we could lose customers and incur additional expenses to recruit replacements and train personnel. We have entered into standard form confidentiality agreements with our technical employees with the exception of our directors and our key executives, which contain non-competition clauses. We do not maintain key-man life insurance for any of our key executives.

Failure to attract and retain qualified employees may adversely affect our business.

Our continued success depends largely on our ability to attract and retain highly skilled executive, managerial and technical employees. We may face difficulties in recruiting skilled personnel in our industry due to its specialized nature. If we are unable to attract and retain a sufficient number of suitably skilled and qualified personnel, our business would be materially and adversely affected. We may also have to pay substantial wages to attract sufficient numbers of skilled employees and professionals, which may adversely affect our operating margins.

We are not insured against potential losses and could be seriously harmed by natural disasters, catastrophes or acts of war.

Our facilities and inventories could be materially damaged by hurricanes, floods and other natural disasters, catastrophes, acts of war or other catastrophic circumstances. We do not maintain insurance covering such events. If any of these events occur, we could incur material losses and liabilities, which could negatively affect our operating results.

We may incur material product liability claims, which could increase our costs and adversely affect our reputation, revenues and operating income.

As a manufacturer of products designed for human consumption, we are subject to product liability claims that the use of our products has resulted in injury. Our products contain three types of live bacteria, lactobacillus acidophilus, bifidobacterium bifidum and bifidobacterium adolescentis, which fall within the nine types of “good” live bacteria that are approved for direct sale to the public in China as health food. We obtain our bacteria from human sources. Although we believe this reduces the risk that it will be rejected by the human body, there can be no assurance that consumption of such bacteria could not result in adverse health effects. We do not maintain any product liability insurance. A product liability claim against us could result in costly litigation and could adversely affect our reputation with our customers, which in turn could adversely affect our revenues and operating income.

Our revenues primarily depend on sales of one product and a decline in sales of this product could cause our revenues to decrease.

We have derived the majority of our revenue from the sale of our Shining Essence product. Sales of this product represented approximately 68% and 61% of our total sales for the years ended March 31, 2006 and 2007, respectively and 62% and 58% of our total sales for the six months ended September 30, 2006 and 2007, respectively. We expect that Shining Essence will continue to account for a large portion of our revenues for the foreseeable future. Any factors adversely affecting the pricing of, demand for or market acceptance of Shining Essence, including increased competition, could cause our revenues to decline and our business and future operating results to suffer.

If our products fail to keep pace with advances in the industry, they may be displaced by competitors’ newly developed products.

Other companies in our industry may gain significant competitive advantages by introducing new products to the market, delivering constant innovation in products and techniques and offering competitive prices. Our future growth partially depends on our ability to develop products that are more effective in meeting consumer needs. In addition, we must be able to manufacture and effectively market those products. The sales of our existing products may decline if a competing product is introduced by other companies.

We may have difficulty competing with larger and better financed companies in our industry, which could require us, among other things, to lower our prices and could result in the loss of our customers.

Some of our existing and future competitors may have greater technical and financial resources than we do and may use these resources to pursue a competitive position that threatens our products. Our products could be rendered obsolete or uneconomical by the development of new products to treat conditions addressed by our products, as a result of technological advances affecting the cost of production, or as a result of marketing or pricing action by one or more of our competitors.

Additionally, with China’s accession to the World Trade Organization, the Chinese government has undertaken to open up the Chinese market to foreign companies. China reduced its average import tariff rate overall to 11.50% in 2003 and has further reduced it to 9.90% in 2005. As a result, foreign competitors may form alliances with or acquire companies in our industry in China. Intensified competition from these foreign competitors may lead to lower profit margins due to price competition, loss of customers and slower than anticipated growth.

Unfavorable publicity or research reports casting a negative light on our industry or our products could change consumer perceptions and have an adverse affect on our ability to market and sell our products.

We believe that our industry is affected by media attention. Future research reports or publicity about the quality of products in our industry generally, or our products in particular, could have a material adverse effect on our business. Scientific research to date is preliminary and there can be no assurance that future scientific research or publicity will be favorable to our industry or any particular product or consistent with earlier favorable research or publicity. Adverse publicity could arise even if the adverse effects associated with such products resulted from consumers’ failure to consume such products appropriately. Given our dependence upon consumer perceptions, adverse publicity, whether or not accurate, associated with illness or other adverse effects resulting from the consumption of our products or any similar products distributed by other companies could have a material adverse effect on our business.

Our planned expansion into the bulk additive business may not generate sufficient revenues and the construction of our new facility to accommodate this business may result in increased costs and losses.

We intend to expand our operations into the bulk additive business through the supply of high quality probiotics to be used as additives in dairy products to manufacturers in China. We plan to construct a new production plant with a 150-ton capacity which can accommodate our new bulk additive business. This will expose us to many risks, including the following:

•	there may not be sufficient market demand for bulk probiotics additives or our products in particular;

•	we may experience delays and cost overruns during construction of our new facility which may result in losses; and

•	we may experience substantial start up losses when the plant is first commissioned.

Our plans to geographically expand our marketing and sales efforts and directly sell our products directly to retail consumers may fail.

To date, we have only sold our products in the greater Shanghai area and Changchun. We currently intend to expand our marketing and sales efforts to the rest of China. There is no assurance that we will receive the same level of public demand for our products in other parts of China.

In addition, we have been selling through distributors since our first product, Shining Essence, was launched in the market in April 2001. We opened our first retail store in March 2006. We intend to expand our operations by opening additional new retail stores to facilitate direct sales of our products to customers. There is no assurance that we can successfully implement our direct selling model.

As we increase the geographic area of our selling efforts and implement a direct selling model, there is a risk that our current systems may not be able to accommodate the increased volume or the complexity of the future business. Our short term operating results may be adversely affected as additional capital investments will have to be made for system upgrades, replacements or improvements.

We face potential tax exposure.

Our principal operations are in China. Business enterprises established in China are subject to income taxes and value added taxes under Chinese tax laws and regulations unless they have exemptions. In January 2006 we made tax payments to the Chinese tax authorities for 2005. Our management believes that our operations in China were exempted from income taxes and value added taxes for all prior years because we had been recognized by the local government as an advanced technology enterprise. However, we have never received a written confirmation from the appropriate tax authorities for the tax exemption status of our operations in China. As a result, there is no way to ascertain the position which may be taken by the relevant Chinese tax authorities in the future. Accordingly, our financial statements contain full provisions for all applicable tax liabilities (other than potential tax penalties), plus surcharge, for all prior calendar years for such taxes. Such provisions for tax liabilities and surcharge will be reversed out of the financial statements at the appropriate point in the future.

According to Chinese tax regulations, outstanding tax payable in China for the calendar years prior to 2005 may be subject to potential penalties for the late payment of taxes which is calculated on the basis of 0.5 times to five times the amount of taxes payable, which amount to $4.88 million (if calculated based on 0.5 times of taxes payable) to $49 million (if calculated based on five times of the amount of taxes payable) as of September 30, 2007. The Group has reserved for the payment of taxes that may be owed for calendar years prior to 2005 and any associated interest surcharges in its financial statements until the matter is fully resolved. However, the Group has not reserved for any associated penalties.

In addition, in connection with dividends paid to the Shining shareholders between April 2003 to June 2005, Shining did not deduct a withholding tax at the rate of 20% as required by applicable Chinese laws and regulations. No provision for the potential tax penalties with respect to this matter has been made in our financial statements. However, we face potential for the payment of penalties for this failure to withhold taxes if the Chinese authorities pursue this matter.

We may not be able to protect our intellectual property against claims by other parties or enforce our rights with respect to our intellectual property.

We have not purchased or applied for any patents other than three registered Chinese patents in respect of the packaging processes and technologies we use in our production process and a pending registration of a patent regarding the production of one of our products, as we are of the view that it would not be cost-effective to do so at this time. Without patents, we may have no legal recourse in the event that our processes and technologies are replicated by other parties. If our competitors are able to replicate our processes, technologies and systems at lower costs, we may lose our competitive advantage and our profitability will be adversely affected.

In addition, we believe that over the last five years our “Shining” brand has become a highly recognizable brand in our industry in Shanghai. To protect this brand, which we consider important to our continued success, we have registered four trademarks in China. If our competitors introduce products of inferior qualities to the market using trademarks that are confusingly similar to the “Shining” trademarks, our reputation and operating results will be adversely affected.

From time to time, we may have to resort to litigation to enforce our rights with respect to our intellectual property. This type of litigation could result in substantial costs and diversion of our resources, which would adversely affect our results of operations.

Management by a small team of officers may create conflicts of interests and impede the successful implementation of our growth plans.

Mr. Song and Mr. Li, our only executive officers, are responsible for all managerial functions of our company. This concentration of management could be disadvantageous to stockholders with interests different from those of Mr. Song or Mr. Li. In addition, without a more complete executive management team we may not be able to implement our growth plans, which could adversely affect our results of operations. We currently plan on hiring additional employees to complete our management team, but we cannot assure you that we will be able to successfully locate or hire suitable candidates.

Risks Related to Government Regulations

We are subject to government regulation in China, and changes in Chinese regulations may substantially increase the cost of manufacturing and selling our products.

The manufacturing and marketing of our products are subject to various governmental regulations in China. Government regulation includes inspection of and controls over manufacturing, safety and environmental controls, efficacy, labeling and the sale and distribution of wellness products.

As a company which produces probiotics supplements, we are subject to the Law on the Food Conditions of the PRC which became effective on October 30, 1995, the Administrative Rules for Healthy Food promulgated by the Ministry of Health on March 15, 1996 which became effective on June 1, 1996, the Notice of Circulating the Appraisal Standard of Fungal and Good-Live-Bacterial Healthy Food and its appendixes-Appraisal Standard of Fungal and Good-Live-Bacterial Healthy Food, and List of Good-Live-Bacteria Applicable for Healthy Food, promulgated by the Ministry of Health which became effective on March 23, 2001, the Administration Rules for the Registration of Healthy Food (experimental) promulgated by the State Food and Drug Administration on April 30, 2005 which became effective on July 1, 2005, and other relevant rules and regulations issued by the Ministry of Health and the State Food and Drug Administration. In addition, Shining is a Chinese corporation and therefore is subject to the Company Law of China and more specifically to the Foreign Company provisions of the Company Law and the Law on Foreign Capital Enterprises of China.

Our industry is relatively new in China, and the manner and extent to which it is regulated is evolving. Changes in existing laws or new interpretations of such laws may have a significant impact on our methods and costs of doing business. For example, new legislative proposals that affect our product pricing, reimbursement levels, approval criteria and manufacturing requirements may be proposed and adopted.

The costs of compliance with current or future legislation or regulatory requirements may be significant, and could force us to curtail our operations or otherwise have a material adverse effect on our financial condition, results of operations or cash flows. For example, we have obtained three licenses and permits which are required for us to operate our business in China. If the regulations regarding these licenses and permits is changed, it may be materially burdensome for us to obtain or renew these licenses and permits or they may be otherwise unavailable.

Government regulation of our retail prices and advertising methods may adversely affect our results of operations.

We are subject to government regulations with respect to the prices we charge, the rebates we may offer to customers and our marketing methods. In addition, we are required to obtain approval from Chinese government authorities regarding the contents of advertisements related to our products before they can be published. If the Chinese government requires that we set our retail prices at undesirable prices or significantly limits our ability to advertise our products, it could have a material adverse effect on our results of operations.

We may not be able to obtain regulatory approvals for our products or reimbursement from the sale of our products.

The manufacture and sale of our products in China is highly regulated by a number of state, regional and local authorities. These regulations significantly increase the difficulty and costs involved in obtaining and maintaining regulatory approval for marketing new and existing products. In addition, our future growth and profitability are, to a significant extent, dependent upon our ability to obtain timely regulatory approvals from the relevant authorities.

Risks Related to Doing Business in China

Adverse changes in China’s economic, political and social conditions and government policies could have a material adverse effect on the overall economic growth of China, which could adversely affect our results of operations and financial condition.

We currently conduct our business solely in China. Changes in the economic and political situation in China and the economic, financial, fiscal and other policies adopted by the Chinese government may affect our operations, performance and profitability. The economy of China differs from the economies of most developed countries in many respects, including:

•	structure;

•	extent of government involvement;

•	level of development;

•	growth rate;

•	control of foreign exchange; and

•	allocation of resources.

China’s economy has traditionally been subject to central planning, with a series of economic plans promulgated and implemented by the Chinese government. Over the past 25 years, the Chinese government has been reforming the economic and political systems in China in an attempt to achieve economic and social advancements. Many of these reforms were unprecedented and are expected to continue while political, economic and social factors may also lead to further adjustments to China’s reform measures. These reforms and adjustments may not always have a positive effect on our operations. Accordingly, we cannot assure you that our performance and profitability will not be adversely affected from these measures. In addition, there is no assurance that the Chinese government will continue to pursue economic liberalization and other reforms.

Macroeconomic measures taken by the Chinese government may cause the Chinese economy to slow down.

In response to concerns relating to China’s high rate of growth in industrial production, bank credit, fixed investment and money supply and growing inflationary pressures, the Chinese government has taken measures to slow economic growth to a more manageable level. Among the measures that the Chinese government has taken are restrictions on bank loans in certain sectors and the increase of interest rates. We cannot assure you that those measures will not result in a slowdown in economic growth and hence a reduction in demand for consumer products in China. These measures and any additional measures could contribute to a slowdown in the Chinese economy and could potentially cause the economy to enter a recession, which could have an adverse impact on demand for a wide range of products in China, including our products.

There are uncertainties regarding interpretation and enforcement of Chinese laws and regulations.

China’s legal system is a civil law system based on statutory law. Prior legal decisions and judgments have little precedential value. China is still in the process of developing a comprehensive statutory framework and its legal system is still considered to be underdeveloped in comparison with the legal systems in some western countries. Since 1979, the Chinese government has formulated and enacted a large number of laws and regulations governing economic matters, securities activities and foreign investments.

Despite significant development in its legal system, China does not have a comprehensive system of laws. The interpretation of Chinese law by courts and tribunals may be inconsistent and influenced by government policies and other considerations. In addition, the enforcement of existing laws and regulations can be uncertain and unpredictable. Judgments and arbitration rulings may be unenforceable. The promulgation of new laws, changes to existing laws and inconsistent interpretation of laws could have a negative impact on our business.

All of our officers and directors, and substantially all of our assets, are located in China, thus it may be extremely difficult to acquire jurisdiction and enforce liabilities against our officers, directors and assets.

Because our executive officers and directors are Chinese citizens it may be difficult, if not impossible, to acquire jurisdiction over them in the event a lawsuit is initiated against us or our officers or directors by a stockholder or group of stockholders in the United States. We anticipate that our future officers and directors will also be Chinese citizens. Because the majority of our assets are located in China, it would also be extremely difficult to access those assets to satisfy an award entered against us in U.S. court.

Restrictions on currency exchange may limit our ability to receive and use our revenues effectively.

Since almost all of our future revenues may be in the form of Renminbi, any future restrictions on currency exchanges may limit our ability to use revenue generated in Renminbi to fund any future business activities outside China or to make dividend or other payments in U.S. dollars. There are significant restrictions on convertibility of the Renminbi for current account transactions, including primarily the restriction that foreign invested enterprises may only buy, sell or remit foreign currencies, after providing valid commercial documents, at those banks authorized to conduct foreign exchange business. In addition, conversion of Renminbi for capital account items, including direct investment and loans, is subject to governmental approval in China, and companies are required to open and maintain separate foreign exchange accounts for capital account items. We cannot be certain that the Chinese regulatory authorities will not impose more stringent restrictions on the convertibility of the Renminbi, especially with respect to foreign exchange transactions.

Risks Related to our Common Stock

Shares of our common stock which are eligible for immediate sale by our stockholders may decrease the market price of our common stock.

We had 17,080,000 shares outstanding as of November 14, 2007, including approximately 1,537,470 shares which are free trading and may be sold immediately by our stockholders and 5,013,102 shares which are covered under this prospectus. If our stockholders sell substantial amounts of our common stock, or there is a perception in the market that such sales may occur, then the market price of our common stock could decrease.

Concentration of our ownership by our President and Chief Executive Officer and a director and his family may dissuade new investors from purchasing our securities which could result in a lower trading price for our securities than if our ownership was less concentrated.

As of November 14, 2007, Mr. Song, our President and Chief Executive Officer and a director, owned 29.8% of our outstanding common stock, and members of his family owned an additional 20.3% of our common stock. As a result, Mr. Song has the ability to exert substantial influence or absolute control over all matters requiring approval by our stockholders, including the election and removal of directors, any proposed merger, consolidation or sale of all or substantially all of our assets and other corporate transactions. This concentration of control could be disadvantageous to other stockholders with interests different from those of Mr. Song. For example, Mr. Song could delay or prevent an acquisition or merger even if the transaction would benefit other stockholders. In addition, this concentration of share ownership may adversely affect the trading price for our common stock because investors often perceive disadvantages in owning stock in companies with a significant concentration of ownership among a limited number of stockholders.

Our common stock price has been volatile, and you may not be able to sell your shares at or above the price that you pay for the shares.

Our common stock is currently quoted on the OTC Bulletin Board. Securities quoted on the OTC Bulletin Board tend to be highly illiquid, in part because there is no national quotation system by which potential investors can track the market price of shares except through information received or generated by a limited number of broker-dealers that make markets in particular stocks. There is a greater chance of market volatility for securities that trade on the OTC Bulletin Board as opposed to a national exchange or quotation system. This volatility may be caused by a variety of factors including:

•	the lack of readily available price quotations;

•	the absence of consistent administrative supervision of “bid” and “ask” quotations;

•	lower trading volume; and

•	market conditions.

The price of our common stock has historically been volatile and our investors experience wide fluctuations in the market price of our securities. These fluctuations may have an extremely negative effect on the market price of our securities and may prevent you from obtaining a market price equal to your purchase price when you attempt to sell our securities in the open market. In these situations, you may be required to either sell our securities at a market price which is lower than your purchase price, or to hold our securities for a longer period of time than you planned.

Volatility in the price of our common stock may cause it to be classified as penny stock which will result in limits on trading and our stock price could decline.

Because our common stock is volatile, it may in the future fall under the SEC definition of “penny stock”, if our common stock is classified as “penny stock” we expect trading in our common stock, if any, to be limited because broker-dealers are required to provide their customers with disclosure documents prior to allowing them to participate in transactions involving our common stock. These disclosure requirements are burdensome to broker-dealers and may discourage them from allowing their customers to participate in transactions involving our common stock.

Rules promulgated by the SEC under Section 15(g) of the U.S. Securities Exchange Act of 1934, or Exchange Act, require broker-dealers engaging in transactions in penny stocks, to first provide to their customers a series of disclosures and documents, including:

•	a standardized risk disclosure document identifying the risks inherent in investment in penny stocks;

•	all compensation received by the broker-dealer in connection with the transaction;

•	current quotation prices and other relevant market data; and

•	monthly account statements reflecting the fair market value of the securities.

In addition, these rules require that a broker-dealer obtain financial and other information from a customer, determine that transactions in penny stocks are suitable for such customer and deliver a written statement to such customer setting forth the basis for this determination.

Our preferred stock may make a third-party acquisition of our company more difficult which in turn would make a purchase of our shares less desirable, thereby potentially reducing our stock price or the liquidity of our shares.

Our certificate of incorporation authorizes our board of directors to issue up to 10,000,000 shares of preferred stock having such rights as may be designated by our board of directors, without stockholder approval. However, pursuant to the terms of the Investors’ Rights Agreement we entered into in connection with the share exchange, we are restricted from issuing preferred stock for a period of two years from the date of such agreement without first obtaining the approval of the holders of at least 75% of our outstanding shares of common stock. The issuance of preferred stock could inhibit a change in our control by making it more difficult to acquire the majority of our voting stock and thereby making the purchase of our shares by new investors less likely. A lesser interest in the purchase of our shares could reduce our market price or make it more difficult for stockholders to sell their shares. No shares of preferred stock are currently outstanding.

We do not anticipate paying dividends.

We do not anticipate paying dividends in the foreseeable future. Also, pursuant to the terms of the Investors’ Rights Agreement we entered into in connection with the share exchange, we are restricted from authorizing the payment of dividends for a period of two years from the date of such agreement without the approval of the holders of at least 75% of our outstanding shares of common stock. Any dividends which we may pay in the future will be at the discretion of our board of directors and will depend on our future earnings, any applicable regulatory considerations, our financial requirements and other similarly unpredictable factors. For the foreseeable future, we anticipate that we will retain any earnings which we may generate from our operations to finance and develop our growth.

FORWARD-LOOKING STATEMENTS

The information in this prospectus contains forward-looking statements which involve risks and uncertainties, including statements regarding our capital needs, business strategy and expectations. Any statements contained in this prospectus that are not statements of historical fact may be deemed to be forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “may,” “should,” “will,” “expect,” “plan,” “intend, “ “anticipate,” “believe,” “estimate,” “predict,” “potential,” “forecast,” “project” or “continue,” the negative of such terms or other comparable terminology.

You should not rely on forward-looking statements as predictions of future events or results. Any or all of our forward-looking statements may turn out to be wrong. They can be affected by inaccurate assumptions, risks and uncertainties and other factors which could cause actual events or results to be materially different from those expressed or implied in the forward-looking statements.

In evaluating these statements, you should consider various factors, including the risks described in this prospectus under “Risk Factors” and elsewhere. These factors may cause our actual results to differ materially from any forward-looking statement. In addition, new factors emerge from time to time and it is not possible for us to predict all factors that may cause actual results to differ materially from those contained in any forward-looking statements. We disclaim any obligation to publicly update any forward-looking statements to reflect events or circumstances after the date of this prospectus, except as required by applicable law.

USE OF PROCEEDS

We will not receive any proceeds from the sale by the selling stockholders of the shares of common stock covered by this prospectus.

PRICE RANGE OF OUR COMMON STOCK AND OTHER STOCKHOLDER MATTERS

Market Information

Our common stock has been quoted on the OTC Bulletin Board since August 11, 2005. It is currently quoted under the symbol “CHBT” and, prior to April 4, 2006, was quoted under the symbol “OTRS.” Quotations for our common stock reflect inter-dealer prices without retail mark-up, mark-down or commission and may not necessarily represent actual transactions. We have generally had very low trading volume for our common stock. Set forth below is information with respect to the high and low sales prices of our common stock for the periods indicated. There were no reported sales of our common stock on the OTC Bulletin Board prior to November 29, 2005.

Period	High	Low
Quarter Ended December 31, 2005 (1)	$1.01	$1.01
Quarter Ended March 31, 2006	$8.00	$1.01
Quarter Ended June 30, 2006	$9.00	$5.00
Quarter Ended September 30, 2006	$9.25	$5.25
Quarter Ended December 31, 2006	$8.10	$5.60
Quarter Ended March 31, 2007	$14.50	$6.50
Quarter Ended June 30, 2007	$9.75	$7.40
Quarter Ended September 30, 2007	$11.80	$8.25
Quarter Ended December 31, 2007 (through November 20, 2007)	$12.95	$8.15

(1) Consists of one sale on November 20, 2005.

Security Holders

At November 14, 2007 there were 17,080,000 shares our common stock outstanding held by approximately 46 stockholders of record.

Dividend Policy

We have not historically paid any cash dividends and do not intend to pay any dividends in the foreseeable future. We plan to use retained earnings, if any, to finance our growth. Also, pursuant to the terms of the Investors’ Rights Agreement we entered into in connection with the share exchange, we are restricted from authorizing the payment of any dividends for a period of two years from the date of such agreement without the approval of the holders of at least 75% of our outstanding shares of common stock. The declaration and payment of dividends in the future will be determined by our board of directors in light of conditions then existing, including our financial condition, capital requirements and restrictions in our financing agreements.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF RESULTS OF
OPERATIONS AND FINANCIAL CONDITION

The following discussion should be read in conjunction with the financial statements and the notes thereto and the other financial information appearing elsewhere in this document. You are also urged to carefully review and consider our discussions regarding the various factors which affect our business, including the information provided under the caption “Risk Factors.”

General

We were incorporated under the name Otish Resources, Inc. in Delaware in February 2003. Until March 2006 we were a mineral exploration stage company specializing in acquiring and consolidating mineral properties with potential for commercial ore bodies. Although we conducted some preliminary exploration work with respect to our mineral properties, we never achieved full operations with respect to our mineral properties. We had never generated any revenue from our mineral exploration operations. We incurred a total of expenses of $257,914 from inception to February 28, 2006.

On March 22, 2006, we entered into and completed a securities exchange transaction with SGI and the shareholders of SGI, pursuant to which the SGI shareholders transferred all of the equity securities of SGI to us in exchange for an aggregate of 15,980,000 shares of our common stock. We refer to this transaction in this prospectus as the share exchange. At the closing of the share exchange, SGI became our wholly-owned subsidiary. Immediately after the share exchange and related transactions described elsewhere in this prospectus, the former SGI shareholders and their designees collectively owned 98.7% of our common stock. As a result of the share exchange, we are no longer a mineral exploration stage company, and SGI’s business operations become our primary operations. We are currently engaged in the research, development, production, marketing and distribution of probiotics products. These products contain live microbial food supplements which beneficially affect the host by improving its intestinal microbial balance. See “Business - History”.

We accounted for the share exchange as a recapitalization whereby the historical financial statements and operations of the SGI become our historical financial statements, with no adjustment to the carrying value of the assets and liabilities. Our issued and outstanding common stock immediate prior to the share exchange is accounted for at the net book value at the time of the transaction.

Upon consummation of the share exchange, we changed our fiscal year end from August 31 to March 31 to conform to the year end date of SGI. We filed a quarterly report on Form 10-QSB on April 14, 2006 for the quarter ended February 28, 2006. This quarterly report was our last filing under our previous fiscal year end date of August 31, and as a mineral exploration stage company. In our future filings with the SEC, we will report our business activities as a manufacturer and distributor of probiotics products based on our new fiscal year end date of March 31. SGI’s historical financial statements will become our historical financial statements.

The results of operations related to Otish Resources, Inc., as a mineral exploration stage company, are not material and are therefore not included in the discussion below. Unless otherwise noted, all references to the “company,” “we,” “us” and “our” hereafter in this section refer to the current business of China-Biotics, Inc. or the historical business of SGI and its subsidiaries, as applicable.

In this prospectus, we use the “Current rate method” to translate the financial statements of SGI from HKD into U.S. Dollars, and to translate the financial statements of Shining from RMB into U.S. Dollars, as required under the Statement of Financial Accounting Standards No. 52, “Foreign Currency Translation” issued by the Financial Accounting Standards Board. The assets and liabilities of SGI and Shining, except for the paid-up capital, are translated into U.S. Dollars using the rate of exchange prevailing at the balance sheet date. The paid-up capital is translated at the historical rate. Adjustments resulting from the translation of SGI’s and Shining’s balance sheets from HKD and RMB into U.S. Dollars are recorded in shareholders’ equity as part of accumulated comprehensive income. The statement of operations is translated at average rates during the reporting period. Gains or losses resulting from transactions in currencies other than the functional currencies are reflected in the statement of operations for the reporting periods. The statement of cash flows is translated at average rates during the reporting period, with the exception of issue of share and payment of dividends which are translated at the historical rates. Due to the use of different rates for translation, the figures in the statement of changes in cash flows may not agree with the differences between the year end balances as shown in the balance sheets.

Overview

We manufacture and sell probiotics products. Probiotics comprise mainly live bacteria, which we produce using advanced proprietary fermentation technology. Currently, our products are only sold in the Greater Shanghai region.

The products are mainly sold to distributors, which then distribute them to various retail outlets such as drug stores and supermarkets. During the year ended March 31, 2007 and the six months ended September 30, 2007 substantially all our sales revenue comprised amounts receivable from the distributors for the sale of these products. Typically, 60 to 90 days’ credits are given to the distributors.

Our first product, Shining Essence, which was launched in April 2001, remains our best-selling product. Sales of Shining Essence represented approximately 68% and 61% of our total sales for the years ended March 31, 2006 and 2007, respectively and approximately 62% and 58% of our total sales for the six months ended September 30, 2006 and 2007, respectively. In addition to Shining Essence, we have successfully created other new products, such as Shining Signal. As we release new products in the future, we expect the percentage contribution of Shining Essence to our total sales to decrease. As our products comprise mainly live bacteria, which are reproduced by fermentation, we have historically had a low cost of production.

We intend to expand our sales to other cities in China through a combination of distributors and our own stores, which we also refer to as training and logistics centers. In this regard, we opened our first pilot store in Shanghai in March 2006 and intend to open over 300 stores over the next two years. We expect that the additional demands from opening new stores will be met initially by increasing production from our existing plant, which currently has spare capacity, and in the longer term from our new plant. We expect that our stores will have a combination of full time staff and part time agents who will receive sales commissions. With our direct sales network, we will be selling to the end users, thereby capturing the margin previously made by our distributors and retail outlets. However, with more staff and agents there will be more selling and general and administrative expenses, with the result that we do not expect significant changes to our overall profit margins.

Our management believes that as China becomes more affluent, its citizens are becoming more health conscious. This has led to higher demand for health and functional food such as probiotics and yogurt. In addition, probiotics are increasingly used as additives in the production of infant formula. According to statements made by the Nutrition Development Centre of National Development and Reform Commission in China, effective April 1, 2007, probiotics will be added to baby milk powders produced in China. Currently, the probiotics used in China for such purposes are imported. To capitalize on what we believe is a significant opportunity in this area, we have started a plan to construct a plant that will enable us to capture the anticipated demand for food additives. We expect the new plant will commence production in the third quarter of 2008 and start to make significant contribution to our earnings in our 2009 fiscal year. The costs for business expansion, expected to be approximately $18 million for the first phase, will be financed by our internal working capital. On March 21, 2006, Growing State, our subsidiary, entered into an agreement with Shanghai Qingpu Industrial Park District Development (Group) Company Limited for the lease of 73,157 square meters of land in the Shanghai Qingpu Industrial Park District on which we will construct this plant. The agreement provides for the payment of leasing fees of approximately $2 million, 10% of which we paid on April 11, 2006 as a deposit, to be refunded upon payment in full of the aggregate lease amount. Payment of $2,100,828 will be due immediately before the issuance of approval documents regarding the land by the Qingpu People’s Republic Government. We are in the process of applying for the necessary approval documents and our management believes that we may obtain the approval documents by the end of the third quarter of fiscal year 2008. If we fail to timely make this payment, we may be subject to monetary penalties, and the other party will have the right to terminate the agreement if it has not received payment within 30 days of such payment becoming due.

Our management believes that the following trends in China will have an important impact on, and present significant opportunities for, our business:

•
Increasing demand for functional food products. As the discretionary income and health-consciousness of the average Chinese consumer increase, we expect the demand for functional foods and dietary supplements to increase.

•
Curtailment of the use of antibiotics and government support for probiotics. China has the highest per capita consumption of antibiotics in the world. To curtail the overuse of antibiotics, the Chinese government has taken steps to limit the use of antibiotic drugs. Moreover, the Chinese State Food and Drug Administration has also acknowledged that probiotics are beneficial for human health.

•
Increasing demand for dairy product additives. The demand for functional foods and foods that use probiotic supplements is growing at a significant rate and our management believes that it will continue to do so. According to statements made by the Nutrition Development Centre of National Development and Reform Commission in China, effective April 1, 2007, probiotics will be added to baby milk powders produced in China.

Our management expects to capitalize on the opportunities created by these trends to achieve significant growth through:

•
The introduction of bulk additives products. We believe we are poised to achieve first-mover advantage in the bulk additive business for functional foods through the completion of our 150-ton capacity plant, which is scheduled to commence production in the third quarter of 2008 and which we believe will start to make significant contribution to our earnings in our 2009 fiscal year. Management estimates that Phase 1 of the project, which involves constructing a facility capable of producing 150 tons of probiotics per annum, will cost $18 million, $16 million of which is expected to be paid in the third quarter of fiscal year 2008 and the balance by the end of fiscal year 2008. Subsequent phases of this project will only commence when demand for probiotics has exceeded the production capacity of the Phase 1 facility, and may increase the overall project costs to an estimated $30 million. The construction cost of the plant will be funded by cash at hand and cash inflow from operations. On March 21, 2006, Growing State, our subsidiary, entered into an agreement with Shanghai Qingpu Industrial Park District Development (Group) Company Limited for the lease of 73,157 square meters of land in the Shanghai Qingpu Industrial Park District on which we will construct this plant. The agreement provides for the payment of leasing fees of approximately $2 million, 10% of which we paid on April 11, 2006 as a deposit, to be refunded upon payment in full of the aggregate lease amount. Payment of $2,100,828 will be due immediately before the issuance of approval documents regarding the land by the Qingpu People’s Republic Government. We are in the process of applying for the necessary approval documents. Our management believes that approval is likely, although it is not assured, and that approval may be obtained by the end of the third quarter of fiscal year 2008. If we fail to timely make this payment, we may be subject to monetary penalties, and the other party will have the right to terminate the agreement if it has not received payment within 30 days of such payment becoming due.

•
The geographical expansion of retail sales through direct sales and traditional sales channels. We intend to expand our sales to other cities in China through a combination of distributors and our own stores. In this regard, we opened our first pilot store in Shanghai in March 2006 and intend to open over 300 stores over the next two years. We expect that the additional demands from opening new stores will be met initially by increasing production from our existing plant, which currently has spare capacity, and in the longer term from our new plant that will have a capacity of 150-300 tons. The initial, 150-ton phase of our new plant is scheduled to commence operations in the third quarter of 2008. With our direct sales network, we will be selling to the end users, thereby capturing the margin previously made by our distributors and retail outlets. However, with more staff and agents there will be more selling and general and administrative expenses, with the result that we do not expect significant changes to our overall profit margins.

•
The development of new products. We have introduced several new products which are sold exclusively in our stores. We plan to continue to develop new products aimed at improving the general health conditions of humans, enhancing their immune system and reducing health problems to strengthen our product pipeline so that we may offer a wider array of products for sale in the Shining stores.

Our operation is generally not labor-intensive. We employed 266 people as of September 30, 2007. The construction of our new plant and the creation of the new direct sales network will result in significant increases in our number of employees as we expect to add over 1,000 staff and employees over the next two years. We also intend to recruit senior executives to strengthen our management team. However, as wages in China are relatively inexpensive, we expect that labor costs will remain insignificant.

Our principal operations are in China and we are subject to income taxes and value added taxes under Chinese tax laws and regulations unless there are exemptions. We have made tax payments to the Chinese tax authorities for 2005 and have made regular tax payments for subsequent periods. Our management believes that our operations in China were exempted from income taxes and value added taxes for all prior years because we had been recognized by the local government as an advanced technology enterprise. However, we have never received a written confirmation from the appropriate tax authorities for the tax exemption status of our operations in China. As a result, there is no way to ascertain the position which may be taken by the relevant Chinese tax authorities in the future. We have made full provisions in our financial statements for all applicable tax liabilities, plus surcharge, for all prior calendar years. Such provisions for tax liabilities and surcharge will be reversed out of the financial statements at the appropriate point in the future. According to Chinese tax regulations, outstanding tax payable in China for the calendar years prior to 2005 may be subject to potential penalties for the late payment of taxes which is calculated on the basis of 0.5 times to five times the amount of taxes payable. Provisions for these potential tax penalties have not been made in our financial statements.

Results of Operations for the Fiscal Quarter Ended September 30, 2006 Compared with the Fiscal Quarter Ended September 30, 2007

We achieved a net sales of $8.18 million and $17.7 million in the three months and six months ended September 30, 2007, respectively, which was 49% and 31% above our net sales of $5.46 million and 13.4 million respectively for the three months and six months ended September 30, 2006, respectively. Our growth in net sales primarily resulted from growth in the sales volume of our products. Shining Essence continued to be our best selling product, accounting for 62% of our sales revenue in the quarter ended September 30, 2007 (61% in the quarter ended September 30, 2006).

Our sales revenue was $8.18 million for the quarter ended September 30, 2007, which was 49.7% above our sales revenue of $5.46 million for the quarter ended September 30, 2006. The increase in sales revenue was primarily due to an increase in the sales volume of our products. The average unit selling prices of Shining Golden Shield, Shining Signal and Shining Energy decreased reflecting an increase in the percentage sales of smaller packages offset by increases in the selling prices resulting from increases in sales through our Shining stores. The rate of the sales volume growth of Shining Golden Shield, Shining Signal and Shining Energy were 109%, 23% and 63% respectively in the quarter ended September 30, 2007 (17%, 143% and 75% respectively in the quarter ended September 30, 2006).

As of September 30, 2007, we had a total of 22 direct sales retail outlets, 18 in Shanghai and 4 in Changchun. We intend to expand our sales to other cities in China through a combination of distributors and our own stores. In this regard, we intend to open over 300 stores over the next two years at an anticipated cost of approximately $11 million, which comprise mainly store fit out cost, rental deposits and working capital. Our existing retail stores show that they have short pay back periods within one year, on average

We have started to construct a new plant with an overall project cost of $30 million. Phase 1 of the project involves construction of a facility capable of producing 150 tons of probiotics per year and is estimated to cost $18 million, $16 million of which is expected to be paid by the third quarter of fiscal year 2008 and the balance by the end of fiscal year 2008. We expect that the first phase of the new plant will be completed by the end of the third quarter of 2008. Subsequent phases of this project will only commence when demand for probiotics has exceeded the production capacity of the Phase 1 facility.

As of September 30, 2007, we had no debt and $35.2 million in cash. Management believes that we have sufficient internal resources to fund the expansion of our retail stores and the new bulk additives plant.

Our business is not capital or labor intensive. Typically, 60% of our sales take place in the second half of our fiscal year because many of our customers purchase our products to give as gifts during the Chinese festivals that occur during this time of the year. While it is still too early to tell, we expect that our bulk additives sales will not be as seasonal because the bulk products are purchased by food manufacturers consistently throughout the year.

Our results for the three months and six months ended September 30, 2006 and 2007 are summarized below:

	Three months ended September 30, 2006		Three months ended September 30, 2007
	Amount	% of Net sales	Amount	% of Net sales
Net sales	$5,467,037	100.00%	$8,184,983	100.00%
Cost of sales	(1,650,364)	30.19%	(2,205,623)	26.95%
Gross profit	$3,816,673	69.81%	$5,979,360	73.05%
Operating expenses:
Selling expenses	$(952,454)	17.42%	$(1,926,756)	23.54%
General and administrative expenses	(384,734)	7.04%	(1,087,053)	13.28%
Total operating expenses	$(1,337,188)	24.46%	$(3,013,809)	36.82%
Income from operations	$2,479,485	45.35%	$2,965,551	36.23%
Other income and expenses:
Other income	$68,855	1.26%	$282	0%
Other expenses	(34,886)	0.64%	(13,011)	0.16%
Total other income (expenses)	$33,969	0.62%	$(12,729	0.16%
Income before taxes	$2,513,454	45.97%	$2,952,822	36.07%
Provision for income taxes	(932,091)	17.05%	(982,689)	12.00%
Net income	$1,581,363	28.93%	$1,970,133	24.07%

	Six months ended September 30,2006		Six months ended September 30,2007
	Amount	% of Net sales	Amount	% of Net sales
Net sales	$13,470,001	100.00%	$17,700,316	100.00%
Cost of sales	(4,009,103)	29.76%	(4,856,595)	27.44%
Gross profit	$9,460,898	70.24%	$12,843,721	72.56%
Operating expenses:
Selling expenses	$(2,221,986)	16.50%	$(3,243,100)	18.32%
General and administrative expenses	(790,724)	5.87%	(1,896,617)	10.71%
Total operating expenses	$(3,012,710)	22.37%	$(5,139,717)	29.03%
Income from operations	$6,448,188	47.87%	$7,704,004	43.53%
Other income and expenses:
Other income	$104,378	0.77%	$71,942	0.41%
Other expenses	(38,745)	0.29%	(19,935)	0.11%
Total other income (expenses)	$65,633	0.48%	$52,007	0.30%
Income before taxes	$6,513,821	48.35%	$7,756,011	43.83%
Provision for income taxes	(2,056,802)	15.27%	(2,245,645)	12.69%
Net income	$4,457,019	33.08%	$5,510,366	31.14%

Net sales

Net sales in our financial statements are stated at invoiced value less sales tax. Our net sales for the three months and six months ended September 30, 2006 and 2007 comprised the following:

	Three months ended September30,		Six months ended September 30,
	2006	2007	2006	2007
Invoiced value on sales	$5,500,785	$8,235,126	$13,555,277	$17,811,850
Less : sales tax	(33,748)	(50,143)	(85,276)	(111,534)
	$5,467,037	$8,184,983	$13,470,001	$17,700,316

Net sales of $8,184,983 for the quarter ended September 30, 2007 were 49.71% above net sales of $5,467,037 for the quarter ended September 30, 2006. Net sales of $17,700,316 for the six months ended September 30, 2007 were31.40% above net sales of $13,470,001 for the six months ended September 30, 2006. The increase was mainly attributable to increased sales volume.

The contributions of each product as a percentage of the total value on sales for the three months and six months ended September 30, 2006 and 2007 are summarized below:

	Three months ended September 30,		Six months ended September 30,
	2006	2007	2006	2007
Shining Essence Capsules	60.86%	62.59%	61.58%	58.22%
Shining Signal Capsules	22.21%	15.62%	20.71%	14.93%
Shining Golden Shield Capsules	8.44%	9.31%	8.73%	11.84%
Shining Energy Capsules	8.49%	7.91%	8.54%	10.18%
Miscellaneous	-%	4.57%	0.44%	4.82%
	100%	100%	100%	100%

Shining Essence continued to be our best selling product, accounting for 62% of our sales revenue in the three months ended September 30, 2007 (61% in the three months ended September 30, 2006) and accounting for 58% of our sales revenue in the six months ended September 30, 2007 (61% in the six months ended September 30, 2006). The reduction in the relative contribution of Shining Signal and Shining Energy to sales revenue was caused by relative increases in the sales of other products. New products, such as Shining Stomach Protection, Shining Beauty Essence, Shining Sicanel and Shining Bifidus Factor, accounted for 4% of our sales revenue in the three months ended September 30, 2007 (negligible in the three months ended September 30, 2006) (these new products are included in the “miscellaneous” category above).

Unit volume and unit prices comparatives (on the invoiced value of sales) for the three months and six months ended September 30, 2006 and 2007 are summarized below: We have repackaged our products for sale in our own Shining stores as well as through our new distributors. As a result, we have sold more packages with relatively smaller units. Hence, the unit sales volume increased while the unit selling prices of Shining Signal, Golden Shield and Energy capsules decreased.

		Percentages increase (decrease) from the prior year
		Three months ended September 30,
	2006			2007
	Unit volume	Selling prices	Overall increase /(decrease)	Unit volume	Selling prices	Overall increase /(decrease)
Shining Essence Capsules	4%	1%	5%	44%	4%	50%
Shining Signal Capsules	143%	2%	148%	23%	-16%	3%
Shining Golden Shield Capsules	17%	2%	19%	109%	-23%	61%
Shining Energy Capsules	75%	15%	101%	63%	-16%	37%
Miscellaneous	N/A	N/A	N/A	100%	N/A	100%

		Percentages increase (decrease) from the prior year
		Six months ended September 30,
	2006			2007
	Unit volume	Selling prices	Overall increase /(decrease)	Unit volume	Selling prices	Overall increase /(decrease)
Shining Essence Capsules	34%	-1%	33%	18%	1%	19%
Shining Signal Capsules	167%	-2%	162%	1%	-10%	-9%
Shining Golden Shield Capsules	38%	1%	39%	81%	-6%	70%
Shining Energy Capsules	100%	13%	126%	56%	-3%	51%
Miscellaneous	100	N/A	100	2205%	15	2551%

Cost of sales

Cost of sales for the three months ended September 30, 2007 was $2,205,623 compared with $1,650,364 for the three months ended September 30, 2006. Cost of sales for the six months ended September 30, 2007 was $4,856,595 compared with $4,009,103 for the six months ended September 30, 2006. The increase in cost of sales was primarily caused by an increase in sales volume. The increase in production volume has resulted in slightly lower overhead on a per unit basis.

Unit volume and unit costs comparatives for the three months and six months ended September 30, 2006 and 2007 are summarized below:

		Percentages increase (decrease) from the prior year
		Three months ended September 30,
	2006			2007
	Unit volume	Unit costs	Overall increase /(decrease)	Unit volume	Unit costs	Overall increase /(decrease)
Shining Essence Capsules	4%	-4%	-%	44%	4%	50%
Shining Signal Capsules	143%	-4%	133%	23%	-27%	-10%
Shining Golden Shield Capsules	17%	-8%	8%	109%	-40%	25%
Shining Energy Capsules	75%	9%	91%	63%	-25%	22%
Miscellaneous	100	N/A	100	100%	N/A	100%

		Percentages increase (decrease) from the prior year
		Six months ended September 30,
	2006			2007
	Unit volume	Unit costs	Overall increase /(decrease)	Unit volume	Unit costs	Overall increase /(decrease)
Shining Essence Capsules	34%	-5%	27%	18%	-2%	15%
Shining Signal Capsules	167%	-10%	140%	1%	-17%	-16%
Shining Golden Shield Capsules	38%	-8%	27%	81%	-20%	45%
Shining Energy Capsules	100%	4%	108%	56%	-4%	50%
Miscellaneous	100	N/A	100	2205%	101	2228%

Gross profit

Gross profit for the three and six months ended September 30, 2007 were $5,979,360 and $12,843,721, respectively, representing a growth of 57% and 36% as compared to the corresponding periods of last year. The increase in gross profit was primarily due to an increase in sales volume. Our products are sold at a premium at our own Shining stores. The average gross profit percentages increased as a result of increases in sales through our own Shining stores.

The average gross profit percentage for all of our products for the three months and six months ended September 30, 2006 and 2007 is summarized below:

	Three months ended September 30,		Six months ended September 30,
	2006	2007	2006	2007

Average for all products	69.81%	73.05%	70.24%	72.56%

Selling expenses

Selling expenses were $1,926,756 or 23.54% of net sales for the quarter ended September 30, 2007 compared with $952,454 or 17.42% of net sales for the quarter ended September 30, 2006. This increase in selling expenses was primarily caused by the gradual roll out of retail stores. As of September 30, 2007, we had a total of 22 retails stores in operation (as of September 30, 2006 -5 retails stores).

General and administrative expenses

General and administrative expenses were $1,087,053 or13.28% of net sales for the quarter ended September 30, 2007 compared with $384,734 or 7.04% of net sales for the quarter ended September 30, 2006. The increase of $702,319 was primarily due to additional research costs of $305,016, related to the development and launch of new products, and sponsorship fee of $110,611, for diary industry and health care products’ conferences in Shanghai.

Provision for income taxes

Provision for income taxes for the three months and six months ended September 30, 2006 and 2007 comprised the following items:

	Three months ended September 30,		Six months ended September 30,
	2006	2007	2006	2007
Income taxes	$407,933	$463,902	$1,122,764	$1,223,007
Surcharge at 0.5% per day on accrued taxes	524,158	518,787	934,038	1,022,638
Total provision for income	$932,091	$982,689	$2,056,802	$2,245,645

The increase in income taxes for the three months ended September 30, 2007 was due to higher income before taxes which increased 3.5%. The tax surcharge was accrued for unpaid taxes relating to calendar years prior to 2005.

Our principal operations are in China. Business enterprises established in China are subject to income taxes and value added taxes under Chinese tax laws and regulations unless they have exemptions. In January 2006, we made tax payments to the Chinese tax authorities for 2005 and have made regular tax payments for subsequent periods. Our management believes that our operations in China were exempted from income taxes and value added taxes for all prior years because we had been recognized by the local government as an advanced technology enterprise. However, we have never received a written confirmation from the appropriate tax authorities regarding the tax exemption status of our operations in China. As a result, there is no way to ascertain the position which may be taken by the relevant Chinese tax authorities in the future.  Accordingly, our financial statements contain full provisions for all applicable tax liabilities, plus surcharge, for all prior calendar years. Such provisions for tax liabilities and surcharge will be reversed out of the financial statements at the appropriate point in the future.

According to Chinese tax regulations, outstanding tax payable in China for the calendar years prior to 2005 may be subject to potential penalties for the late payment of taxes, which is calculated on the basis of 0.5 times to five times the amount of taxes payable. This amounts to $4.9 million (if calculated based on 0.5 times the taxes payable) to $49 million (if calculated based on five times the amount of taxes payable) as of September 30, 2007. The Group has reserved for the payment of taxes that may be owed for calendar years prior to 2005 and any associated interest surcharges in its financial statements until the matter is fully resolved. However, the Group has not reserved for any associated penalties as management believes that the probability of penalties being assessed is low because the Group has timely paid all taxes due and has informed the tax authorities of the matter.

Segment reporting

We have adopted the “products and services” approach for segment reporting. For the three months and six months ended September 30, 2006 and 2007, we had only one reporting segment--the probiotic products as health supplement. We manufactured and sold the probiotic products solely in China and delivered all shipments to destinations within China, and all of our long-lived assets were physically located in China. We made all sales to external customers, and no single customer accounted for 10% or more of our total sales.

Results of Operations for Fiscal Year Ended March 31, 2006 Compared with the Fiscal Year Ended March 31, 2007

Our net income was $10.9 million for the fiscal year ended March 31, 2007, which was 30.54 % above our net income of $ 8.35 million for the fiscal year ended March 31, 2006. The growth in net income primarily resulted from growth in the sales volume of our products. Our average product prices did not change materially during fiscal year 2007. Shining Essence continued to be our best selling product, accounting for 61.57 % of our sales revenue in fiscal year 2007 (68.27% in fiscal year 2006). Sales volume of this product increased 20% in fiscal year 2007 (as compared to 46% in fiscal year 2006). Growth rates on our three other main products (Shining Signal, Shining Golden Shield and Shining Energy) ranged from 35 % to 65%. The reduction in the contribution of Shining Essence to overall sales volume was due to higher growth in sales of these products.

Our sales revenue was $30.61 million for the fiscal year ended March 31, 2007, which was 40% above our sales revenue of $21.86 million for the year ended March 21, 2006. The increase in sales was mainly due to an increase in the sales volume of our products. Apart from a small price reduction to promote the sale of Shining Signal, we have maintained the selling price of all other products. The percentage contribution to total sales by Shining Essence decreased by 6.7% compared with the previous year due to increases in sales of our other products. The percentage contribution to total sales revenue of Shining Signal, Shining Golden Shield and Shining Energy increased to 2.54%, 0.30% and 1.98%, respectively compared with last year, reflecting strong market demands. The sales revenue of our other products increased to 1.91% of our total sales from 0.03% last year.

As of March 31, 2007, we had a total of 9 Shining branded retail stores in Shanghai. We intend to expand our sales to other cities in China through a combination of distributors and our own stores. In this regard, we opened our first pilot store in Shanghai in March 2006 and intend to open over 300 stores over the next two years at an anticipated cost of approximately $11 million, which consists primarily of additional employee and rent expenses.  Historically our retail stores have had short pay back periods and management believes that new stores will generate a positive contribution to the Company within one year, on average.

We have started to construct a new plant with an overall project cost of $30 million. Phase 1 of the project involves constructing a facility capable of producing 150 tons of probiotics per annum and is estimated to cost $18 million, $16 million of which is expected to be paid in the third quarter of fiscal year 2008 and the balance by the end of fiscal year 2008.  We expect that the first phase of the new plant will be completed by the end of the third quarter of 2008. Subsequent phases of this project will only commence when demands for probiotics have exceeded the production capacity of the Phase 1 facility. The first phase of production is expected to be sufficient to product products that will support up to $90 million in annual revenues.

As of March 31, 2007, we had no debt and had $26.99 million in cash. Management believes that we have sufficient internal resources to fund the expansion of our retail stores networks and the new bulk additive plant.

Our business is not capital or labor intensive. Typically, 60% of our sales take place in the second half of the fiscal year. Typically, 60% of our sales take place in the second half of our fiscal year because many of our customers purchase our products to give as gifts during the Chinese festivals that occur during this time of the year. While it is still too early to tell, we expect that our bulk additive sales will not be seasonal in nature because the bulk products are purchased by food manufacturers consistently throughout the year. Because retail sales account for a large proportion of our business, we expect that the seasonality of our business to continue in the near future.

Our results for 2006 and 2007 are summarized below:

	Year ended March 31, 2006		Year ended March 31, 2007
	Amount	% of Net sales	Amount	% of Net sales
Net sales	$21,862,385	100.00%	$30,609,941	100.00%
Cost of sales	(6,445,148)	29.48%	(8,910,633)	29.11%
Gross profit	$15,417,237	70.52%	$21,699,308	70.89%
Operating expenses:
Selling expenses	$(2,434,448)	11.14%	$(4,502,687)	14.71%
General and administrative expenses	(797,232)	3.65%	(2,265,220)	7.40%
Total operating expenses	$(3,231,680)	14.78%	$(6,767,907)	22.11%
Income from operations	$12,185,557	55.74%	$14,931,401	48.78%
Other income and expenses:
Other income	$69,041	0.32%	$223,401	0.73%
Other expenses	(89)	0.00%	(62,948)	0.21%
Total other income (expenses)	$68,952	0.32%	$160,453	0.52%
Income before taxes	$12,254,509	56.05%	$15,091,854	49.30%
Provision for income taxes	(3,900,541)	17.84%	(4,186,868)	13.68%
Net income	$8,353,968	38.21%	$10,904,986	35.62%

Net sales

Net sales in our financial statements are stated at invoiced value less sales tax. Our net sales for the past two fiscal years comprised the following:

	Year ended March 31,
	2006	2007
Invoiced value on sales	$22,157,252		$30,806,063
Less: sales tax	(294,867)		(196,122)
	$21,862,385	$$	30,609,941

Net sales of $ 30,609,941 for the fiscal year ended March 31, 2007 were 40.01 % above the net sales of $21,862,385 for the fiscal year ended March 31, 2006. The increase was primarily because of increased sales volume.

The contribution of each product as a percentage of invoiced value on sales for the past two fiscal years was as follows:

	Year ended March 31,
	2006	2007
Shinning Essence Capsules	68.27%	61.57%
Shinning Signal Capsules	15.77%	18.31%
Shinning Golden Shield Capsules	9.00%	9.30%
Shinning Energy Capsules	6.93%	8.91%
Other products	0.03	1.91%
	100.00%	100.00%

Shining Essence continued to be our best selling product, accounting for 61.57% of our sales revenue in the year ended March 31, 2007 (68.27% in the year ended March 31, 2006). The relative contributions toward sales of our other three main products, Shining Signal, Shining Golden Shield and Shining Energy, increased by 16.11%, 3.33% and 28.57%, respectively for the year ended March 31, 2007. The decrease in the contribution of Shining Essence to total sales volume was due to the faster growth in sales of our other products.

Unit volume and unit prices comparatives (on the invoiced value of sales) for 2006 and 2007 are summarized below:

	Percentages increase (decrease) from the prior year
	Year ended March 31,
	2006			2007
	Unit volume	Selling prices	Overall increase / (decrease)	Unit volume	Selling prices	Overall increase / (decrease)
Shinning Essence Capsules	46%	0%	46%	21%	0%	21%
Shinning Signal Capsules	82%	1%	83%	60%	-2%	57%
Shinning Golden Shield Capsules	26%	-1%	25%	40%	0%	40%
Shinning Energy Capsules	77%	0%	77%	72%	0%	72%
Other products	n/a	n/a	n/a	3,600%	0% %	3,600%

Average for all products	52%	0%	52%	53%	0%	53%

Cost of sales

Cost of sales for the fiscal year ended March 31, 2007 was $ 8,910,633 compared with $6,445,148 for the fiscal year ended March 31, 2006. The increase in cost of sales was primarily caused by increased sales volume. The commensurate increase in production volume resulted in slightly lower overhead on a per unit basis.

Unit volume and unit costs comparatives for 2006 and 2007 are summarized below:
	Percentages increase (decrease) from the prior year
	Year ended March 31,
	2006			2007
	Unit volume	Unit costs	Overall increase / (decrease)	Unit volume	Unit costs	Overall increase / (decrease)
Shinning Essence Capsules	46%	-7%	36%	21%	0%	21%
Shinning Signal Capsules	82%	-2%	78%	60%	-4%	54%
Shinning Golden Shield Capsules	26%	-5%	20%	40%	-4%	34%
Shinning Energy Capsules	77%	-1%	75%	72%	-3%	67%
Other products	n/a	n/a	n/a	3,600%	0	3,600%

Average for all products	52%	-7%	41%	53%	-12%	35%

Gross profit

Gross profit increased by $6,282,071 from $15,417,237 for the 2006 fiscal year to $21,699,308 for the 2007 fiscal year. This represents a 40.7% increase that was primarily caused by (i) tight cost control and (ii) increased sales volume (leading to lower overhead costs on a per unit basis).

Selling expenses

Selling expenses were $4,502,687 or 14.71% of net sales for the fiscal year ended March 31, 2007 compared with $2,434,448 or 11.14% of net sales for the fiscal year ended March 31, 2006. The increase was mainly attributable to an increase in advertising expenses, which was the most significant item included in selling expenses. Advertising expenses increased by $1,867,047 from $1,105,943 for the 2006 fiscal year to $2,972,990 for the 2007 fiscal year. The increase in advertising increased the overall sales volume of our products by 53% in fiscal year 2007.

General and administrative expenses

General and administrative expenses were $2,265,220 or 7.40% of net sales for the year ended March 31, 2007 compared with 797,232 or 3.650% of net sales for the year ended March 31, 2006. The increase of $1,467,988 was primarily due to additional investor relation fees and legal fees.

Provision for income taxes

Provision for income taxes was $4,186,868 and $3,900,541 for the fiscal years ended March 31, 2007 and 2006, respectively. The increase of $ 286,327 was due to a $ 469,958 increase in income taxes and a $183,631 decrease in tax surcharge. The increase in income taxes was due to higher income before taxes which increased 23.1%. The decrease in tax surcharge was because part of the taxes due for 2005 were paid in January 2006.

Our principal operations are in China. Business enterprises established in China are subject to income taxes and value added taxes under Chinese tax laws and regulations unless they have exemptions. In January 2006, we made tax payments to the Chinese tax authorities for 2005 and have made regular tax payments for subsequent periods. Our management believes that our operations in China were exempted from income taxes and value added taxes for all prior years because we had been recognized by the local government as an advanced technology enterprise. However, we have never received a written confirmation from the appropriate tax authorities for the tax exemption status of our operations in China. As a result, there is no way to ascertain the position which may be taken by the relevant Chinese tax authorities in the future.  Accordingly, our financial statements contain full provisions for all applicable tax liabilities, plus surcharge, for all prior calendar years. Such provisions for tax liabilities and surcharge will be reversed out of the financial statements at the appropriate point in the future. According to Chinese tax regulations, outstanding tax payable in China for the calendar years prior to 2005 may be subject to potential penalties for the late payment of taxes which is calculated on the basis of 0.5 times to five times the amount of taxes payable, which amount to $4.9 million (if calculated based on 0.5 times of taxes payable) to $49 million (if calculated based on five times of the amount of taxes payable) as of March 31, 2006 and 2007. The Group has reserved for the payment of taxes that may be owed for calendar years prior to 2005 and any associated interest surcharges in its financial statements until the matter is fully resolved. However, the Group has not reserved for any associated penalties as management believes that the probability of penalties being assessed is low because the Group has timely paid all taxes due and has informed the tax authorities of the matter.

Segment reporting

We have adopted the “products and services” approach for segment reporting. For fiscal years 2006 and 2007, we had only one reporting segment—probiotics products as health supplement. We manufactured and sold probiotics products solely in China and delivered all shipments to destinations within China, and all of our long-lived assets were physically located in China. We made all sales to external customers, and no single customer accounted for 10% or more of our total sales.

Liquidity and Capital Resources

We had cash of $35.22 million and working capital of $23.48 million as of September 30, 2007. Cash generated from operations was $11.19 million in the six months ended September 30, 2007 and $5.21 million in the six months ended September 30, 2006. The increase in cash generated from operations was mainly due to a decrease in accounts receivable by $5.99 million.

Our business is not capital or labor intensive. Typically, 60% of our sales take place in the second half of our fiscal year because many of our customers purchase our products to give as gifts during the Chinese festivals that occur during this time of the year. While it is still too early to tell, we expect that our bulk additive sales will not be as seasonal because the bulk products are purchased by food manufacturers consistently throughout the year. Since our customers have historically been large distributors with which we have done business for a number of years, our cash flows from our existing business have been, and we expect them to be, fairly reliable.

We had capital expenditures totaling $4 million in the six months ended September 30, 2007 and $1.4 million for the year ended March 31, 2007, primarily on improvements to production and research facilities. We spent $97,560 on fixed assets in fiscal year 2006. Our current facility commenced operations in 2000. To meet anticipated increases in sales volume in the near future, we are increasing the capacity of our current production facility. We have started our plan to construct a new plant with an overall project size of $30 million. Phase 1 of the project involves constructing a facility capable of producing 150 tons of probiotics per annum and is estimated to cost $18 million, $16 million of which is expected to be paid in the third quarter of fiscal year 2008 and the balance by the end of fiscal year 2008. Subsequent phases of this project will only commence when demands for probiotics have exceeded the production capacity of the Phase 1 facility.

We intend to expand our sales to other cities in China through a combination of distributors and our own stores. In this regard, we opened our first pilot store in Shanghai in March 2006 and intend to open over 300 stores over the next two years at an anticipated cost of approximately $11 million, which consists primarily of additional employee and rent expenses.  In preparation for the opening of our retail stores, we have repackaged a number of our existing products for sale in our stores, and have introduced several new products which are available exclusively in our stores. The costs of repackaging the existing products and releasing the new products are minimal and have been included in our cost of sales and selling and administrative expenses. We intend to continue to develop new products to strengthen our product pipeline and add to our retail store offerings. As our development costs mainly comprise staff costs, we do not expect that such costs will be significant.

We did not have any changes related to financing activities for the quarters ended September 30, 2006 and 2007. We had $2.28 million of cash flows used in financing activities for the year ended March 31, 2007.  We had net cash of $2.44 million generated from financing activities in fiscal year 2006.

	Years ended March 31,
	2006	2007
	$ Million	$ Million
CASH FLOWS FROM FINANCING ACTIVITIES
Temporary advance from shareholders	1.50	-
Repayment on temporary advance from shareholders	(1.50)	-
Advances to related parties	(1.71)	-
Cash received on advances to related parties	3.35	-
Proceeds from issuance of common stock	5.07	-
Proceeds from issue of convertible bond	2.57	-
Distributions to previous owners of the subsidiary	(6.85)	-
Payment of liquidating dividends (in form of purchase consideration) to previous owners of the subsidiary in conjunction with acquisition of subsidiary	(2.27)	-
Loan from shareholders / (repayment on loan from shareholders)	2.28	(2.28)
Payment to settle liabilities assumed in connection with reverse acquisition	(0.005)	-
NET CASH PROVIDED BY/(USED IN) FINANCING ACTIVITIES	2.44	(2.28)

Shining made advances to its equity holders (whom are referred to as related parties in the summary above) prior to the share exchange under which it became our wholly-owned subsidiary. The total outstanding amount of $1.71 million of advances was fully repaid to us in March 2006, shortly after the share exchange.

In September 2005, SGI issued a Hong Kong Dollar denominated convertible bond to an unrelated third party in the face amount of $2.57 million (HKD20 million). This bond was fully converted into SGI ordinary shares, and then into our common stock in the share exchange. In March 2006, SGI raised $5.07 million from a private placement by issuing new shares to a group of unrelated investors. These SGI shares were exchanged into our common stock in the share exchange. Also in March 2006, certain of our stockholders, Mr. Song Jinan, Ms. Yan Li, Ms. Yan Yihong and Dr. Huang Weida advanced a cash loan of $2.29 million to us to demonstrate their support for our expansion plan pursuant to the terms for the issuance of the convertible bond. This cash loan, which was made pursuant to a loan agreement entered into in September 2005, was interest free and repayable in March 2007. We fully repaid this cash loan on March 28, 2007. In conjunction with the share exchange which occurred on March 22, 2006, we acquired 20,000,000 shares of our common stock from Mr. Stan Ford, our former President at a consideration of $5,000 cash and certain securities we had with a market value of $363 (these securities had been fully written off in our books and records in the prior year). We paid $5,000 cash to Mr. Ford in late March 2006.

Taking into account our current cash position and our anticipated cash flows from operations, we expect we will be able to meet all our funding needs, including payments required in the next twelve months to settle our contractual obligations, for the construction of our new plant and for our opening of new stores. No assurance, however, can be given that our business plan will succeed. In the event that our business plan does not materialize as predicted, we may need to seek for external financing to fund our expansion plan. There can be no assurance that we will be able to raise needed capital on favorable terms, if at all. In addition, there is no assurance that our estimate of our liquidity needs is accurate or that new business development or other unforeseen events will not occur, resulting in the need to raise additional funds.

Inflation

We believe that inflation has not had a material impact on our results of operations for the three and six months ended September 30, 2006 and 2007 and the fiscal years ended March 31, 2006 and 2007.

Seasonality

Typically, 60% of our sales take place in the second half of our fiscal year because many of our customers purchase our products to give as gifts during the Chinese festivals that occur during this time of the year. While it is still too early to tell, we expect that our bulk additive sales will not be seasonal in nature because the bulk products are purchased by food manufacturers consistently throughout the year.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements.

Research and Development Expenditures

We have a strong research and development team supported by a technical advisory board of experts. In addition to having advanced technology in bacteria culturing and protection, we also conduct research to develop products that address specific health problems using our core technology and Chinese medicine to create genetically engineered drugs and drug delivery solutions and expand our product line. We incurred research and development costs of approximately $387,431 and $40,096 in the three months ended September 30, 2007 and September 30, 2006, respectively, and $497,817 in the fiscal year ended March 31, 2007. The increase in the three months ended September 30, 2007 was related to the development and launch of new products.

Critical Accounting Policies

This MD&A discusses our consolidated financial statements for the three months and six months ended September 30, 2006 and 2007 and the fiscal years ended March 31, 2006 and 2007. These financial statements have been prepared in accordance with generally accepted accounting principles in the United States. In preparing these financial statements, we are required to make estimates and assumptions affecting the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. On an ongoing basis, we evaluate our estimates and judgments. We base our estimates and judgments on historical experience and on various other factors we believe are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

We consider accounting policies related to (a) allowance for doubtful accounts, and (b) use of estimates as applied to potential penalties for the late payment of taxes, to be critical accounting policies due to the estimation process involved in each.

Allowance for doubtful accounts

We maintain an allowance for doubtful accounts for estimated losses that may result from the inability of our customers to make required payments. Such allowances are based upon several factors including, but not limited to, historical experience and the current and projected financial condition of specific customers. Since our inception of business, we have never experienced any unrecoverable receivables. We have not experienced situations causing us to cast doubt on the ability of our customers to make required payments. The balance of our allowance for doubtful account has always been zero. We had trade receivables totaling $8,654,511 as of September 30, 2007, and a zero balance for allowance for doubtful accounts. We have considered all relevant factors, including the financial conditions, affecting the payment abilities of customers comprising these receivables up to the date of this Registration Statement and we believe these customers are able to make required payments. We, however, cannot give assurance that these factors, including the financial conditions of these customers, will not change adversely in the future. We will continue to evaluate the ability of all our customers to make required payments. Were the financial condition of a customer to deteriorate, resulting in an impairment of its ability to make payments, allowances may be required.

Use of estimates as applied to potential penalties for the late payment of taxes

As disclosed in our financial statements for the fiscal years ended March 31, 2006 and 2007, we have made tax payments to the Chinese tax authorities for 2005. We believe that our operations in China were exempted from income taxes and value added taxes for all prior years because we had been recognized by the local government as an advanced technology enterprise. However, we have never received a written confirmation from the appropriate tax authorities for the tax exemption status of our operations in China. As a result, there is no way to ascertain the position which may be taken by the relevant Chinese tax authorities in the future. Accordingly, our financial statements contain full provisions for all applicable tax liabilities, plus surcharge, for all prior calendar years. Such provisions for tax liabilities and surcharge will be reversed out of the financial statements at the appropriate point in the future.

According to Chinese tax regulations, our outstanding tax payable in China for the calendar years prior to 2005 may be subject to potential penalties for the late payment of taxes which is calculated on the basis of 0.5 times to five times the amount of taxes payable. This amounts to $4.9 million (if calculated based on 0.5 times of taxes payable) to $49 million (if calculated based on five times of the amount of taxes payable) as of June 30, 2007. The Group has reserved for the payment of taxes that may be owed for calendar years prior to 2005 and any associated interest surcharges in its financial statements until the matter is fully resolved. However, the Group has not reserved for any associated penalties as management believes that the probability of penalties being assessed is low because the Group has timely paid all taxes due and has informed the tax authorities of the matter.

Recent Accounting Pronouncements

In June 2005, the FASB ratified the Emerging Issues Task Force (“EITF”) consensus to amend EITF No. 96-16, “Investor’s Accounting for an Investee When the Investor Has a Majority of the Voting Interest but the Minority Shareholders Have Certain Approval or Veto Rights”. The EITF agreed to amend the Protective Rights section of this consensus, as well as Example of Exhibit 96-16A, to be consistent with the consensus reached in Issue No. 04-5, “Determining Whether a General Partner, or the General Partners as a Group, Controls a Limited Partnership or Similarly Entity When the Limited Partners Have Certain Rights.” The provisions of this amendment should be applied prospectively to new investments and to investment agreements that are modified after June 29, 2005. We believe the adoption of this pronouncement will not have a material effect on our consolidated financial statements.

In June 2006, the EITF reached consensus on and ratified EITF Issue 06-03, How Taxes Collected from Customers and Remitted to Governmental Authorities Should Be Presented in the Income Statement (EITF 06-03). The scope of this Issue includes any tax assessed by a governmental authority that is directly imposed on a revenue-producing transaction between a seller and a customer and may include, but is not limited to, sales, use, value added, and some excise taxes. The Task Force concluded that the presentation of taxes within the scope of the Issue on either a gross (included in revenues and costs) or a net (excluded from revenues) basis is an accounting policy decision that should be disclosed pursuant to Opinion 22. In addition, for any such taxes that are reported on a gross basis, a company should disclose the amounts of those taxes in interim and annual financial statements for each period for which an income statement is presented if those amounts are significant. The disclosure of those taxes can be done on an aggregate basis. The consensus in this Issue should be applied to financial reports for interim and annual reporting periods beginning after December 15, 2006. We believe the adoption of EITF 06-03 will not have a material impact on our method for recording and reporting these type taxes in its consolidated financial statements, as the Company’s policy is to exclude all such taxes from revenue.

In July 2006, the FASB issued FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes-an interpretation of FASB Statement No. 109 (FIN 48) .  This Interpretation provides guidance for recognizing and measuring uncertain tax positions, as defined in SFAS No. 109, Accounting for Income Taxes . FIN 48 prescribes a threshold condition that a tax position must meet for any of the benefit of the uncertain tax position to be recognized in the financial statements. Guidance is also provided regarding derecognition, classification and disclosure of these uncertain tax positions. FIN 48 is effective for fiscal years beginning after December 15, 2006. We do not expect that this Interpretation will have a material impact on our financial position, results of operations or cash flows.

In September 2006, the FASB issued FAS 157, Fair Value Measurements (FAS 157 ). FAS 157 defines fair value, establishes a framework for measuring fair value in accordance with generally accepted accounting principles, and expands disclosures about fair value measurements. The provisions of  FAS 157 are effective for the fiscal year beginning after November 15, 2007. We are currently evaluating the impact of the provisions of  FAS 157.

On February 15, 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities: Including an amendment of FASB Statement No. 115” (“SFAS 159”). SFAS 159 permits all entities to elect to measure many financial instruments and certain other items at fair value with changes in fair value reported in earnings. SFAS 159 is effective as of the beginning of the first fiscal year that begins after November 15, 2007, with earlier adoption permitted. The Company does not anticipate that the adoption of this statement will have a material effect on the Company's financial condition and results of operations. The Company does not believe that any other of the recently issued and adopted, but not yet effective, accounting standards would have a material effect on the accompanying financial statements.

BUSINESS

History

We were incorporated under the name Otish Resources, Inc. in Delaware in February 2003.  Prior to March 2006 we were a mineral exploration stage company specializing in acquiring and consolidating mineral properties with potential for commercial ore bodies. Although we conducted some preliminary exploration work with respect to our mineral properties, we never achieved full operations with respect to our mineral properties.

On March 22, 2006, we entered into and completed a securities exchange agreement with SGI and the SGI shareholders pursuant to which the SGI shareholders transferred all of the equity securities of SGI to us in exchange for the issuance of shares of our common stock. At the closing of the share exchange, we issued to the SGI shareholders an aggregate of 15,980,000 shares of our common stock in exchange for their shares of SGI, and SGI became our wholly-owned subsidiary. SGI owns all of the equity securities of Shining. In connection with the share exchange, the following also occurred:

•
On March 21, 2006 we filed an amended and restated certificate of incorporation with the Secretary of State of the State of Delaware, which, among other things, changed our name to “China-Biotics, Inc.” and provided that our common stock, which had previously been divided into Class A and Class B common stock (of which no Class B common stock was outstanding), would become one class of common stock. On March 22, 2006, immediately after the share exchange, our Board of Directors adopted amended and restated bylaws.

•
On March 22, 2006, immediately prior to the share exchange, SGI issued 2,858 ordinary shares in a private placement for an aggregate consideration of $5,067,700, which we refer to as the private placement. Each of these investors subsequently exchanged these shares for an aggregate of 1,870,000 shares of our common stock in the share exchange. Pursuant to the terms of an escrow agreement entered into in connection with the private placement, $5,064,842 of the consideration was deposited with an escrow agent pursuant to an agreement with the investors in the private placement to ensure that the money would be used for certain purposes. Under the terms of the escrow agreement, $5,000 was released to Stan Ford pursuant to the closing of the transaction described in the third bullet below and $4,222,143 was released upon our initial filing of the registration statement of which this prospectus is a part. In addition, $750,000 is to be released from time to time to cover certain marketing and executive officer search expenses. The marketing expenses that are covered include payment for the creation of website, the publication of company newsletters, the procurement of independent research coverage, and the preparation of press releases and presentations. The executive officer search expenses primarily cover the payment to consultants and search firms for the recruitment of senior management, such as a chief financial officer, and may also cover the appointment of independent directors, if applicable. $84,660 of this amount was released to third parties for marketing expenses. The remainder of the escrowed amount of $87,699 was released to Chinamerica Fund, L.P., one of our shareholders, on March 24, 2006 as reimbursement for its expenses incurred in connection with the private placement and share exchange, including expenses incurred in assisting SGI and its counsel in the diligence process and preparing and reviewing documents related to the transactions. In March 2007, the remaining amount of $573,612 in the escrow account was released to us..

•
On March 22, 2006, immediately prior to the share exchange, we entered into an agreement with Stan Ford, our then-current director, President, Secretary and Treasurer and majority stockholder, pursuant to which we agreed to transfer to Mr. Ford all of the 726 shares of stock of Diadem Resources, Ltd. we owned, valued at $5,363, for $5,000 in cash in exchange for the assumption by Mr. Ford of any and all liabilities associated therewith and the redemption of the 20,000,000 shares of our common stock owned by Mr. Ford. The Stan Ford Transaction was consummated immediately after the share exchange on March 22, 2006. We are currently holding the 20,000,000 shares in treasury pending cancellation.

•	At the closing of the share exchange, we entered into the following agreements with certain of our stockholders:

•
an Investors’ Rights Agreement with Chinamerica Fund, L.P., Chinamerica Sino-biotics Acquisitions, LLC, Pope Investments, LLC, Matt Hayden, BFS US Special Opportunities Trust PLC, Renaissance US Growth Investment Trust PLC and Halter/Pope USX China Fund pursuant to which we may not to take the following corporate actions without the approval of holders of at least 75% of the then outstanding shares of common stock:

• authorize or issue, or agree to issue, any other equity security, including any security convertible into or exercisable for any equity security, having a preference over the our common stock with respect to voting, dividends, conversion or upon liquidation;

• amend our certificate of incorporation, except as required by law or court order;

• redeem, purchase or otherwise acquire (or pay into or set funds aside for a sinking fund for such purpose) any shares of our common stock, other than certain repurchases from employees, officers, directors, consultants or other service providers;

•  engage in any new line of business, other than as currently contemplated or any related, ancillary or complementary businesses;

• agree to sell all or substantially all of our equity interests in any of our subsidiaries unless our board of directors, after consulting with legal counsel, determines in good faith it is necessary to comply   with its fiduciary duties; or

• authorize the payment of any dividends or distributions on our common stock.

In addition, we granted these investors a right of first offer with respect to any shares of capital stock we sell at a per share price below the then current market price. The agreement will terminate upon the earlier of: (a) the date these investors as a group hold less than 25% of our outstanding shares of common stock, (b) two years from the date of the agreement, and (c) the date the put right set forth in the Put Agreement described below is exercised.

•
Lockup Agreements with Master Talent Group Ltd., Yiu Ying Fai, Sharpsville Investments Limited, Po Ka Tsun Karlson, Bright Boom Group Limited, Fascinating Gain Investments Limited, Charming Leader Group Limited, Chinamerica Fund, L.P., Chinamerica Sino-biotics Acquisitions, LLC, Pope Investments, LLC, Matt Hayden, BFS US Special Opportunities Trust PLC, Renaissance US Growth Investment Trust PLC and Halter/Pope USX China Fund,   pursuant to which such stockholders generally may not sell, transfer or otherwise dispose of a portion of their shares for a period of one year without the permission of us and Chinamerica Fund, L.P., one of our stockholders.

•
a Registration Rights Agreement with Master Talent Group Ltd., Yiu Ying Fai, Sharpsville Investments Limited, Po Ka Tsun Karlson, Bright Boom Group Limited, Fascinating Gain Investments Limited, Charming Leader Group Limited, Chinamerica Fund, L.P., Chinamerica Sino-biotics Acquisitions, LLC, Pope Investments, LLC, Matt Hayden, BFS US Special Opportunities Trust PLC, Renaissance US Growth Investment Trust PLC and Halter/Pope USX China Fund,   pursuant to which we are obligated to file a registration statement on Form SB-2 as soon as practical, and in any event on or before April 7, 2006 to register the resale of certain registrable securities by such stockholders. The registration statement relating to this prospectus is intended to satisfy this filing obligation.

•
a Put Agreement with Chinamerica Fund, L.P., Chinamerica Sino-biotics Acquisitions, LLC, Pope Investments, LLC, Matt Hayden, BFS US Special Opportunities Trust PLC, Renaissance US Growth Investment Trust PLC and Halter/Pope USX China Fund,   pursuant to which we were obligated to purchase the shares that the Private Placement Investors received in the share exchange if we failed to file the registration statement of which this prospectus is a part by April 14, 2006.

•
At or prior to the closing of the share exchange, our officers and directors resigned and were replaced by Song Jinan as our sole director, Chief Executive Officer, President, Chief Financial Officer, Treasurer and Secretary.

Immediately prior to the completion of the share exchange, Stan Ford, our then-current director, President, Secretary and Treasurer, beneficially owned 94.8% of our common stock. Upon the completion of the share exchange, private placement and Stan Ford Transaction, the former SGI shareholders and their designees collectively owned 98.7% of our common stock, Song Jinan, our then then-sole director and President, owned 29.8% of our common stock and members of his family owned an additional 20.3% of our common stock.

In February 2006, in anticipation of a potential business combination transaction, we purchased 1 million shares of our common stock from one of our directors, Fred Cooper, for $750.

SGI was incorporated in the British Virgin Islands on February 13, 2004. SGI’s original shareholders were Mr. Song Jinan, Ms. Yan Li, Mr. Huang Weida and Ms. Yan Yihong (the “Original SGI Shareholders”). Ms. Kwok Kin Kwok became the sole shareholder of SGI on March 11, 2005 when she purchased 1000 shares of SGI (100% of the outstanding shares of SGI) from the Original SGI Shareholders. The SGI shares were sold to Ms. Kwok in order to comply with Chinese government regulation and to facilitate the future listing of China-Biotics stock outside of China. The temporary transfer of stock to a third party in this manner is a common practice in China.

Until August 2005, the Original SGI Shareholders owned 99.5% of the outstanding stock of Shanghai Shining Biotechnology Co. Ltd. (“Shining”), with Shanghai Shengyuan Property Co., Ltd. (“Shengyuan”) owning the remaining 0.5% of the Shining equity. Shengyuan became a shareholder of Shining in 2002 when Shining became a joint stock limited company in order to comply with a Chinese law requiring that joint stock limited companies have a minimum of five shareholders.

On August 11, 2005, SGI entered into an agreement to acquire 100% of the outstanding Shining shares from the Original SGI Shareholders and Shengyuan in exchange for a total cash consideration of $2.27 million (RMB 18.35 million). Under the terms of this agreement, SGI agreed to make full payment of the consideration within three months after the transaction was approved by the relevant government authorities in the People’s Republic of China. On August 19, 2005, the transaction was approved by the Economic and Trade Bureau of the Pudong New District, Shanghai, People’s Republic of China and in October 2005, SGI made full payment of $2.27 million to the Original SGI Shareholders. In December 2005, SGI’s acquisition of Shining was consummated when a revised business license was issued to Shining as a Wholly Owned Foreign Corporation, signifying the formal recognition of SGI as Shining’s sole shareholder by the Chinese government authorities.

Also on August 11, 2005, SGI and the Original SGI Shareholders entered into a supplemental agreement granting the Original SGI Shareholders the option to purchase an aggregate of 9,000 share of SGI for $1.00 per share. No consideration was paid by the Original SGI Shareholders in exchange for the option. On October 25, 2005, the Original SGI Shareholders exercised the option and purchased 9,000 shares of SGI for an aggregate of $9,000. After exercise of the option, the Original SGI Shareholders owned 9,000 shares of SGI (90% of the outstanding SGI equity) and Ms. Kwok owned 1,000 shares of SGI (10% of the outstanding SGI equity).

In the share exchange, the Original SGI Shareholders exchanged their 9,000 SGI shares for 10,067,400 shares of Company common stock, which represented 63% of the total of 15,980,000 shares received by all SGI shareholders in this transaction. Ms. Kwok’s shares of SGI stock were exchanged for 1,118,600 shares of Company common stock issued in the name of Bright Treasure Group Ltd., an entity that is beneficially-owned by Ms. Kwok.

On December 9, 2005, SGI incorporated a wholly-owned subsidiary, Growing State Limited, in accordance with the laws of the British Virgin Islands. On September 22, 2006, Growing State Limited established a wholly-foreign owned enterprise, Growing Bioengineering (Shanghai) Company Limited, in China.

Current Operations

Overview

We are engaged in the research, development, production, marketing and distribution of probiotics products, which are products that contain live microbial food supplements which beneficially affect the host by improving its intestinal microbial balance.

Our first product, Shining Essence, was approved by the Chinese Ministry of Health for production and to market as a health product in August 2000. We launched Shining Essence in Shanghai in April 2001, and it is currently our best-selling product, representing approximately 68% of our total sales for the year ended March 31, 2006 and 61% for the year ended March 31, 2007, and approximately 62% and 58% of our total sales for the six months ended September 30, 2006 and 2007, respectively.  The Health Food Association of China named Shining Essence as the best selling liver health product in 2001.

From October to December 2001, we obtained three patents for our production process, packaging design and packing equipment design. We applied those technologies in manufacturing process of all products under the “Shining” brand. In June 2004, we submitted an application for registration of a patent regarding the production of one of our products to the Intellectual Property Bureau of China. We have obtained approval for this patent, but have not yet been issued a formal certificate by the authorities.

In February 2002, we obtained the certifications below from TÜV Rheinland/Berlin-Brandenburg Group of Companies. Management believes that our Shanghai production plant was the first and the only production plant in China for probiotics that obtained all four certifications.

•
ISO 9001 . We obtained ISO 9001:2000 certification from TÜV Anlagentechnik GmbH in respect of our production process for its leading product, Shining Essence and will expire in January 2009. According to the American National Standards Institute, ISO 9001:2000 specifies requirements for a quality management system where an organization needs to demonstrate its ability to consistently provide product that meets customer and applicable regulatory requirements, and aims to enhance customer satisfaction through the effective application of the system, including processes for continual improvement of the system and the assurance of conformity to customer and applicable regulatory requirements. All requirements of this international standard are generic and are intended to be applicable to all organizations, regardless of type, size and product provided.

•
ISO 14001 . We obtained ISO 14001:1996 certification from TÜV Anlagentechnik GmbH in respect of our production process for our Shining Essence product, which expires in February 2009. According to the American National Standards Institute, ISO 14001:2004 specifies requirements for an environmental management system to enable an organization to develop and implement a policy and objectives which take into account legal requirements and other requirements to which the organization subscribes, and information about significant environmental aspects. It applies to those environmental aspects that the organization identifies as those which it can control and influence. It does not itself state specific environmental performance criteria.

•
OHSAS 18001 . We obtained OHSAS 18001:1999 certification from TÜV Hong Kong Ltd in respect of our production process for our Shining Essence product, which expires in June 2009. According to BSI Management Systems - Asia, Occupational Health and Safety Assessment Series specification relates to an entity’s occupational health and safety management systems that enable organizations to control its occupational health and safety risks and improve its performance. It does not state specific occupational health and safety performance criteria, nor does it give detailed specifications for the design of a management system. OHSAS 18001 is an assessment specification developed in response to the need for companies to meet their health and safety obligations in an efficient manner.

•
HACCP . We obtained HACCP DS 3027 E:1997 certification from TÜV Anlagentechnik GmbH in respect of our production process for our Shining Essence product, which expires in July 2009. The term “HACCP” stands for Hazard Analysis Critical Control Point. The HACCP DS 3027 E:1997 standard was developed to ensure food safety among food manufacturers and their suppliers in Denmark.

Products

We currently manufacture and sell several health supplements under the “Shining” brand in the Shanghai area as set forth below. All of these products have been approved by the Ministry of Health in China and their content has been tested by the Shanghai Preventative Medicine Research Institute, which found that our products contain the quantities of bacteria specified by us. While management believes these products to be effective, their effectiveness has not been conclusively established.

Our four major products are:

•
Shining Essence - Composed of lactobacillus acidophilus and bifidobacterium bifidum, aimed at balancing the microecology of the digestive system, enhancing intestinal health and protecting and strengthening liver function;

•	Shining Signal - Composed of monascus rice and lactobacillus acidophilus, focused on reducing high blood pressure, high blood sugar level and hyperlipidemia;

•	Shining Golden Shield - Composed of bifidobacterium adolescentis and lentinusedodes, focused on enhancing the body’s immune system; and

•	Shining Energy - Composed of Vitamin C, L. Arginine, and other amino acids, aimed at promoting the development of brain cells and enhancing alertness and energy.

In addition, in March, 2006, we opened our first retail store in Shanghai and launched the following products in the market:

•
Shining Beauty Essence - Composed of soy bean isoflavones and pueraria lobata p extracts, aimed at increasing bone mineral density of elderly people and reducing negative health effects associated with the aging process;

•	Shining Companion Bifidus Factor Granule - Composed of bifidus, focused on enhancing the growth of bifidus in the human body and enhancing intestinal health;

•	Shining Stomach Protection Capsules - Composed of lactobacillus acidophilus, aimed at protecting stomach walls and improving the digestive system;

•	Shining Sicanel Capsules - Composed of lactobacillus acidophilus, focused on reducing hyperlipidemia, or excess levels of fats in the blood; and

•	Shining Golden Shield (kid’s version) - Composed of bifido bacterium adolescentis and lentinusedodes, focused on enhancing the body’s immune system.

We intend to continue to develop new products to strengthen our product pipeline so that we may offer an array of products for sale in the market.

Business prospects

Leveraging on what our management believes are our technical competence, cost efficiencies and highly recognized brand, our management expects to achieve significant growth through:

•
the introduction of bulk additives products - We believe we are poised to achieve first-mover advantage into the bulk additive business for functional foods through the completion of our 150-ton capacity plant, which is scheduled to commence production in the third quarter of 2008. Management estimates that Phase 1 of the project, which involves constructing a facility capable of producing 150 tons of probiotics per annum will cost $18 million, $16 million of which is expected to be paid in the third quarter of fiscal year 2008 and the balance by the end of fiscal year 2008. Subsequent phases of this project will only commence when demands for probiotics have exceeded the production capacity of the Phase 1 facility, and may increase the overall project costs to an estimated $30 million. The construction cost of the plant will be funded by cash at hand and cash inflow from operations. Management believes that, when completed, this new production plant may be the only probiotics plant in China that will be able to meet the estimated demands for the domestic bulk additive market;

•
the geographical expansion of its retail sales through direct sales and traditional sales channels - We intend to expand the sale of our products to the other metropolitan cities in China through a combination of the traditional distribution channels and dedicated Shining stores. We opened our first store in Shanghai in March 2006, and plan to open additional Shining stores in Beijing, Shanghai, Jiangsu, Zhejiang, Shenyang, Harbin and Heilongjiang. We intend to open over 300 stores over the next two years. Currently, we have a retail network of 18 stores in Shanghai and 4 in Changchun; and

•
the development of new products - We plan to continue to develop new products aimed at improving the general health conditions of humans, enhancing their immune system and reducing health problems. We are also in the process of developing new products to strengthen our product pipeline so that we may offer an array of products for sale in the Shining stores.

Industry overview and market condition

Probiotics

We manufacture and sell probiotics. Most probiotics are bacteria based and naturally exist in the human body in the lower intestinal tract. The introduction of “helpful ” bacteria and other organisms may aid in preventative fights against infection and improve digestion, especially with respect to dairy products.

Probiotics generally have a very short life-span. Water, acid and oxygen are harmful to probiotics and most die or cease to function after a short period of time after extraction from the source. A reduction of these naturally-occurring organisms due to poor eating habits, stress, or the use of antibiotic drugs or other factors may disrupt the natural equilibrium of the body and could lead to a variety of abdominal ailments and an overall decrease in the function of the immune system.  Based on information available on the website www.usprobiotics.org , a non-profit research and education website sponsored by the California Dairy Research Foundation and Dairy & Food Culture Technologies, researchers are also studying potential links between low probiotics microbial levels and hypertension, certain types of cancer, high cholesterol, and allergies (to access this information, click on the Section "Probiotics Basics," and then click on the Section "Health Effects of Probiotics." Subsections of "Health Effects of Probiotics" include "hypertension," "cancer," "elevated blood cholesterol" and "allergy.")

China market

China has very limited capacity to produce probiotics. The markets for probiotics and functional foods in China are both at an infancy stage. We believe that China lacks manufacturing capabilities of bulk additives in a scale necessary to support the functional foods industry. This has forced processed food producers to either import most of their probiotics or produce finished products abroad and re-import the final product. We believe this creates significant inefficiencies in both cost and probiotics efficacy, as some bacteria die during transport.

Demands for functional food products are expected to grow significantly. As the discretionary income and health-consciousness of the average Chinese consumer increase, we expect the demand for functional foods and dietary supplements to increase. We believe that the demand for functional foods and dietary supplements will be further bolstered by the stated commitment of the Chinese government to reduce the use of antibiotics and promote the use of probiotics and other preventative measures.

Curtailment of the use of antibiotics may stimulate demand for probiotics. According to two Chinese newspaper articles entitled “80,000 people in China die from inappropriate use of antibiotics each year, children suffer the most,” published in Xin Kuai Bao dated December 12, 2003 available in Chinese at http://info.china.alibaba.com/news/detail/v8-d5779326.html under "News/Detail"), and “How many people die from inappropriate use of antibiotics in China each year?,” published on 19 July 2005 by Bio Information Net (available in Chinese at www.bio168.com/news/200507/46448F8BBO5D.html under "Homepage/News/Main Text of the News"), China has the highest per capita consumption of antibiotics in the world. In 2000, the World Health Organization cautioned that “superdiseases” are being created by the overuse of antibiotics. In order to stem the tide of these drug resistant strains, many nations have taken steps to limit the use of antibiotic drugs. In July 2004, the Chinese government took an active role in the fight against the overuse of antibiotics by requiring prescriptions for these drugs. To further reduce the use of antibiotics, the Chinese government has slashed the retail price of antibiotics by 60%, so that it is no longer profitable for a large number of antibiotics manufacturers to continue to manufacture such products. This resulted in a marked increase in the use of other products to not only treat existing infections but prevent infections from occurring. In addition, on May 20, 2005 (effective July 1, 2005) the State Food and Drug Administration (reference no. Guo Shi Yao Jian Zhu (2005) no. 202) issued a notice acknowledging that probiotics are beneficial for human health and also introduced guidelines for regulating manufacturers of probiotics products and registration of probiotics products with the State Food and Drug Administration.

Demand for dairy product additives is expected to increase significantly. The demand for functional foods and foods that use probiotic supplements is growing at a significant rate. According to AC Nielsen (article available at http://cn.en.acnielsen.com/news/20050916.shtml), yogurt and yogurt drinks are the fastest growing products in the food products segment in China, with sales increasing by 38% in 2004 alone. Sales of infant formula grew 23% in the same year. Moreover, according to statements made by the Nutrition Development Centre of National Development and Reform Commission in China, effective April 1, 2007, probiotics are added to baby milk powders produced in China. The relevant regulations are expected to be announced at a later date. These factors translate into significant growth in demands in China for live bacteria as food addictives.

Business strategies

Leveraging on what our management believes are our technical competence, cost efficiencies and highly recognized brand, our management expects to achieve significant growth through:

•	the introduction of bulk additives products;

•	the geographic expansion of our retail sales through direct sales and traditional sales channels; and

•	the development of new products.

Bulk market

Most probiotics used for the manufacture of yogurt, milk powder products and food preservatives are currently imported. However, we believe imported probiotics are significantly more expensive and are of lower quality as most bacteria die during transport. In addition, according to statements made by the Nutrition Development Centre of National Development and Reform Commission in China, effective April 1, 2007, probiotics must be added to baby milk powders produced in China. We believe we are poised to achieve first-mover advantage into the bulk additive business for functional foods through the completion of our 150-ton capacity plant, which is scheduled to commence production in the first half of 2008. Management estimates that Phase 1 of the project, which involves constructing a facility capable of producing 150 tons of probiotics per year, will cost $18 million, $16 million of which is expected to be paid in the third quarter of fiscal year 2008 and the balance by the end of fiscal year 2008. Subsequent phases of this project will only commence when demands for probiotics have exceeded the production capacity of the Phase 1 facility, and may increase the overall project costs to an estimated $30 million. The construction cost of the plant will be funded by cash at hand and ongoing cash inflow from operations. Management believes that there are currently no manufacturers capable of providing probiotics to be used as additives in China. Management believes that when completed, this new production plant may be the only probiotics plant in China that will be able to meet the demands for the domestic bulk additive market. The relevant regulations are expected to be announced at a later date.

Geographic expansion and direct sales

We sell our products solely in Greater Shanghai through distributors. Over the past five years, we believe we have firmly established ourselves in Shanghai as the leading supplier and manufacturer of probiotics products. We now intend to expand the sale of our products to the other metropolitan cities in China through a combination of the traditional distribution channels and dedicated Shining stores.

We opened the first Shining retail store in Shanghai in March 2006. Since March 2006, we have opened a number of pilot stores in Shanghai to test run the retail sales operations and to build up our retail experience and expertise. We have also repackaged our products for sale in our stores, and have introduced several new products which are sold exclusively in our stores.

In preparation for the opening of additional retail stores, we have also been actively recruiting and training retail sales staff since the beginning of 2006. We have already successfully recruited a number of very experienced sales professionals and have trained a pool of sales staff. We have also designed and implemented control systems to manage this new business.

We plan to open over 300 stores over the next two years in Shanghai, Bejing, Jiangsu, Zhejiang, Shenyang, Harbin and Heilongiang. Currently, we have a retail network of 18 stores in Shanghai and 4 in Changchun. In addition, we have surveyed the market in four other cities in China to gather information as to whether opening stores in those markets may be successful. As we gain more experience in the retail business, we intend to accelerate the rate of rolling out of new stores.

As part of our strategy, we will also consider licensing franchisees to operate retail stores in due course. However, we will do so only when we have established a successful track record from our own stores. We intend to finance the costs of our business expansion by our internal working capital.

Introduction of new products

In March 2006, in connection with the opening of our first Shining store, we launched several new products under the Shining brand. We currently have regulatory approval to produce eight products that can be marketed under the Shining brand. We plan to develop new products to strengthen our product pipeline so that we may offer an array of products for sale in the Shining stores.

Our Business Prospects

Growth potential from geographic expansion leveraging on the Shining brand.

We have experienced rapid sales growth of our products through retail sales in the Greater Shanghai area under our “Shining” brand. Management believes that the “Shining” brand is one of the most recognized health supplement brands in Shanghai. We plan to expand the sales of our retail products to the other major metropolitan cities in China such as Beijing, Shanghai, Jiangsu, Zhejiang, Shenyang, Harbin and Heilongjiang. Given our high gross margin and low overhead structure, management anticipates that distribution in these areas could be profitable, assuming there is sufficient demand. Expansion of retail sales is also a key component of the marketing of our food additives. We intend to co-brand with food producers allowing consumers to identify food products that use our additives as high quality and beneficial. We are currently exploring the possibility of attaching our “Shining” logo to the packaging of products manufactured by food producers which contain probiotics additives supplied by us. We have not entered into, and do not plan to enter into, any definitive agreements with food producers until the commencement of operation of the our production facility.

Significant potential from the new bulk business (yogurt).

Live bacteria are essential to the formulation of yogurt and yogurt -based drinks. Yogurt and yogurt drinks were the fastest growing food product segments in China in 2004 according to AC Nielsen. Our management believes that there are currently no manufacturing facilities in China that are capable of producing high quality probiotics food additives for yogurt and yogurt drinks. As a result, yogurt producers in China currently import most of their probiotics additives. We believe that importation of probiotics is costly and a portion of the effective ingredient (bacteria) dies during transportation. Our new plant is intended for bulk manufacturing of probiotics for use as food additives for foods such as yogurt and yogurt drinks. Management believes that, when completed, this plant may be the only probiotics plant in China that will be able to meet the demands and standards for the bulk additive market.

Significant potential from the new bulk business (milk powder).

Manufacturers have begun to add probiotics to infant formula and milk powders to facilitate and improve digestion and absorption as well as strengthen the immune system of infants. Currently, infant formula made in China by some multinational companies such as Nestle and Mead Johnson already use imported probiotics produced by Rodia SA and Chr. Hansen and other producers in their products. According to statements made by the Nutrition Development Centre of National Development and Reform Commission in China, effective April 1, 2007, probiotics are added to baby milk powders produced in China. Relevant regulations are expected to be announced at a later date. Currently, management believes there is no manufacturing facility in China that can meet the demand for probiotics if this requirement was imposed. Once our new plant is operating, we believe we will be well positioned to capture this significant new demand for probiotics.

Advanced technology provides product quality advantages.

We believe our proprietary production technology gives us a significant advantage over our competitors in three respects:

•
Product shelf life - Our proprietary technology helps to protect the live bacteria in probiotics and allows a survival rate of 70% two years after manufacture. Management believes this longevity rate is the highest among all biogen manufacturers in China.

•	Concentration - The concentration of active ingredients we produce is over 100 times that of the minimum governmental standards in China.

•	Human compatibility - The probiotics we produce originate from organisms cultured from human sources, reducing the risk that the active ingredients will be rejected by the human body.

Strong revenue and profit growth.

Our probiotics products have generated strong sales and profit growth during the past two years, and have generated sufficient cash flow to finance our operations. Sales of our probiotics products increased 40% to $31 million in fiscal year 2007 from $22 million in fiscal year 2006. Similarly, income before taxes increased from $12.3 million in fiscal year 2006 to $15.1 million in fiscal year 2007. Sales of our probiotics products increased 31% to $17.7 million in the six months ended September 30, 2007 from $13.4 million in the six months ended September 30, 2006. Similarly, income before taxes increased to $7.8 million in the first six months of fiscal year 2007 from $6.5 million in the first six months of fiscal year 2006.

Production

We use microecology technologies to produce the live bacteria which are the active ingredients of our probiotics. We use a multi-stage fermentation process under a strictly controlled environment using our proprietary technology. Solid bacteria are then extracted and stored using controlled freeze drying methods. Prior to sale to our customers, we transform the solid bacteria into capsule form and place it in sealed double aluminum packaging using our patented equipment.

We have registered the following patents in China:

•	High Quality Microecologics and Microencapsulation Technology (patent registration number ZL 01 1 09063.4), which increases the vitality rate, maintaining large quantities of active bacterium;

•
Nutrition Gas Injection Capability and Double Aluminum Packaging Machine (patent registration number ZL 01 2 04515.2), which enables the probiotics bacterium to retain their vitality for two years and better resist gastric acid; and

•	Packaging for Shining Essence (patent registration number ZL 01 3 01526.5).

In June 2004, we submitted an application for registration of a patent regarding the production of one of our products to the Intellectual Property Bureau of China. We have obtained approval for this patent, but have not yet been issued a formal certificate by the authorities.

Our management believes that we enjoy the following competitive advantages in utilizing such microecologics technology in our production process:

•
We use advanced fermentation, bacteria extraction and microencapsulation technology to produce our products. Management believes that the output of products from our production process is many times that of our competitors thereby giving us a significant cost advantage.

•
Since probiotics are phobic to water, acid and oxygen, their life span is extremely short. We use technology that significantly extends the survival rate of the bacteria and, as a result, our products have a survival rate of two years from manufacturing at room temperature, which our management believes is the highest among other similar products in our market.

•
According to rules governing live bacteria products in China, which took effect in 2001, such products need to maintain out concentrations of live bacteria at a level of 10 6 /g within their stated effective period. Our products maintain a 10 8 /g concentration of live bacteria during their stated effective period, which the management believes is highest in the industry. This concentration level is also over 200 times higher than the current commonly accepted international standard.

•
Most probiotic producers extract their bacteria base from animals. The probiotics we produce originate from organisms cultured from human sources to reduce the risk that the active ingredients will be rejected by the human body.

Distribution

We currently sell our products in the greater Shanghai area, mainly to large distributors who then sell them through their networks to supermarkets, hypermarkets, such as Wal-Mart, and drug stores. As of September 30, 2007, we had 14 distributors located in Shanghai, Jiangxu, Zhejiang, and Hong Kong. In March 2006, we opened our first Shining store in Shanghai in connection with our plan to market our retail products through company-owned Shining brand stores. We intend to market our retail products through company-owned Shining brand stores in the near future. We intend to open over 300 stores over the next two years. We have been hiring consultants who have many years of experience in the direct selling industry to facilitate the development of new Shining brand stores. We also plan to create a “Community Network” through which we will continuously provide training and seminars to educate the public about becoming more health conscious and about the benefits of probiotics and the Shining products. We believe that this approach has many advantages:

•
The promotion and sale of probiotics products has historically been most effective through word-of-mouth marketing. We believe that the use of Community Network will provide an additional channel to educate the public about the benefits of probiotics and to provide advice on health related matters.

•
We believe that the use of Community Network to market and sell our products will be cost effective compared with the traditional advertising and selling through distributors, and that it should increase our profit margin.

•
We believe that Community Network will attract a group of health conscious individuals in the community who can share health and product related experiences. This is expected to enhance customer loyalty and encourage recurring sales.

•	We expect that each Shining store will employ a combination of employees and agents. The agents will be remunerated mainly on a commission basis, which will minimize our fixed overhead costs.

•
We believe that the Shining brand stores and Community Network will increase brand awareness within the community, which will facilitate the marketing of bulk additives products using the Shining brand.

Customers

We have two different types of customers, consumers and food product manufacturers. Food product manufacturers include yogurt and milk powder producers and animal feed manufacturers. Consumers are primarily individuals in major metropolitan areas who are middle aged or above having middle to higher income levels. We believe that these individuals are becoming increasingly health-conscious and as their income levels increase, they spend more on health related products such as probiotic products. We have historically reached consumers by selling our products to large distributors, who then sell them through their networks to supermarkets, hypermarkets, such as Wal-Mart, and drug stores, where they are purchased by consumers. In March 2006, we opened our first Shining store in Shanghai in connection with our plan to market our retail products through company-owned Shining brand stores. We intend to open over 300 additional stores over the next two years.

As of September 30, 2007, we had 14 distributors located in Shanghai, Jiangxu, Zhejiang and Hong Kong.

Marketing and Advertising

We promote our products through the media by placing advertisements in newspapers and magazines and on television in China. From time to time, we also sponsor charitable events to increase public awareness of the benefits of our health products.

Competition

The dietary supplement market in China is highly fragmented, with many competitors. Many manufacturers are local or regional. Management believes that although there are currently over ten microecologics product producers in China, most of them lack substantial product development skills and research capability. We believe that we produce superior products, and that the probiotics contents in our competitors’ products are not clearly stated on the product labels and contain an uncertain quantity of active probiotics bacterium.

In connection with our manufacturing operations, we extract probiotics bacterium from organisms cultured from human sources to reduce the risk that the active ingredients will be rejected by the human body. Our proprietary technology protects the active ingredients in probiotics (live bacteria) and allows a survival rate of bacteria of 70% two years after manufacture. Management believes this longevity rate is the highest among all manufacturers of probiotics products in China. In addition, the concentration of active ingredients we produce is over 100 times that of the minimum governmental standards in China.

The table below contains a comparison of our microbial technology with that of our competitors. Microbial technology relates to (1) the mass production and use of beneficial microorganisms and its metabolites and (2) the development of methods which prevent damages to industrial products caused by harmful microorganisms. Research in the field of microbial technology generally relates to the study of microorganisms involved in the fermentation, molding and rotting of industrial products, focusing on biological characteristics of the microorganisms and the fermentation process and aimed at maximizing the benefits and minimizing the negative effects. Traditional research focuses on food production, industrial fermentation and preservatives for industrial products. This technology has developed to a new phase which focuses on fermentation engineering with microorganisms as the main body.

Quantity of active probiotics (cfu/g) that can be maintained (1)
B.bifidum
China -Biotics, Inc.	2 x 10	[11]

PRC competitors - Onlly No. 1 manufactured by Shanghai Jiaoda Onlly Co., Ltd	3.5 x 10	[9]

Japanese competitors - Morishita Jintan Co. Ltd.	1.0 x 10	[10]

The metric “Quantity of active probiotics (cfu/g) that can be maintained” is a standard commonly used to measure the effectiveness of probiotics. It refers to the concentration of live bacteria that are maintained over a specified time period—products with a higher quantity of the active probiotics that can be maintained are generally recognized as higher quality products. The international standard is CFU10 6 /g within 3 months.

The table below compares the vitality and active rate of our probiotics supplements with that of other competitors. The vitality and active rate is the most important factor in determining the nutritional value of lactic acid bacteria contained in our products, which The Institute of Microbiology, Chinese Academy of Sciences has confirmed is beneficial to humans. The vitality rate is a ratio of live probiotics contained in a product—the higher the content of live probiotics in a product, the higher the vitality rate and the higher the nutritional value of the product.

	Vitality and active rate (%)
	8 months from manufacturing	16 months from manufacturing	24 months from manufacturing
China-Biotics, Inc.	85	75	70

PRC competitors - Onlly No. 1 manufactured by Shanghai Jiaoda Onlly Co., Ltd	<20	<12	<8

Japanese competitors - Morishita Jintan Co. Ltd.	71	60	36

Set out below is a comparison of some of the features of our products and similar products:

With reference to guidelines issued by the Ministry of Health in China (1)
Manufacturer /Products	Form of products	Bacteria type	Form of Products	Bacteria Type	Qty of bacteria (>10 6 /g)
China-Biotics, Inc. (Shining Essence)	Capsule	L. acidophilus and B. bifidum	Recommended	Recommended	100x above standard

Shanghai Jiaoda Onlly Co., Ltd / Onlly No 1	Liquid	Unknown	Not Recommended	Unknown	Below standard

Shanghai Pharmaceutical Group Co., Ltd - SINE Pharmacy Co., Ltd/ Pei Fei Kang	Capsule	Lactobacillus, Bifidobacterium, Streptococcus faecalis	Recommended	Not Recommended	Below standard

(1)   According to a notice issued by the Chinese Ministry of Health on March 23, 2001 (reference number: Wei Fa Jian Fa (2001) No. 84) regarding live bacteria products in China, which took effect in 2001, these types of products should maintain concentrations of live bacteria at a level of 10 6 /g within their stated effective period. The labels attached to the products indicated as “Not recommended” or “Below standard” in this table indicated concentration levels of live bacteria below this amount.

The information regarding our competitors’ products in each of the three tables above was obtained from the labels of their products.

The competition for bulk additives comes mainly from large overseas producers and food importers that produce their own supplements. Our management believes that we have a significant advantage over these competitors in terms of both cost and quality of product. We are directing efforts toward encouraging customers to switch from imported bacteria to our products as addictives for the production of yogurt, sour milk and other food products.

Research and Development

We have a strong research and development team supported by a technical advisory board of experts. In addition to having advanced technology in bacteria culturing and protection, we also conduct research and development into complimentary technology, including genetically engineered drugs, drug delivery solutions and Chinese medicine, in an effort formulate solutions to address specific health problems and expand our product line. We incurred research and development costs of approximately $497,817 in the year ended March 31, 2007 and $387,431 in the three months ended September 30, 2007. Such research and development costs are mainly comprised of raw material costs, laboratory expenses and staff salaries in the research and development division, which were included as part of the production costs in our financial statements for such periods.

Government Regulation

Food Business

Laws and regulations governing our business include the following: the Law on the Food Conditions of the PRC promulgated and enforced on October 30, 1995, the Administrative Rules for Healthy Food promulgated by the Ministry of Health, or MOH, on March 15, 1996 and enforced on June 1, 1996, the Notice of Circulating the Appraisal Standard of Fungal and Good-Live-Bacterial Healthy Food  and its appendixes-Appraisal Standard of Fungal and Good-Live-Bacterial Healthy Food, and List of Good-Live-Bacteria Applicable for Healthy Food, which are promulgated by the MOH and enforced on March 23, 2001, and the Administration Rules for the Registration of Healthy Food (experimental) promulgated by the State Food and Drug Administration, or SFDA, on April 30, 2005 and enforced on July 1, 2005.

The previous governing authority of healthy food was the MOH. Since the General Office of the State Council of the PRC promulgated the Regulations on the Internal Organizations and Staff Schedule of the State Food and Drug Administration on April 25, 2003, the responsibility for approving healthy food was assigned to the SFDA. The SFDA is a direct subordinate authority under the State Council and its responsibilities are generally supervising the safety control of food, healthy food and cosmetics, and supervising drugs.

Pursuant to the Law on the Food Conditions of the PRC, a food manufacturing or other food-related enterprise may not engage in any food manufacturing or other food-related business until it obtains a Health License issued by the competent health administration. While using a new resource in manufacturing food, before the formal production, the company must apply for an approval in accordance with applicable standard food condition application procedures, and obtain a New Food and Food-used Products Health Approval.

Pursuant to the Administrative Rules for Healthy Food, the MOH applied an approval system for healthy food. Any food claiming to have health care functions was required to be inspected and confirmed by the MOH, which would issue a Certificate of Healthy Food upon a successful inspection. After the Administration Rules for the Registration of Healthy Food were enacted, SFDA will make an integral appraisal and inspection of the safety, effectiveness, quality control and the label and introduction of the healthy food. If permitted, the SFDA will issue an Approval Certificate of Native Healthy Food, which is valid for five years.

Pursuant to the Appraisal Standard of Fungal and Good-Live-Bacterial Healthy Food, an enterprise using good-live-bacteria in manufacturing healthy food must satisfy the following requirements:  form a Good Manufacturing Practice (GMP) and a step-by-step Hazard Analysis Critical Control Point (HACCP) quality control system; possess a pilot scale experiment manufacturing scale (at least 500 cubic liters), and submit its pilot scale experiment products for approval; have special plants or workshop, specific manufacturing equipment and devices, a good-live-bacteria lab, special staffs looking after the bacteria under the supervision of experts with at least middle level expert title, and specific technical rules and procedures. In addition, these Rules require that good-live-bacterial healthy food must maintain its active bacteria population at more than 10 6 cfu/ml during its storage term.

Pursuant to the List of Good-Live-Bacteria Applicable for Healthy Food, nine good-live-bacteria can be used in healthy food, including Bifidobacterium bifidum, B.infantis, B.longum, B.breve, B.adolescentis, Lactobacillus. bulgaricus, L.acidophilus, L.Casei subsp.casei, and Streptococcus thermophilus.

Intellectual Property

The tables below set forth the trademarks and patents that we have registered in China. The trademarks were granted by the Trademark Office of State Administration of Industry and Commerce of the People’s Republic of China and the patents were granted by the State Intellectual Property Administration Office of the People’s Republic of China. Each of these trademarks and patents is enforceable only within China.

Trademarks

Description	Registration No.	Class	Term
Logo of Shanghai Shining Biotechnology Co. Ltd. and device	1610780	30	July 28, 2001 to July 27, 2011
Shining	1675162	30	November 28, 2001 to November 27, 2011
“Shining Essence”	1675163	30	November 28, 2001 to November 27, 2011
Device containing 2 cartoon figures	3304485	30	January 21, 2004 to January 20, 2014

Patents

Type	Patent No	Term
High Quality Microecologics and Microencapsulation Technology	ZL 01 1 09063.4	February 28, 2001 to February 27, 2011

Nutrition Gas Injection Capability and Double Aluminum Packaging Machine	ZL 01 2 04515.2	February 28, 2001 to February 27, 2011

Packaging for Shining Essence	ZL 01 3 01526.5	February 28, 2001 to February 27, 2011

Pursuant to the Patent Law of the PRC and its implementation rules amended on August 25, 2000, Chinese laws protect the following three kinds of patents: patent for invention, patent for utility model and patent for design. The State Bureau of Intellectual Property is responsible for the management of patents in China, accepting and reviewing patent applications and granting patents pursuant to laws and regulations. Any invention or utility model for which patent right may be granted must possess novelty, inventiveness and practical applicability. Any design for which patent right may be granted must neither be identical with or similar to any design which, before the date of filing, has been publicly disclosed in publications in the country or abroad or has been publicly used in the country, nor conflict with legal rights of any third party obtained before. The protection period of patent for invention is 20 years and the protection period of patent for utility model or design is 10 years, both calculating from the application date.

Under the Patent Law of the PRC, we may enforce our rights attached to the registered patents against the infringer by applying to the relevant governing authorities for an injunction. We may also apply to the People’s Court for an order of specific performance which prohibits any third parties from using the registered patents. The relevant governing authorities may also impose a fine up to three times the profits made by the infringer from the unauthorized use of the registered patents or a fixed fine up to RMB50,000 for cases which the infringer has not earned any profits from such unauthorized uses.

Pursuant to the Trademark Law of PRC and its implementation rules amended on October 27, 2001, a registered capital may refer to a trademark registered with the Trademark Bureau, including products, service trademark and collective trademark, attest trademark; the trademark owner shall have exclusive rights of using the trademark, under the protection of laws. The exclusive rights of using the trademark is limited within the registered trademark and the registered products on which the trademark can be used. The Trademark Bureau of the State Administration for Industry and Commerce is responsible for managing the trademark registration and administration throughout the PRC. The protection period of registered trademark is ten years from the registration date.

Taxation and Local Governmental Support

Income tax of a foreign-invested enterprise in China is principally governed by the Law on the Income Tax of Foreign-invested Enterprises and Foreign Enterprises of the PRC and its implementation rules promulgated and enforced on July 1, 1991. Pursuant to those law and regulations, the corporate income tax rate of a foreign-invested enterprise is 30%, and the local income tax rate is 3%. However, foreign-invested enterprises which are located in certain areas or satisfy certain qualifications are entitled to a corporate income tax exemption or deduction. For instance, a manufacturing foreign-invested enterprise established in Pudong District, Shanghai, is entitled to pay its corporate income tax at a reduced tax rate of 15%. In addition, a manufacturing foreign-invested enterprise, with a business term in excess of 10 years, is entitled to a two-year corporate income tax exemption calculating from its first profitable year, and for the following three years, such foreign-invested enterprise is entitled to a half deduction of its applicable corporate income tax rate.

Foreign Exchange

Foreign exchange in China is principally governed by the PRC Foreign Exchange Control Regulations promulgated by the State Council and enforced on April 1, 1996, and the Regulations on the Administration of Foreign Exchange Settlement, Sale and Payment promulgated by the State Council and enforced on July 1, 1996. Under these regulations, upon payment of the applicable taxes, foreign-invested enterprises may convert the dividends they received in Renminbi into foreign currencies and remit such amounts outside China through their foreign exchange bank accounts.

If a foreign-invested enterprise needs foreign exchange transaction services in relation to the current account item, it may make such payment through its foreign exchange account or make an exchange and payment at one of the designated foreign exchange banks by providing applicable receipts and certificates, and without an approval from the State Administration of Foreign Exchange, or SAFE. If a foreign-invested enterprise distributes dividends to its shareholders, it will be deemed as foreign exchange transaction services in relation to the current account item, therefore, as long as it provides the board resolutions and other documents authorizing the distribution of dividends, it may make such payment through its foreign exchange account or make an exchange and payment at one of the designated foreign exchange banks.

Notwithstanding the above, foreign exchange conversion matters under the capital account item are still subject to regulatory restrictions, and a prior approval from SAFE or its relevant branches is required before conversion between Renminbi and other foreign currencies.

Facilities

We do not own any real estate. We conduct our operations from a leased facility in Pudong, Shanghai. Pursuant to our lease for this facility, which expires on October 19, 2008, we pay annual rent of RMB567,532, payable in monthly installments of RMB42,294. This facility, which includes a level 100,000 clean room and a level 10,000 clean room, houses our office space manufacturing facilities and warehouse. The maximum current production capacity at this location is approximately 3.5 million capsules per month. We have received ISO 9001, ISO 14001, OHSAS 18001 and HACCP certifications for this facility.   See “Business—Current Operations—Overview” for further information with respect to these certifications.

We are in the planning stage of the construction of a bulk manufacturing facility that will have an initial capacity of 150 tons per year of bulk product with the room for expansion to 300 tons per year based on market demand. Management estimates that Phase 1 of the project, which involves constructing a facility capable of producing 150 ton probiotics per annum, will cost $18 million, $16 million of which is expected to be paid in the third quarter of fiscal year 2008 and the balance by the end of fiscal year 2008. Subsequent phases of this project will only commence when demands for probiotics have exceeded the production capacity of the Phase 1 facility, and may increase the overall project costs to an estimated $30 million. The construction cost of the plant will be funded by cash at hand and ongoing cash inflow from operations. On March 21, 2006, Growing State, our subsidiary, entered into an agreement with Shanghai Qingpu Industrial Park District Development (Group) Company Limited for the lease of 73,157 square meters of land in the Shanghai Qingpu Industrial Park District on which we will construct this plant. The agreement provides for the payment of leasing fees of approximately $2 million, 10% of which we paid on April 11, 2006 as a deposit, to be refunded upon payment in full of the aggregate lease amount. Payment of $2,100,828 will be due immediately before the issuance of approval documents regarding the land by the Qingpu People’s Republic Government. We are in the process of applying for the necessary approval documents. our management believes that approval is likely and that we may obtain the approval documents by the end of the third quarter of fiscal year 2008. If we fail to timely make this payment, we may be subject to monetary penalties, and the other party will have the right to terminate the agreement if it has not received payment within 30 days of such payment becoming due.

On February 10, 2006 we entered into a three-year lease agreement for our first retail store in Shanghai. We paid a deposit of RMB15,000 under this lease, and are required to remit lease payments once a quarter at a monthly rate of RMB15,000.

Employees

As at September 30, 2007, we had 266 staff and employees.  The following table summarizes the functional distribution of our employees:

Department	Headcount
Management and Administrative	9
Sales and Marketing	29
Retail Store	126
Quality Control	5
Logistics	9
Production	67
Finance and Accounting	6
Business Development	15
Total	266

All of these employees were full-time. We do not have any payment obligations for any retirees and are not currently retaining any contractors.

According to Article 10, Trade Union Law of the People’s Republic of China an enterprise, public institution or government organ with 25 or more members must establish a basic-level trade union committee. However, a union is established only if it is voluntarily formed by the employees. We currently do not have a trade union.

Legal Proceedings

We have not been involved in any material litigation or claims arising from our ordinary course of business. We are not aware of any material potential litigation or claims against us which would have a material adverse effect upon our results of operations or financial condition.

MANAGEMENT

Directors, Executive Officers and Key Employees and Advisors

The following is a summary of the business experience of our executive officers and directors:

Mr. Song Jinan, age 44, Chief Executive Officer, President, Director, Treasurer and Secretary since March 2006 - Mr. Song was one of the founders of Shining in 1999, and has been the principal executive officer of Shining since inception. Prior to founding Shining, Mr. Song served as the chief engineer of Sai Bao Bio-Chemical Manufacturing Corporation. Mr. Song received his Bachelor’s Degree in Polymers from the University of Hei Long Jiang and his Master’s degree in Politics and Economics from Habin Industrial University.

Dr. Chin Ji Wei, age 49, Director since January 2007 - Dr. Chin has over 20 years of academic experience as a lecturer and researcher in the field of horticulture, where he has been focused on the areas of efficient agriculture industry and food safety. Dr. Chin has served as a Vice Principal, professor, and lecturer at Northeast Agricultural University in China since 1999. From 1985 to 1995, Dr. Chin served as a Researcher at the Northeast Agricultural University and the Northeast Agricultural Institute. Dr. Chin has Bachelors, Masters, and Doctorate degrees, all from Northeast Agricultural University.

Dr. Du Wen Min, age 38, Director since January 2007 - Dr. Du has served as the Deputy Director in charge of the Centre for Adverse Drug Reactions in Shanghai since 2001. The centre was established in June 2001 as a technology unit governed by The Shanghai Food and Drug Authority. Dr. Du has also served as the Vice Chairman of Evaluation of Pharmacology & Clinical Pharmacy in Shanghai, China, and the Vice Chairman at the Centre for the Study of Liver Disease in Shanghai, China since 2006. Dr. Du has Bachelors and Masters degrees from Shanxi Medical University and a Doctorate in Medicine from Fudan University.

Mr. Simon Yick, age 48, Director since January 2007 - Mr. Yick has over 20 years experience in corporate finance, direct investment and auditing. From March 2002 to January 2004, Mr. Yick worked as an Executive Director of Kingsway Capital Ltd. Mr. Yick has served as the managing director at Sinovest Capital Ltd., which makes direct investments, is involved with merger & acquisition activities, and operates a full service consultancy business for both Hong Kong and PRC enterprises, since 2004. His experience includes working for Ernst & Young in London and Hong Kong, in addition to holding senior positions at multiple U.S., Taiwan, and Hong Kong based investment banking firms in Hong Kong. In addition, he is currently a non-executive director and chairman of the audit committee for three Hong Kong listed companies and a member of both the Chartered Association of the Certified Accountants in UK and the Hong Kong Institute of Certified Public Accountants.

Mr. Raymond Li, age 39, Chief Financial Officer since November 2006 - Mr. Li has over 20 years of finance (both auditing and accounting) experience serving multiple industries. From 2000 to November 2006, Mr. Li served as the Financial Controller of Techwayson Holdings Limited, a company listed on The Stock Exchange of Hong Kong Limited which is principally engaged in the design, supply and integration of automation and controls system. Prior to working at Techwayson, Mr. Li was a Finance Manager at Super Worth Contracting Co. Ltd., a contractor for turn-key construction projects. Mr. Li has a Master of Arts in Language and Law from City University of Hong Kong and a Master of Business Administration from Heriot-Watt University. He is a member of the Hong Kong Institute of Certified Public Accountants, The Chartered Institute of Management Accountants, and the Association of Certified Fraud Examiners.

In addition, we have a strong management team with significant experience in our industry. We also have a technical advisory panel comprising a group of experts from different fields of live sciences, including genetics, microecologics, biochemistry and molecular materials, to advise on our product research and development. Members of the technical advisory panel include Mr. Song Jinan, Dr. Huang Weida and Dr. Du Wen Min. Biographical details of members of the technical advisory panel and other key employees that are not included above are set out below:

Ms. Yan Yihong  - Ms. Yan Yihong, age 43, is the chief administration officer (assistant to the general manager) of Shining. Ms. Yan has served as a director of Shining since 1999. She was appointed as the chief administration officer in 2004 and her term of appointment will expire in 2008. During the past five years, Ms. Yan has been an employee of Shining in various capacities and has, among other things, participated in formulating the company’s development plans, implemented the company’s internal control procedures and represented the company in business negotiations with relevant government authorities and other external parties.

Dr. Huang Weida  - Dr. Huang is one of the founders of Shining and is a member of our technical advisory panel responsible for product development and applications. Dr. Huang graduated from Osaka University majored in biology in 1985. Dr. Huang further obtained a Ph. D degree in science with specialization in bio-chemistry from protein research laboratory of Osaka University in 1990. Dr. Huang then returned to Shanghai in 1990 and since then he has been teaching at the School of Life Science of Fudan University as an instructor for doctoral students. Currently, he is the director of the Biochemistry Department of the School of Life Science. Dr. Huang is renowned for his studies and research in life science and his research work has won him a number of research and development rewards.

Board Structure and Composition

Our board of directors currently consists of four members.  We have not set up any committees as at the date of this prospectus as we are a small company and currently feel that our entire board of directors can best perform the functions that any committees might otherwise perform.  As a result, our entire board of directors acts as our audit committee.

Dr. Chin Ji Wei, Dr. Du Wen Min and Mr. Simon Yick are independent directors under the independence definitions established by the American Stock Exchange.

Code of Business Conduct and Ethics

Our board of directors has adopted a code of business conduct and ethics applicable to our directors, executive officers, including our chief financial officer and other of our senior financial officers, and employees.

Board Compensation

We have not paid any compensation to directors of China-Biotics for the fiscal years ended March 31, 2007, 2006, 2005 or 2004. Our board is currently considering what types and amounts of compensation to pay to our directors in the future for their services on the board.

Executive Compensation

The table below lists the compensation received by Mr. Song, the sole executive officer of China-Biotics prior to November 2006, and the principal executive officer of SGI for the periods indicated. No other officer of China-Biotics or SGI received compensation in excess of $100,000 for these years.

		Annual Compensation
Name and Principal Position	Year	Salary(RMB) (1)	Bonus	Other Annual Compensation
Song Jinan, Chief Executive Officer,	2006	$151,309	—	—
Treasurer and Secretary and	2005	$106,190	—	—
Principal Executive Officer of SGI (2)	2004	$117,440	—	—

(1)
Includes social insurance contributions of RMB60,095, RMB32,190 and RMB12,440 in 2006, 2005 and 2004, respectively. Under Chinese law, we are required to participate in mandatory social insurance schemes for the benefit of our employees. We are required to deposit a sum into an account maintained by the government for the benefit of Mr. Song.

(2)
Mr. Song became our Chief Executive Officer, Chief Financial Officer, Treasurer and Secretary as of March 22, 2006. All periods prior to that time included in the table above related to Mr. Song’s salary as the principal executive officer of SGI. On November 13, 2006, Mr. Song resigned from the office of Chief Financial Officer, and appointed Mr. Raymond Li to serve as the Chief Financial Officer. Mr. Li’s compensation as the Chief Financial Officer during the period from November 13, 2006 to March 31, 2007 was less than $100,000.

Equity Compensation Plans and Awards

We do not have any equity compensation plans. We have not granted any stock options or other equity awards since our inception.

SECURITY OWNERSHIP OF EXECUTIVE OFFICERS, DIRECTORS
AND PRINCIPAL STOCKHOLDERS

The following table sets forth information with respect to the beneficial ownership of our common stock as of November 14, 2007 including shares which the listed beneficial owner has the right to acquire within 60 days from such date from options, warrants, rights, conversion privileges or similar obligations, by:

•	each holder of more than 5% of our common stock;

•	each of our executive officers and directors; and

•	our executive officers and directors as a group.

Unless otherwise noted below, the addresses of each beneficial owner set forth below is No. 999 Ningqiao Road, Jinqiao Export Processing Zone, Pudong, Shanghai 201206, People’s Republic of China. The numbers and percentages are based on 17,080,000 shares of our common stock outstanding as of November 14, 2007.

Name and Address of Beneficial Owner	Number of Shares of Common Stock Owned	Percent of Common Stock Owned
Song Jinan	5,084,037	29.8%
Chin Ji Wei	—	—
Du Wen Min	—	—
Simon Yick (5)	221,000	1.3%
Raymond Li	—	—
Yan Li	2,969,883	17.4%
Chinamerica Fund, L.P. (1)	1,147,585	6.7%
Huang Weida	1,510,110	8.8%
Bright Treasure Group Limited (2)	1,118,600	6.6%
Pope Investments LLC (3)	933,440	5.5%
Tai Kwok Leung, Alexander (4)	1,469,700	8.6%
Executive officers and directors (5 persons)	5,305,037	31.1%

(1)
Based on a Schedule 13D/A filed by Chinamerica Fund, LP and Chinamerica Sino-Biotics Acquisitions, LLC on August 9, 2007. The address for Chinamerica Fund, L.P. is 2909, St. Andrews Drive, Richardson, Texas 75082. Chinamerica Partners, LP (“Chinamerica Partners”) is the general partner of Chinamerica Fund, L.P. (“Chinamerica Fund”). Chinamerica Holdings, LLC (“Chinamerica Holdings”) and Stephen Taylor are the general partners of Chinamerica Partners. Beau Johnson and Christopher Efird are the managing directors of Chinamerica Holdings. Chinamerica Partners, Chinamerica Holdings and Mssrs. Johnson, Efird and Taylor may be deemed to beneficially own the shares reported as held by Chinamerica Fund.

(2)
The address for Bright Treasure Group Limited is Flat B, 7/F, Block 8, Caribbean Coast, Tung Chung, New Territories, Hong Kong. Kwok Kin Kwok is a Director of Bright Treasure Group Limited and may be deemed to beneficially own these shares.

(3)
Based on a Schedule 13G filed by Pope Asset Management, LLC on February 9, 2007. The address for Pope Investments LLC is 5100 Poplar Ave, Suite 512, Memphis, TN. Pope Asset Management, LLC (“Pope Asset”) is the manager of Pope Investments, LLC (“Pope Investments”). William P. Wells is a member of Pope Asset. Pope Asset and Mr. Wells may be deemed to beneficially own the shares reported as held by Pope Investments.

(4)
Tai Kwok Leung, Alexander, is the sole shareholder of Fascinating Gain Investments Limited and Charming Leader Group Limited, each of which holds 734,850 shares of our common stock. Mr. Tai may be deemed to beneficially own these shares. The address for Mr. Tai, Fascinating Gain Investments Limited and Charming Leader Group Limited is 8/F, 313 Lockhart Road, Wanchai, Hong Kong.

(5)	Each of Mr. Yick and his spouse owns 50% of Master Talent Group Limited, which owns 221,000 shares of our common stock.

Ms. Yan Li is the spouse of Mr. Song, a director and our President and Chief Executive Officer. Ms. Yan Yihong, one of our key employees described in “- Directors, Executive Officers and Key Employees and Advisors” above, is Ms. Yan Li’s sister.

SELLING STOCKHOLDERS

We originally issued the shares being offered under this prospectus in transactions exempt from or not subject to registration under the Securities Act. The shares that may be offered under this prospectus will be offered by the selling stockholders, which include their donees, pledges, transferees and other successors-in-interest. Each selling stockholder may offer all or part of the shares owned for resale from time to time. A selling stockholder is under no obligation, however, to sell any shares pursuant to this prospectus.

The following table sets forth the names of the selling stockholders and for each selling stockholder the number of shares and percentage of common stock beneficially owned as of November 14, 2007, the number of shares that may be offered from time to time pursuant to this prospectus, and the number and percentage, if any, of shares of common stock to be owned after this offering. This information assumes the sale of all securities offered by this prospectus and no other purchases or sales of common stock by the selling stockholders. All information with respect to share ownership has been furnished by the selling stockholders. The numbers and percentages are based on 17,080,000 shares of our common stock outstanding as of November 14, 2007.

Selling Stockholders	Shares Owned Before Offering	Shares that May be Offered	Shares Owned Upon Completion of Offering	Percentage Owned Upon Completion of Offering
Chinamerica Fund, L.P.(1)	1,147,585	1,147,585	—	—
Pope Investments LLC (2)	855,240	855,240	—	—
Halter/Pope USX China Fund (3)	36,900	36,900	—	—
BFS US Special Opportunities Trust PLC (4)	92,251	92,251	—	—
Renaissance US Growth Investment Trust PLC (5)	92,251	92,251	—	—
PO Ka Tsun Karlson	134,875	134,875	—	—
Master Talent Group Ltd (6)	221,000	221,000	—	—
Bright Boom Group Ltd (7)	221,000	221,000	—	—
Charming Leader Group Ltd (8)	734,850	734,850	—	—
Fascinating Gain Investments Limited (9)	734,850	734,850	—	—
Sharpsville Investments Limited (10)	500,650	500,650	—	—
Yiu Ying Fai	241,650	241,650	—	—

(1)
Messrs. Beau Johnson and Christopher Efird have the power to vote or dispose of the securities offered for resale by each of Chinamerica Fund, L.P. and Chinamerica Sino-biotics Acquisition LLC. Chinamerica Holdings, LLC , a registered investment adviser, is the manager of Chinamerica Sino-Biotics Acquisition, LLC, and is the general partner of Chinamerica Partners, LP, which in turn is the general partner of Chinamerica Fund, LP. The sole members and managers of Chinamerica Holdings, LLC are Messs. Johnson and Efird. Mr. Johnson is an associated person of Smith Point Capital Ltd., a registered broker/dealer. Mr. Johnson does not have any equity ownership interest, direct or indirect, in Smith Point Capital, Ltd., and does not have the ability to control the management or policies of Smith Point Capital, Ltd. Mr. Efird is an associated person of Starlight Investments LLC, a registered broker/dealer. Mr. Efird does not have any equity ownership interest, direct or indirect, in Starlight Investments LLC, and does not have the ability to control the management or policies of Starlight Investments, LLC.

(2)	William P. Wells has the power to vote or dispose of the securities offered for resale by Pope Investments LLC.

(3)	Stephen Parr has the power to vote or dispose of the securities offered for resale by Halter/Pope USX China Fund.

(4)	Russell Cleveland has the power to vote or dispose of the securities offered for resale by BFS US Special Opportunities Trust PLC.

(5)	Russell Cleveland has the power to vote or dispose of the securities offered for resale by Renaissance US Growth Investment Trust PLC.

(6)	Ms. Tsui Mei Ling, May and Mr. Yick Wing Fat Simon have the power to vote or dispose of the securities offered for resale by Master Talent Group Ltd.

(7)	Mr. Tung Fai has the power to vote or dispose of the securities offered for resale by Bright Boom Group Ltd.

(8)	Mr. Tai Kwok Leung, Alexander has the power to vote or dispose of the securities offered for resale by Charming Leader Group Ltd.

(9)	Mr. Tai Kwok Leung, Alexander has the power to vote or dispose of the securities offered for resale by Fascinating Gain Investments Limited.

(10)	Ms. Lam Siu Fung, Rita and Ms. Lam Shu Ling have the power to vote or dispose of the securities offered for resale by Sharpsville Investments Limited.

None of the selling stockholders held any position, office or other material relationship with the company or any of its predecessors or affiliates in the past three years. Except as noted above, no selling stockholder is a broker-dealer or affiliated with a broker-dealer.

PLAN OF DISTRIBUTION

Once the registration statement of which this prospectus is part becomes effective with the SEC, the shares covered by this prospectus may be offered and sold from time to time by the selling stockholders. The selling stockholders are not obligated to sell any or all of the shares covered by this prospectus. Any sales of common stock pursuant to this prospectus may be made on the OTC Bulletin Board or otherwise, at prices and under terms then prevailing or at prices related to the then current market price, or in negotiated transactions. The shares may be sold by any means permitted under law, including one or more of the following:

•
a block trade in which a broker-dealer engaged by the selling stockholder will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by such broker-dealer for its account under this prospectus;

•	an over-the-counter distribution in accordance with the rules of the OTC Bulletin Board;

•	ordinary brokerage transactions in which the broker solicits purchasers; and

•	privately negotiated transactions.

In effecting sales, broker-dealers engaged by a selling stockholder may arrange for other broker-dealers to participate in the resale.

We will not receive any of the proceeds from the sale of our common stock by the selling stockholders.

In connection with distributions of the shares or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers. In connection with such transactions, broker-dealers may engage in short sales of the shares covered by this prospectus in the course of hedging the positions they assume with the selling stockholders. The selling stockholders may also sell the shares short and redeliver the shares to close out such short positions, subject to applicable regulations, including Regulation M (discussed below). The selling stockholders may also enter into option or other transactions with broker-dealers which require the delivery to the broker-dealer of the shares, which the broker-dealer may resell or otherwise transfer under this prospectus. The selling stockholders may also loan or pledge the shares registered hereunder to a broker-dealer and the broker-dealer may sell the shares so loaned or upon a default the broker-dealer may affect sales of the pledged shares pursuant to this prospectus.

Broker-dealers or agents may receive compensation in the form of commissions, discounts or concessions from the selling stockholders in amounts to be negotiated in connection with the sale. Such broker-dealers and any other participating broker-dealers are deemed to be “underwriters” within the meaning of the Securities Act, in connection with such sales and any such commission, discount or concession may be deemed to be underwriting discounts or commissions under the Securities Act.

We have advised the selling stockholders that the anti-manipulation rules under the Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholders and its affiliates. In addition, we will make copies of this prospectus available to the selling stockholders and have informed them of the need for delivery of copies of this prospectus to purchasers at or prior to the time of any sale of the shares offered hereby.

All costs, expenses and fees in connection with the registration of the shares will be borne by us, including printing, accounting, legal and filing fees. Such total costs are estimated by us to be approximately $269,994. Commissions and discounts, if any, attributable to the sales of the shares will be borne by the selling stockholders.

Under the securities laws of certain states, the selling stockholders may sell their shares in such states only through registered or licensed brokers or dealers. In addition, in certain states the shares of common stock may not be sold unless the shares have first been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with or other filing requirements are met.

We have informed the selling stockholders that Regulation M promulgated under the Securities Exchange Act of 1934 may be applicable to them with respect to any purchase or sale of our common stock. In general, Rule 102 under Regulation M prohibits any person connected with a distribution of our common stock from directly or indirectly bidding for, or purchasing for any account in which it has a beneficial interest, any of the shares or any right to purchase the shares, for a period of one business day before and after completion of its participation in the distribution.

During any distribution period, Regulation M prohibits persons engaged in the distribution of the common stock offered hereby from engaging in any stabilizing bid or purchasing our common stock except for the purpose of preventing or retarding a decline in the open market price of the common stock. None of these persons may effect any stabilizing transaction to facilitate any offering at the market. The selling stockholders will be subject to the applicable provisions of the Exchange Act and the rules and regulations promulgated thereunder, including Regulation M, which regulations may limit purchases sales by the selling stockholders.

RELATED PARTY AND OTHER MATERIAL TRANSACTIONS

On March 22, 2006, we consummated a share exchange with the shareholders of SGI pursuant to which the SGI shareholders transferred all of the equity securities of SGI to us in exchange for shares of our common stock. As described under "Business-History," immediately prior to the share exchange, SGI issued 2,858 ordinary shares in a private placement for an aggregate consideration of $5,067,700. Pursuant to the terms of an escrow agreement entered into in connection with the private placement, $5,064,842 of the consideration was deposited with an escrow agent. On March 24, 2006, $87,699 of the escrowed amount was released to Chinamerica Fund, L.P., who as of June 14, 2006 beneficially owned 6.7% of our common stock, as reimbursement for its expenses incurred in connection with the private placement and share exchange, including expenses incurred in assisting SGI and its counsel in the diligence process and preparing and reviewing documents related to the transactions. In addition, we have entered into the following:

•
From April 2003 to June 2005, Shining declared dividends amounting to $16.73 million. The full amount of dividends was paid in cash to the Shining shareholders, Mr. Song Jinan, Ms. Yan Li, Ms. Yan Hihong, Mr. Huang Weida and Shanghai Sheng Yuan Real Estate Co. Ltd., without deducting a withholding tax at the rate of 20% as required by applicable Chinese laws and regulations. Management believes that the risk of having to pay any surcharge or penalty with respect to this failure to withhold taxes is remote.  All but Shanghai Sheng Yuan Real Estate Co., Ltd. collectively acquired a majority shareholding in SGI in October 2005. SGI and these shareholders reached agreement to treat the amount of dividend withholding taxes not withheld by us, which totaled $3.34 million, as advances to the recipients. On March 13, 2006, these advances were repaid in full.

•
SGI’s original shareholders were Mr. Song Jinan, Ms. Yan Lie, Mr. Huang Weida and Ms. Yan Yihong (the “Original SGI Shareholders”). Ms. Kwok Kin Kwok became the sole shareholder of SGI on March 11, 2005 when she purchased 1000 shares of SGI (100% of the outstanding shares of SGI) from the Original SGI Shareholders. The SGI shares were sold to Ms. Kwok in order to comply with Chinese government regulation and to facilitate the future listing of China-Biotics stock outside of China. The temporary transfer of stock to a third party in this manner is a common practice in China.

•
Until August 2005, the Original SGI Shareholders owned 99.5% of the outstanding stock of Shanghai Shining Biotechnology Co. Ltd. (“Shining”), with Shanghai Shengyuan Property Co., Ltd. (“Shengyuan”) owning the remaining 0.5% of the Shining equity. Shengyuan became a shareholder of Shining in 2002 when Shining became a joint stock limited company in order to comply with a Chinese law requiring that joint stock limited companies have a minimum of five shareholders.

•
On August 11, 2005, SGI entered into an agreement to acquire 100% of the outstanding Shining shares from the Original SGI Shareholders and Shanghai Shengyuan Property Co., Ltd. (“Shengyuan”) in exchange for a total cash consideration of $2.27 million (RMB 18.35 million). The acquisition price of $2.27 million for SGI’s acquisition of 100% of the Shining equity was arrived at by a qualified valuer in China. This valuer had to carry out a valuation on Shining in accordance with the rules and regulations governing merger/acquisition transactions in China. This valuation report was submitted to the relevant China government authorities in conjunction with the merger/acquisition agreement for approval on the merger/acquisition transaction. SGI’s acquisition of Shining was consummated in December 2005, when a revised business license was issued to Shining as a Wholly Owned Foreign Corporation signifying the formal recognition of SGI as Shining’s sole shareholder by the Chinese government authorities.

•
Also on August 11, 2005, SGI and the Original SGI Shareholders entered into a supplemental agreement granting the Original SGI Shareholders the option to purchase an aggregate of 9,000 share of SGI for $1.00 per share. No consideration was paid by the Original SGI Shareholders in exchange for the option. On October 25, 2005, the Original SGI Shareholders exercised the option and purchased 9,000 shares of SGI for an aggregate of $9,000. After exercise of the option, the Original SGI Shareholders owned 9,000 shares of SGI (90% of the outstanding SGI equity) and Ms. Kwok owned 1,000 shares of SGI (10% of the outstanding SGI equity).

•
On September 22, 2005, SGI entered into an agreement and issued a Hong Kong Dollar denominated convertible bond for cash in the face amount of $2,580,000 (HKD20,000,000) to an independent third party at the time, Charming Leader Group Ltd., which is a British Virgin Islands company beneficially wholly-owned by Mr. Alexander Tai Kwok Leung. The bond had a maturity date of September 21, 2006 and was guaranteed by Mr. Song Jinan. The bondholder was required to convert the full face amount of the convertible bond into SGI ordinary shares if, before maturity, SGI either received approval of listing of its shares on a recognized stock exchange or within three business days after all conditions precedent for the completion of a business combination between SGI and a third party had been met. The conversion price of the bond was defined in terms of a percentage in SGI’s share capital whereby upon conversion the bondholder would hold 10% of SGI’s expanded share capital. If no conversion occurred prior to maturity, interest accrued at 6% per annum. The full face amount of the bond was converted on March 22, 2006, immediately before the share exchange, into 1,429 SGI ordinary shares (representing 10% of the issued and outstanding common stock immediate after the conversion). These 1,429 SGI ordinary shares were exchanged into 2,924,000 shares of our common stock in the share exchange, which represented 18.30% of the total of 15,980,000 shares received by all SGI shareholders in the transaction.

•
As a condition precedent to the transaction described in the foregoing bullet, on September 22, 2005, the Original SGI Shareholders entered into an agreement with SGI with the following key terms: (a) the Original SGI Shareholders agree to lend a RMB denominated loan of US$2,290,230 (RMB 18,351,200) to SGI in the following proportion: Mr. Song Jinan RMB 9,282,800; Ms. Yan Li 5,404,400; Mr. Huang Weida 2,748,000; Ms. Yan Yihong 916,000, (b) SGI has the right to draw down the full amount of loan upon serving a seven days notice to the Original SGI Shareholders, after the fulfillment of certain conditions precedent, (c) SGI agrees to use the loan proceeds only for daily operations unless a written consent for other uses is granted by the Original SGI Equity Holders, (d) the loan is repayable one year from the date of drawdown, and (e) the loan is interest free.

•
In March 2006, we received a cash loan of $2.29 million pursuant to the terms of the agreement described in the foregoing bullet from Song Jinan, our then-sole officer, director and a shareholder; Yan Li, a shareholder; Huang Weida, a member of our technical advisory panel and a shareholder; and Yan Yihong, an employee and shareholder to demonstrate their support for our expansion plan. This cash loan was unsecured, interest free and payable in March 2007. We fully repaid this loan in March 2007.

DESCRIPTION OF CAPITAL STOCK

General

We are authorized to issue 100,000,000 shares of common stock, $0.0001 par value per share, and 10,000,000 shares of preferred stock, $0.01par value per share.

Common Stock

We are authorized to issue 100,000,000 shares of common stock. As of the date hereof, there were 17,080,000 shares of our common stock outstanding. The holders of common stock are entitled to one vote per share on all matters submitted to a vote of stockholders, including the election of directors. There is no right to cumulate votes in the election of directors. The holders of common stock are entitled to any dividends that may be declared by the board of directors out of funds legally available therefore subject to the prior rights of holders of preferred stock and any contractual restrictions we have against the payment of dividends on common stock. In the event of our liquidation or dissolution, holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preferences of any outstanding shares of preferred stock.

Holders of common stock have no preemptive rights and have no right to convert their common stock into any other securities. All of the outstanding shares of common stock are fully paid and non-assessable.

Preferred Stock

As of the date hereof, there are no shares of preferred stock outstanding. Shares of preferred stock may be issued from time to time in one or more series with such designations, voting powers, if any, preferences and relative, participating, optional or other special rights, and such qualifications, limitations and restrictions, as are determined by resolution of our board of directors. The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of our company without further action by stockholders and could adversely affect the rights and powers, including voting rights, of the holders of common stock. In certain circumstances, the issuance of preferred stock could depress the market price of the common stock.

Dividends

We do not intend to pay dividends on our capital stock in the foreseeable future.

Transfer Agent

American Registrar & Transfer is our transfer agent.

SHARES ELIGIBLE FOR FUTURE SALE

We have outstanding approximately 6,172,212 shares which may generally be sold under the provisions of Rule 144 promulgated under the Securities Act.

In general, under Rule 144 as currently in effect, a person, or persons whose shares are aggregated, who owns shares that were purchased from us, or any affiliate, at least one year previously, including a person who may be deemed our affiliate, is entitled to sell within any three-month period, a number of shares that does not exceed the greater of:

•	1% of the then outstanding shares of our common stock; or

•	the average weekly trading volume of our common stock during the four calendar weeks preceding the date on which notice of the sale is filed with the SEC.

Sales under Rule 144 are also subject to manner of sale provisions, notice requirements and the availability of current public information about us. Any person who is not deemed to have been our affiliate at any time during the 90 days preceding a sale, and who owns shares within the definition of “restricted securities” under Rule 144 under the Securities Act that were purchased from us, or any affiliate, at least two years previously, is entitled to sell such shares under Rule 144(k) without regard to the volume limitations, manner of sale provisions, public information requirements or notice requirements.

Future sales of restricted common stock under Rule 144 or otherwise or of the shares, which we are registering under this prospectus, could negatively impact the market price of our common stock. We are unable to estimate the number of shares that may be sold in the future by our existing stockholders or the effect, if any, that sales of shares by such stockholders will have on the market price of our common stock prevailing from time to time. Sales of substantial amounts of our common stock by existing stockholders could adversely affect prevailing market prices.

EXPERTS

The financial statements included in this document have been audited by BDO McCabe Lo Limited, an independent registered public accounting firm, to the extent and for the periods set forth in their report appearing elsewhere herein and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

On April 13, 2006, we dismissed Malone & Bailey, PC as our principal independent accountant. Malone and Bailey’s report on our financial statements for the past two years did not contain an adverse opinion or disclaimer of opinion, nor was it modified as to uncertainty, audit scope or accounting principles. There were no disagreements with Malone & Bailey on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which, if not resolved to the satisfaction of Malone & Bailey, would have caused it to make reference to the subject matter of the disagreement(s) in connection with its report. Malone & Bailey has furnished to us a letter addressed to the SEC, which we have filed with the SEC, stating that it agrees with the foregoing statements.

On May 26, 2006, we retained BDO McCabe Lo Limited to serve as our principal independent accountant. Our board of directors approved the decision to dismiss Malone & Bailey as our principal independent accountant and to retain BDO McCabe Lo Limited to serve as our principal independent accountant.

LEGAL MATTERS

Certain matters with respect to the common stock offered hereby will be passed upon by Kirkpatrick & Lockhart Preston Gates Ellis LLP.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the Securities and Exchange Commission, or SEC, a registration statement on Form SB-2 under the Securities Act of 1933 with respect to our common stock offered by this prospectus. This prospectus does not contain all of the information set forth in the registration statement and the exhibits to the registration statement. For further information regarding us and our common stock offered hereby, please refer to the registration statement and the exhibits filed as part of the registration statement.

In addition, we file periodic reports with the SEC, including quarterly reports and annual reports which include our audited financial statements. This registration statement, including exhibits thereto, and all of our periodic reports may be inspected without charge at the Public Reference Room maintained by the SEC at 100 F Street, NE, Washington, D.C. 20549. You may obtain copies of the registration statement, including the exhibits thereto, and all of our periodic reports after payment of the fees prescribed by the SEC. For additional information regarding the operation of the Public Reference Room, you may call the SEC at 1-800-SEC-0330. The SEC also maintains a website which provides on-line access to reports and other information regarding registrants that file electronically with the SEC at the address: http://www.sec.gov.

Report of Independent Registered Public Accounting Firm

To the Board of Directors and shareholders of
China-Biotics, Inc.

We have audited the accompanying balance sheets of China-Biotics, Inc. as of March 31, 2006 and 2007 and the related statements of operations, shareholders’ equity and cash flows for the years ended March 31, 2006 and 2007. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. The audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of China-Biotics, Inc. as of March 31, 2006 and 2007 and the results of its operations and cash flows for the years ended March 31, 2006 and 2007, in conformity with generally accepted accounting principles in the United States of America.

BDO McCabe Lo Limited

Hong Kong, June 15, 2007

CHINA-BIOTICS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Amounts expressed in US Dollars)

ASSETS
Current assets
Cash and cash equivalents			$19,840,812	$26,992,025
Restricted cash	7		752,778	-
Accounts receivable	8		10,941,595	14,309,818
Deposit Paid			-	216,236
Inventories	9		257,584	203,054
Prepayment			31,200	176,094
Travel advances			8,972	-
Total current assets			$31,832,941	$41,897,227
Plant, equipment and leasehold improvements, net	10		1,594,047	2,682,617
Total assets			$33,426,988	$44,579,844
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable			$1,826,441	$1,523,471
Tax payables	11		15,316,318	18,019,721
Loan from stockholders	20(c	)	2,290,230	-
Other payables and accruals			1,656,987	1,126,645
Total current liabilities			$21,089,976	$20,669,837
Commitments	19
Stockholders' equity:
Preferred stock	12		$-	$-
Common stock	13		1,708	1,708
Additional paid-in capital			7,863,031	7,863,031
Retained earnings			1,379,914	12,284,900
Accumulated other comprehensive
income (loss)			66,565	734,574
Capital and statutory reserves	14		3,025,794	3,025,794
Liquidating dividends			-	-
Total stockholders' equity			$12,337,012	$23,910,007
Total liabilities and stockholders' equity			$33,426,988	$44,579,844

The accompanying notes are an integral part of these financial statements.

CHINA-BIOTICS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts expressed in US Dollars)

	Years ended March 31,
	Note	2006	2007

Net sales		$21,862,385	$30,609,941
Cost of sales		(6,445,148)	(8,910,633)
Gross profit		$15,417,237	$21,699,308
Operating expenses:
Selling expenses		$(2,434,448)	$(4,502,687)
General and administrative expenses		(797,232)	(2,265,220)
Total operating expenses		$(3,231,680)	$(6,767,907)
Income from operations		$12,185,557	$14,931,401
Other income and expenses:
Other income		$69,041	$223,401
Other expenses		(89)	(62,948)
Total other income (expenses)		$68,952	$160,453
Income before taxes		$12,254,509	$15,091,854
Provision for income taxes	18	(3,900,541)	(4,186,868)
Net income		$8,353,968	$10,904,986

Earnings per share:
Basic and diluted		$4.90	$0.64

Weighted average shares outstanding
Basic and diluted	5	1,705,242	17,080,000

The accompanying notes are an integral part of these financial statements.

CHINA-BIOTICS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
(Amounts expressed in US Dollars)

	Common Stock				Accumu-lated Other
	Shares	Par value $0.0001	Additional Paid-in Capital	Retained Earnings	Compre-hensive Income	Capital & Statutory Reserves	Liquidating Dividends	Total
	(Restated for Recapitalization and Reverse Acquisition - see Notes 4 and 5)

Balance- April 1, 2004	1,118,600	$112	$207,817	$4,204,519	$1,702	$1,411,866	$2,270,141	$8,096,157
Comprehensive income:
Net income	-	-	-	5,459,410	-	-	-	5,459,410
Other comprehensive income:
Foreign currency translation adjustments, net of taxes of $-0-	-	-	-	-	(451)	-	-	(451)
Total comprehensive income								5,458,959
Transfer to capital & statutory reserves	-	-	-	(1,613,928)	-	1,613,928	-	-
Distributions to previous owners of the subsidiary	-	-	-	(6,455,712)	-	-	-	(6,455,712)
Balance- March 31, 2005	1,118,600	$112	$207,817	$1,594,289	$1,251	$3,025,794	$2,270,141	$7,099,404
Comprehensive income:
Net income	-	-	-	8,353,968	-	-	-	8,353,968
Other comprehensive income:
Foreign currency translation adjustments, net of taxes of $-0-	-	-	-	-	65,314	-	-	65,314
Total comprehensive income								8,419,282
Distributions to previous owners of the subsidiary	-	-	-	(8,563,233)	-	-	-	(8,563,233)
Special distribution (in form of purchase consideration) to previous owners of the subsidiary in conjunction with acquisition of this subsidiary	-	-	-	-	-	-	(2,270,141)	(2,270,141)
Issued new shares for cash	10,067,400	1,007	7,993	-	-	-	-	9,000
Issued new shares upon conversion of convertible bond	2,924,000	292	2,579,708	-	-	-	-	2,580,000
Issued new shares for cash under a private placement	1,870,000	187	5,067,513	-	-	-	-	5,067,700
Reverse acquisition transaction:
Assumption of net liabilities	25,481,004	2,548	-	(5,110)	-	-	-	(2,562)
Treasury stock acquired in connection of the reverse acquisition	(24,381,004)	(2,438)	-	-	-	-	-	(2,438)

Balance- March 31, 2006	17,080,000	$1,708	$7,863,031	$1,379,914	$66,565	$3,025,794	$-	$12,337,012

Comprehensive income:
Net income	-	-	-	10,904,986	-	-	-	10,904,986
Other comprehensive income:
Foreign currency translation adjustments, net of taxes of $-0-	-	-	-	-	668,009	-	-	668,009
Total comprehensive income								11,572,995
Balance- March 31, 2007	17,080,000	$1,708	$7,863,031	$12,284,900	$734,574	$3,025,794	$-	$23,910,007

The accompanying notes are an integral part of these financial statements.

CHINA-BIOTICS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOW
(Amounts expressed in US Dollars)

	Years ended March 31,
	2006	2007
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$8,353,968	$10,904,986
Adjustment for:
Gain on disposal of plant and equipment	-	(14,793)
Depreciation	516,217	493,472
(Increase)/Decrease in restricted cash	(752,778)	748,742
(Increase)/Decrease in accounts receivable	(3,684,694)	(2,881,034)
(Increase)/Decrease in inventories	195,360	65,303
(Increase)/Decrease in prepayment	(31,070)	(352,923)
(Increase)/Decrease in travel advances	(8,978)	-
(Increase)/Decrease in other receivables	(7,454)	2,732
Increase/(Decrease) in accounts payable	(186,662)	(451,305)
Increase in income tax and surcharge tax payable	3,900,541	4,186,868
Income tax paid	(1,684,976)	(2,373,846)
Increase/(Decrease) in other payables and accruals, and value added tax payable	(13,744)	(321,043)
NET CASH PROVIDED BY OPERATING ACTIVITIES	$6,983,962	$10,007,159
CASH FLOWS USED IN INVESTING ACTIVITIES
Sales proceeds from disposal of plant and equipment	-	14,793
Purchase of fixed assets and payments for leasehold improvements	(97,560)	(1,485,789)
NET CASH USED IN INVESTING ACTIVITIES	$(97,560)	$(1,470,996)
CASH FLOWS FROM FINANCING ACTIVITIES
Temporary advance from shareholders	$1,500,609	$-
Repayment on temporary advance from shareholders	(1,500,609)	-
Advances to related parties	(1,712,646)	-
Cash received on advances to related parties	3,345,705	-
Proceeds from issuance of common stock	5,076,700	-
Proceeds from issue of convertible bond	2,578,000	-
Distributions to previous owners of the subsidiary	(6,850,585)	-
Payment of liquidating dividends (in form of purchase consideration) to previous owners of the subsidiary in conjunction with acquisition of subsidiary	(2,270,141)	-
Loan from shareholders / (repayment on loan from shareholders)	2,280,687	(2,280,687)
Payment to settle liabilities assumed in connection with reverse acquisition	(5,000)	-
NET CASH PROVIDED BY/(USED IN) FINANCING ACTIVITIES	$2,442,720	$(2,280,687)
Effect of exchange rate changes on cash	$240,187	$895,737
NET INCREASE IN CASH AND CASH EQUIVALENTS BALANCES	$9,569,309	$7,151,213
CASH AND CASH EQUIVALENTS BALANCES AT BEGINNING OF PERIOD	10,271,503	19,840,812
CASH AND CASH EQUIVALENTS BALANCES AT END OF PERIOD	$19,840,812	$26,992,025
Schedule of noncash transactions
Conversion of convertible bonds into common stock	$2,578,000	$-
Net liabilities assumed in reverse acquisition with the issue of common stock	$2,562	$-

The accompanying notes are an integral part of these financial statements.

CHINA-BIOTICS, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Amounts expressed in US Dollars)

1.	ORGANIZATION AND DESCRIPTION OF BUSINESS

China-Biotics, Inc. (the “Company” or “China-Biotics”) was incorporated under the name Otish Resources, Inc. in Delaware in February 2003. Until March 2006 the Company was a mineral exploration stage company specializing in acquiring and consolidating mineral properties with potential for commercial ore bodies. Although the Company conducted some preliminary exploration work with respect to its mineral properties, it never achieved full operations with respect to its mineral properties. The Company had never generated any revenue from its mineral exploration operations.

On March 22, 2006, the Company entered into an agreement and completed a securities exchange transaction with Sinosmart Group Inc. (“SGI”) and the shareholders of SGI. The key terms of this agreement are: (i) SGI’s shareholders would collectively sell, transfer and deliver 14,287 SGI ordinary shares representing all SGI ordinary share issued and outstanding as of March 22, 2006, to the Company on March 22, 2006, and (ii) in exchange for the 14,287 SGI ordinary shares, the Company would issue to the SGI shareholders (and their designees) an aggregate of 15,980,000 shares of newly issued common stock on March 22, 2006. This transaction is hereafter referred to as the “share exchange”. As a result of the share exchange, the Company is no longer a mineral exploration stage company, and SGI’s business operations become the Company’s primary operations. SGI, through its wholly owned subsidiaries which are described below, is currently engaged in the research, development, production, marketing and distribution of probiotics products. These products contain live microbial food supplements which beneficially affect the host by improving its intestinal microbial balance.

In conjunction with the share exchange, the Company entered into an agreement to acquire 20,000,000 shares of its common stock from its former President, Mr. Stan Ford (the “Stan Ford Agreement”). The key terms of this agreement are: (i) Mr. Stan Ford would transfer 20,000,000 shares of the Company’s common stock he owned to the Company, and (ii) in exchange for these 20,0000,000 shares of the Company’s common stock, the Company would paid Mr. Stan Ford a sum of $5,000, and transfer to Mr. Ford all right, title and interest of the Company in and to 726 shares of common stock issued by Diadem Resources Ltd. The value of investment in these 726 shares of Diadem Resources Ltd. common stock had been fully written off by the Company in its books and records in prior year. These securities had a market value of $363 at the time the Stan Ford Agreement was executed. Because the Company’s management believed that Mr. Stan Ford would not have entered into the Stan Ford Agreement in the absence of the execution of the agreement for the share exchange, this transaction was considered as an integral part of the share exchange for the accounting purposes (also see Note 5).

CHINA-BIOTICS, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Amounts expressed in US Dollars)

1.	ORGANIZATION AND DESCRIPTION OF BUSINESS (continued)

SGI was incorporated in the British Virgin Islands on February 13, 2004. SGI’s original shareholders were Mr. Song Jinan, Ms. Yan Lie, Mr. Huang Weida and Ms. Yan Yihong (the “Original SGI Shareholders”). Ms. Kwok Kin Kwok became the sole shareholder of SGI on March 11, 2005 when she purchased 1000 shares of SGI (100% of the outstanding shares of SGI) from the Original SGI Shareholders. The SGI shares were sold to Ms. Kwok in order to comply with Chinese government regulation and to facilitate the future listing of China-Biotics stock outside of China. The temporary transfer of stock to a third party in this manner is a common practice in China.

Shanghai Shining Biotechnology Co. Ltd. (“Shining”) was established as a domestic limited liability company on August 20, 1999 upon the issuing of a license by the Administration for Industry and Commerce of the Pudong New District in Shanghai, People’s Republic of China with an operating period of 8 years to April 15, 2007. In 2002, Shining was changed to a joint-stock company. Until August 2005, the Original SGI Shareholders owned 99.5% of the outstanding stock of”), with Shanghai Shengyuan Property Co., Ltd. (“Shengyuan”) owning the remaining 0.5% of the Shining equity. Shengyuan became a shareholder of Shining in 2002 when Shining became a joint stock limited company in order to comply with a Chinese law requiring that joint stock limited companies have a minimum of five shareholders.

On August 11, 2005, SGI entered into an agreement to acquire 100% of the outstanding Shining shares from the Original SGI Shareholders and Shengyuan in exchange for a total cash consideration of $2.27 million (RMB 18.35 million). Under the terms of this agreement, SGI agreed to make full payment of the consideration within three months after the transaction was approved by the relevant government authorities in the People’s Republic of China. On August 19, 2005, the transaction was approved by the Economic and Trade Bureau of the Pudong New District, Shanghai, People’s Republic of China and in October 2005, SGI made full payment of $2.27 million to the Original SGI Shareholders. In December 2005, SGI’s acquisition of Shining was consummated when a revised business license was issued to Shining as a Wholly Owned Foreign Corporation, signifying the formal recognition of SGI as Shining’s sole shareholder by the Chinese government authorities and extending Shining’s operating period to 50 years (expiring on August 19, 2049).

Also on August 11, 2005, SGI and the Original SGI Shareholders entered into a supplemental agreement (the “Supplemental Agreement”) granting the Original SGI Shareholders the option to purchase an aggregate of 9,000 shares of SGI for $1.00 per share. No consideration was paid by the Original SGI Shareholders in exchange for the option. On October 25, 2005, the Original SGI Shareholders exercised the option and purchased 9,000 shares of SGI for an aggregate of $9,000. After exercise of the option, the Original SGI Shareholders owned 9,000 shares of SGI (90% of the outstanding SGI equity) and Ms. Kwok owned 1,000 shares of SGI (10% of the outstanding SGI equity).

In the share exchange, the Original SGI Shareholders exchanged their 9,000 SGI shares for 10,067,400 shares of Company common stock, which represented 63% of the total of 15,980,000 shares received by all SGI shareholders in this transaction. Ms. Kwok’s shares of SGI stock were exchanged for 1,118,600 shares of Company common stock issued in the name of Bright Treasure Group Ltd., an entity that is beneficially-owned by Ms. Kwok.

CHINA-BIOTICS, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Amounts expressed in US Dollars)

1.	ORGANIZATION AND DESCRIPTION OF BUSINESS (continued)

Shining is a manufacturer and distributor of probiotics products in the People’s Republic of China.

Shining had a registered capital of RMB 1,000,000 when it was established as a domestic limited liability company in 1999. In 2002, its registered capital was first increased to RMB 10,000,000, and then to RMB 20,480,000 when it became a joint-stock limited company.

On December 9, 2005, SGI incorporated a wholly-owned subsidiary, Growing State Limited (“GSL”), in accordance with the laws of the British Virgin Islands. GSL has an authorized capital of $50,000 divided into 50,000 shares of $1.00 par value. GSL issued one share to SGI for a cash consideration of $1.00 upon its formation. Its share capital has not changed since then.

On September 22, 2006, Growing State Limited established a wholly-foreign owned enterprise, Growing Bioengineering (Shanghai) Company Limited (“GBS”) in China with a registered capital of $18 million.

2.	BASIS OF PRESENTATION AND PRINCIPLES OF CONSOLIDATION

The share exchange between the Company and SGI’s shareholders as disclosed in Note 1 has been accounted for in accordance with the accounting and financial reporting interpretations and accounting principles generally accepted in the United States ("US GAAP"). The share exchange was treated as a recapitalization of SGI, accompanied by a reverse acquisition of the Company with SGI as the accounting acquirer, on the basis that:

i.	the company was a non-operating reporting public shell company with nominal net assets;

ii.	SGI is a operating private company;

iii.	SGI’s former shareholders collectively become the Company’s majority shareholders after the share exchange;

iv.	SGI’s former shareholders have actual and effective operating control over the combined company after the share exchange; and

v.	Shareholders who owned the Company’s shares immediate prior to the share exchange become passive investors after the share exchange.

CHINA-BIOTICS, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Amounts expressed in US Dollars)

2.	BASIS OF PRESENTATION AND PRINCIPLES OF CONSOLIDATION (continued)

Under the accounting for reverse acquisition, a distinction is made between the legal acquirer and the accounting acquirer. The legal acquirer is the entity which issues new shares to acquire a majority equity interest in another legal entity. The entity being acquired is a subsidiary of the legal acquirer legally. Under the accounting for reverse acquisition, the legal aspect of the transaction is disregarded and the entity being acquired legally is treated as the accounting acquirer with the following accounting treatments and financial statement presentations:

(a)	the historical financial statements of the accounting acquirer prior to the date of the reverse acquisition is completed become those of the legal acquirer;

(b)
the shares issued by the legal acquirer in connection with the reverse acquisition are treated as the historical issued shares of the accounting acquirer, and the accounting acquirer’s historical paid-in capital is restated, after giving effect to any difference in par value of the shares of the legal acquirer and the accounting acquirer’s historical financial statements;

(c)
the legal acquirer’s shares in issue immediately prior to the completion of the reverse acquisition are treated as if they were issued in exchange for the legal acquirer’s net assets or net liabilities as of the completion date; and

(d)	the operating results of the legal acquirer and the accounting acquirer are consolidated with effect from the completion date.

Applying the accounting principles and methods for reverse acquisition as described above, the Company’s management determined that the Company was the legal acquirer and SGI was the accounting acquirer in the share exchange. The financial statements presented herewith and the reverse acquisition accounting treatments incorporated in these financial statements are summarized below.

(a)
The Consolidated Balance Sheets as of March 31, 2006 and 2007 are the Consolidated Balance Sheets of SGI and its subsidiaries. The historical paid-in capital of SGI and its subsidiaries (the total of ordinary share and additional paid-in capital) as of March 31, 2006 and 2007 were restated for the number of shares of common stock the Company issued to the SGI former shareholders in connection with the share exchange, after giving effect to any difference in par value of the Company’s common stock and SGI’s ordinary share with such difference accounted for under additional-paid-in capital. The Company’s common stock in issue immediate prior to the share exchange were treated as if they were issued on the date of the share exchange in exchange for the Company’s net liabilities as of the completion date of the share exchange.

CHINA-BIOTICS, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Amounts expressed in US Dollars)

2.	BASIS OF PRESENTATION AND PRINCIPLES OF CONSOLIDATION (continued)

(b)
The Consolidated Statements of Operations and the Consolidated Statements of Cash Flow for the years ended March 31, 2006 and 2007 reflect the followings: (i) result of operations and cash flow of SGI and its subsidiaries from April 1, 2005 to March 31, 2006, (ii) result of operations and cash flow of SGI and its subsidiaries from April 1, 2006 to March 31, 2007, (iii) result of operations and cash flow of the Company, and SGI and its subsidiaries from March 23, 2006 (the next calendar day after the completion of the share exchange) to March 31, 2006, and (iv) result of operations and cash flow of the Company, and SGI and its subsidiaries from April 1, 2006 to March 31, 2007. The earnings per share as shown on the Consolidated Statements of Operations were computed based on the weighted average number of shares of the Company’s outstanding common stock after giving effect to the recapitalization and reverse acquisition accounting treatment as set out above.

(c)
The Consolidated Statements of Changes in Stockholders’ Equity for the years ended March 31, 2006 and 2007 are those of SGI and its subsidiaries, after retroactive restatement of paid-in capital as of March 31, 2004 and 2005 and changes in year ended March 31, 2006, for the recapitalization, and after accounting for the reverse acquisition as a new issue of shares in exchange for net liabilities.

The consolidated financial statements for SGI and its subsidiaries for the years ended March 31, 2006 and 2007 are prepared in accordance with generally accepted accounting principles in the United States of America and include the accounts of SGI, Shining GSL and GBS.

CHINA-BIOTICS, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Amounts expressed in US Dollars)

2.	BASIS OF PRESENTATION AND PRINCIPLES OF CONSOLIDATION (continued)

In preparing the consolidated financial statements presented herewith, all significant intercompany balances and transactions have been eliminated on consolidation

The term “Group”, as used in these financial statements, refers to a group of companies comprising SGI, Shining and GSL for periods covered up to March 22, 2006; and to a group of companies comprising China-Biotics, SGI, Shining, GSL and GBS from March 23, 2006 and onward.

3.	SUMMARY OF PRINCIPAL ACCOUNTING POLICIES

(a)	Change in Fiscal Year

Prior to the share exchange as described in Note 1, the Company had a fiscal year end date of August 31. Upon consummation of the share exchange, the Company changed its fiscal year end from August 31 to March 31 to conform to the year end date of SGI.

(b)	Use of Estimates

The preparation of the consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Accordingly, actual results could differ from those estimates.

CHINA-BIOTICS, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Amounts expressed in US Dollars)

3.	SUMMARY OF PRINCIPAL ACCOUNTING POLICIES (continued)

(c)	Foreign Currency Translations and Transactions

The Group uses the United States dollar ("U.S. Dollars") for financial reporting purposes.

SGI maintains its books and accounting records in Hong Kong Dollars ("HKD"), being the functional currency. HKD, the local currency of the Hong Kong Special Administrative Region, is the primary currency of the economic environment in which the operations of SGI are conducted. The HKD is therefore considered as SGI’s “functional currency”.

SGI’s wholly-owned subsidiaries, Shining, GSL and GSL’s wholly-owned subsidiary, GBS, maintain theirs books and accounting records in Renminbi ("RMB"), being the functional currency. RMB, the national currency of the People’s Republic of China, is the primary currency of the economic environment in which the operations of Shining, GSL   and GBS are conducted currently or to be conducted in the future. The RMB is therefore considered as the “functional currency” of Shining, GSL and GBS.

SGI uses the “Current rate method” to translate its financial statements from HKD into U.S. Dollars, and to translate Shining ’s, GSL’s and GBS’s financial statements from RMB into U.S. Dollars, as required under the Statement of Financial Accounting Standard (“SFAS”) No. 52, "Foreign Currency Translation" issued by the Financial Accounting Standard Board (“FASB”). The assets and liabilities of SGI, Shining, GSL and GBS, except for the paid-up capital, are translated into U.S. Dollars using the rate of exchange prevailing at the balance sheet date. The paid-up capital is translated at the historical rate. Adjustments resulting from the translation of the balance sheets of SGI, Shining GSL and GBS from HKD and RMB into U.S. Dollars are recorded in stockholders' equity as part of accumulated comprehensive income. The statement of operations is translated at average rates during the reporting period. Gains or losses resulting from transactions in currencies other than the functional currencies are reflected in the statement of operations for the reporting periods. The statement of cash flows is translated at average rates during the reporting period, with the exception of issue of share and payment of dividends which are translated at the historical rates. Due to the use of different rates for translation, the figures in the statement of changes in cash flows may not agree with the differences between the year end balances as shown in the balance sheets.

CHINA-BIOTICS, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Amounts expressed in US Dollars)

3.	SUMMARY OF PRINCIPAL ACCOUNTING POLICIES (continued)

(d)	Comprehensive Income (Loss)

SGI has adopted SFAS No. 130, "Reporting Comprehensive Income, issued by the FASB. SFAS No. 130 establishes standards for reporting and presentation of comprehensive income (loss) and its components in a full set of general-purpose financial statements. SGI has chosen to report comprehensive income (loss) in the statements of changes in stockholders’ equity. Comprehensive income (loss) comprised net income and all changes to stockholders' equity except those due to investments by owners and distributions to owners.

(e)	Revenue Recognition

Sale of goods

Revenue from the sale of goods is recognized on the transfer of risks and rewards of ownership, which generally coincides with the time when the goods are delivered to customers and title has passed. Sales are stated at invoiced value net of sales tax under the caption Net Sales in these financial statements. The sales tax were 0.66% and 0.64% of the invoiced value for years ended March 31, 2006 and 2007, respectively.

Interest income

Interest income is recognized on a time proportion basis, taking into account the principal amounts outstanding and the interest rates applicable.

(f)	Fair Value of Financial Instruments

SFAS No. 107, "Disclosures about Fair Value of Financial Instruments", requires that SGI discloses estimated fair values of financial instruments. The carrying amounts reported in the statements of financial position for current assets and current liabilities qualifying as financial instruments are a reasonable estimate of fair value.

As of the date of these financial statements, the estimated fair values of the financial instruments were not materially different from their carrying values as presented in the balance sheets.

CHINA-BIOTICS, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Amounts expressed in US Dollars)

3.	SUMMARY OF PRINCIPAL ACCOUNTING POLICIES (continued)

(g)	Cash and cash equivalents

Cash and cash equivalents include all highly liquid investments with an original maturity of three months or less.

(h)	Allowance for Doubtful Accounts

The Group maintains allowances for doubtful accounts for estimated losses that may result from the inability of its customers to make required payments. Such allowances are based upon several factors including, but not limited to, historical experience and the current and projected financial condition of specific customers. Were the financial condition of a customer to deteriorate, resulting in an impairment of its ability to make payments, initial or additional allowances may be required.

(i)	Plant, Equipment and Leasehold Improvements

Plant, equipment and leasehold improvements are recorded at cost and are stated net of accumulated depreciation. Gains or losses on disposals are reflected as gain or loss in the year of disposal. The cost of improvements that extend the life of plant and equipment are capitalized. These capitalized costs may include structural improvements, equipment, and fixtures. All ordinary repair and maintenance costs are expensed as incurred.

Plant and equipment are depreciated at rates sufficient to write off their cost over their estimated useful lives on a straight-line basis. Leasehold improvements are depreciated over the lease term of the related leased properties. Depreciation relating to property, plant and equipment used in production in our determination of gross profit. The estimated useful lives of the assets are as follows:

Plant and machinery	10 years
Office equipment	5 years
Motor vehicles	5 years
Leasehold improvements	Lease term of related leased properties

CHINA-BIOTICS, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Amounts expressed in US Dollars)

3.	SUMMARY OF PRINCIPAL ACCOUNTING POLICIES (continued)

(j)	Impairment of Long-Lived Assets

In accordance with the provisions of SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets", the Group's policy is to record an impairment loss against the balance of a long-lived asset in the period when it is determined that the carrying amount of the asset may not be recoverable. This determination is based on an evaluation of such factors as the occurrence of a significant event, a significant change in the environment in which the business assets operate or if the expected future non-discounted cash flows of the business is determined to be less than the carrying value of the assets. If impairment is deemed to exist, the assets will be written down to fair value. Management also evaluates events and circumstances to determine whether revised estimates of useful lives are warranted. There was no impairment of long-lived assets for the periods presented in these financial statements.

(k)	Inventories

Inventories are stated at the lower of cost or market. Cost, which is calculated using the first-in, first-out method, comprises all costs of purchases, costs of conversion and other costs incurred in bringing the inventories to their present location and condition. Market value is determined by reference to the sales proceeds of items sold in the ordinary course of business after the balance sheet date.

(l)	Treasury Stock

The Group treated common stock repurchased but not yet canceled as treasury stock. Treasury stock is reported in the balance sheets and statements of changes in stockholders’ equity with its par value charged to common stock, and with the excess of the purchase price over par, if any, first charged against any available additional paid-in capital and the balance charged to retained earnings.

(m)	Transaction costs related to the Share Exchange transaction

The transaction costs incurred in relation to the Share Exchange transaction as described in Note 1 are expensed as incurred.

CHINA-BIOTICS, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Amounts expressed in US Dollars)

3.	SUMMARY OF PRINCIPAL ACCOUNTING POLICIES (continued)

(n)	Advertising costs

All advertising costs incurred in the promotion of the Group’s products are expensed as incurred.

(o)	Income Tax

The Group accounts for income tax under the provisions of SFAS No. 109, “Accounting for Income Taxes”, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the tax and financial reporting basis of assets and liabilities and for loss and credit carryforward. Deferred income taxes are provided using the liability method. Under the liability method, deferred income taxes are recognized for all significant temporary differences between the tax and financial statement bases of assets and liabilities. In addition, the Group is required to record all deferred tax assets, including future tax benefits of capital losses carried forward, and to record a "valuation allowance" for any deferred tax assets where it is more likely than not that the asset will not be realized.

(p)	Research and Development Costs

Research and development costs are charged to expense when incurred and are included in operating expenses.

(q)	Retirement Costs

Retirement costs are charged to expense at certain percentage of the payroll costs which is required under the tax regulations of the People’s Republic of China.

(r)	Operating Leases

Operating leases represent those leases under which substantially all risks and rewards of ownership of the leased assets remain with the lessors. Rental payment under operating leases are charged to expense as incurred over the lease periods.

CHINA-BIOTICS, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Amounts expressed in US Dollars)

3.	SUMMARY OF PRINCIPAL ACCOUNTING POLICIES (continued)

(s)	Earnings Per Share

Basic earnings per share is computed in accordance with SFAS No.128, “Earnings Per Share”, by dividing net earnings. Diluted earning per share assumes the conversion, exercise or issuance of all potential common stock instruments such as options, warrants and convertible securities, unless the effect is to reduce a loss or increase earnings per share. During the periods presented in these financial statements, the Group did not have any outstanding dilutive instruments, and the basic and the diluted earning per share are therefore the same. The weighted average number of outstanding common stock reflects the effects of the recapitalization and the reverse merger.

(t)	Related Parties

Parties are considered to be related if one party has the ability, directly or indirectly, to control the other party or exercise significant influence over the other party in making financial and operational decisions. Parties are also considered to be related if they are subject to common control or common significant influence. Related parties may be individuals or corporate entities.

(u)	Segment Reporting

Statement of Financial Accounting Standards No. 131, “Disclosure about Segments of an Enterprise and Related Information”, requires use of the “management approach” model for segment reporting. The management approach model is based on the way a company’s management organizes segments within the company for making operating decisions and assessing performance. Reportable segments are based on one of the followings: (a) products and services, (b) geographical areas, (c) legal structure, (d) management structure, or (e) any other manner in which management disaggregates a company. The Group’s management has adopted the “products and services” approach for segment reporting.

(v)	Recent Accounting Pronouncements

(i)         In June 2005, the FASB ratified the Emerging Issues Task Force (“EITF”) consensus to amend EITF No. 96-16, “Investor’s Accounting for an Investee When the Investor Has a Majority of the Voting Interest but the Minority Shareholders Have Certain Approval or Veto Rights”. The EITF agreed to amend the Protective Rights section of this consensus, as well as Example of Exhibit 96-16A, to be consistent with the consensus reached in Issue No. 04-5, “Determining Whether a General Partner, or the General Partners as a Group, Controls a Limited Partnership or Similarly Entity When the Limited Partners Have Certain Rights.” The provisions of this amendment should be applied prospectively to new investments and to investment agreements that are modified after June 29, 2005. We believe the adoption of this pronouncement will not have a material effect on our consolidated financial statements.

(ii)   In June 2006, the EITF reached consensus on and ratified EITF Issue 06-03, How Taxes Collected from Customers and Remitted to Governmental Authorities Should Be Presented in the Income Statement (EITF 06-03). The scope of this Issue includes any tax assessed by a governmental authority that is directly imposed on a revenue-producing transaction between a seller and a customer and may include, but is not limited to, sales, use, value added, and some excise taxes. The Task Force concluded that the presentation of taxes within the scope of the Issue on either a gross (included in revenues and costs) or a net (excluded from revenues) basis is an accounting policy decision that should be disclosed pursuant to Opinion 22. In addition, for any such taxes that are reported on a gross basis, a company should disclose the amounts of those taxes in interim and annual financial statements for each period for which an income statement is presented if those amounts are significant. The disclosure of those taxes can be done on an aggregate basis. The consensus in this Issue should be applied to financial reports for interim and annual reporting periods beginning after December 15, 2006. We believe the adoption of EITF 06-03 will not have a material impact on our method for recording and reporting these type taxes in its consolidated financial statements, as the Company’s policy is to exclude all such taxes from revenue.

(iii)   In July 2006, the FASB issued FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes-an interpretation of FASB Statement No. 109 (FIN 48) .  This Interpretation provides guidance for recognizing and measuring uncertain tax positions, as defined in SFAS No. 109, Accounting for Income Taxes . FIN 48 prescribes a threshold condition that a tax position must meet for any of the benefit of the uncertain tax position to be recognized in the financial statements. Guidance is also provided regarding derecognition, classification and disclosure of these uncertain tax positions. FIN 48 is effective for fiscal years beginning after December 15, 2006. We do not expect that this Interpretation will have a material impact on our financial position, results of operations or cash flows.

(iv)   In September 2006, the FASB issued FAS 157, Fair Value Measurements (FAS 157 ). FAS 157 defines fair value, establishes a framework for measuring fair value in accordance with generally accepted accounting principles, and expands disclosures about fair value measurements. The provisions of FAS 157 are effective for the fiscal year beginning after November 15, 2007. We are currently evaluating the impact of the provisions of FAS 157.

(v) On February 15, 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities: Including an amendment of FASB Statement No. 115” (“SFAS 159”). SFAS 159 permits all entities to elect to measure many financial instruments and certain other items at fair value with changes in fair value reported in earnings. SFAS 159 is effective as of the beginning of the first fiscal year that begins after November 15, 2007, with earlier adoption permitted. The Company does not anticipate that the adoption of this statement will have a material effect on the Company's financial condition and results of operations. The Company does not believe that any other of the recently issued and adopted, but not yet effective, accounting standards would have a material effect on the accompanying financial statements.

CHINA-BIOTICS, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Amounts expressed in US Dollars)

4.  REVERSE ACQUISITION TRANSACTION

As stated in Note 2, the share exchange was treated as a recapitalization of SGI, accompanied by a reverse acquisition of the Company with SGI as the accounting acquirer. Under the accounting for reverse acquisition, the following accounting treatments were applied for the preparation of these financial statements:

(a)
the Company’s common stock in issue immediately prior to the completion of the reverse acquisition were treated as if they were issued in exchange for the Company’s net liabilities as of March 22, 2006 (the completion date of the share exchange); and

(b)	the operating results of the Company and SGI are consolidated with effect from March 23, 2006 (the next calendar day after the completion of the share exchange).

At the time the agreement for the share exchange was executed, the Company had 25,481,000 shares of common stock in issue, and a net asset of $438 representing the total par value of 4,381,004 shares of common stock held in treasury (“Treasury stock”). In conjunction with the share exchange, the Company entered into an agreement to acquire 20,000,000 shares of its common stock from its former President, Mr. Stan Ford (the “Stan Ford Agreement”). The key terms of this agreement were: (a) Mr. Stan Ford should transfer 20,000,000 shares of the Company’s common stock he owned to the Company, and (b) in exchange for these 20,0000,000 shares of the Company’s common stock, the Company should paid Mr. Stan Ford a sum of $5,000, and transfer to Mr. Ford all right, title and interest of the Company in and to 726 shares of common stock issued by Diadem Resources Ltd. The value of investment in these 726 shares of Diadem Resources Ltd. common stock had been fully written off by the Company in its books and records in prior year. These securities had a market value of $363 at the time the Stan Ford Agreement was executed. Because the Company’s management believed that Mr. Stan Ford would not have entered into the Stan Ford Agreement in the absence of the execution of the agreement for the share exchange, this transaction was considered as an integral part of the share exchange for accounting purposes, and was reflected in the Company’s books and records immediately prior to the completion of the share exchange. After reflecting the transaction under the Stan Ford Agreement (the “Stan Ford Transaction”), the Company’s number of shares in issue and net liabilities were 25,481,000 and $2,562, respectively, resulting from the following computation:

CHINA-BIOTICS, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Amounts expressed in US Dollars)

4.   REVERSE ACQUISITION TRANSACTION (continued)

	Balance prior to the Stan Ford Transaction	Changes due to the Stan Ford Transaction	Balance after the Stan Ford Transaction

Number of shares of common stock in issue:
As of March 31, 2005	26,481,004
Less: shares repurchased at $750 which
were cancelled in January/February 2006	(1,000,000)
As of March 22, 2006	25,481,004	-	25,481,004
Net assets/(liabilities):
Treasury stock	$438	$2,000	$2,438
Other payable	$-	$(5,000)	$(5,000)
	$438	$(3,000)	$(2,562)

Based on the above figures, the reverse acquisition of the Company with SGI as the accounting acquirer was incorporated in the financial statements presented herewith as follows:

Shares issued in reverse acquisition (on an as if basis and includes 24,381,004 shares issued but not outstanding)	25,481,004
Effect on financial statements:
Net liabilities assumed represented by:
Increase in treasury stock	$2,438
(Increase) in other payable	$(5,000)
(2,562)
Net liabilities assumed were accounted by:
(Increase) in common stock (par value $0.0001)	$(2,548)
Decrease in retained earnings	$5,110
2,562

CHINA-BIOTICS, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Amounts expressed in US Dollars)

4.   REVERSE ACQUISITION TRANSACTION (continued)

The amount of $2,438 shown above represented 24,381,004 shares of treasury stock, which were the Company’s common stock held in treasury immediate before the completion of the share exchange. The Company has the accounting policy in recording treasury stock as follows: (a) with its par value charged to common stock, and with the excess of the purchase price over par, if any, first charged against any available additional paid-in capital and the balance charged to retained earnings, and (b) for treasury stock acquired at no cost, the par value is charged to common stock with the same amount recorded as an increase in additional paid-in capital. The Company’s accounting for its acquisition of 24,381,004 shares of treasury stock is summarized as follows:

			Effect on accounts
Description	Number of shares of treasury stock	Purchase consideration	Decrease in common stock (par value $0.0001)	(Increase) Decrease in additional paid-in capital	(Decraese) in accumulated deficit
Shareholder returned shares to the Company at no charge to Company	1,030,000	Nil	103	(103.00)	-
Shareholder returned shares to the Company at no charge to Company	1,681,004	Nil	168	(168.00)	-
Shareholder returned shares to the Company at no charge to Company	1,670,000	Nil	167	(167.00)	-
Repurchased shares from Stan Ford at cash of $5,000 plus $363 worth of securities which had been fully written-off	20,000,000	$5,363	2,000	3,363	(363)
	24,381,004		2,438	2,925	(363)

In reflecting the reverse acquisition, the amount of $2,438 of the treasury stock as recorded in the Company’s books and records was included as an asset in arriving at the Company’s net liabilities assumed by SGI, and the related 24,381,004 shares of treasury stock was included as part of the 25,481,004 shares of common stock which were treated as the number of common stock issued in exchange for the Company’s net liabilities. These 24,381,004 shares of common stock were then treated as if they were repurchased at a purchase consideration of $2,438 on the same day they were issued. The treasury stock is reported in these financial statements in the amount of $2,438, which equated to its par value, as a charge to common stock.

CHINA-BIOTICS, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Amounts expressed in US Dollars)

5. WEIGHTED AVERAGE NUMBER OF OUTSTANDING COMMON STOCK

Earnings per share is computed by dividing the net income for each reporting period by the weighted average number of outstanding common stock for the same reporting period. The weighted average number of outstanding common stock is determined by relating the portion of time within a reporting period that a particular number of common stock has been outstanding to the total time in that period.

The weighted average number of outstanding common stock as shown in the financial statements presented herewith was computed based on the Company’s number of outstanding common stock, and took into account of the recapitalization transactions, and the reverse acquisition transaction . Detail computations are set out as follows:

	Date of issue or purchase (as if basis for the Company's	No. of SGI	No. of the Company's common stock (Restated for	No. of days outstanding Year ended		Weighted average number of outstanding common stock
	common	ordinary	recapitalization	March 31,		Year ended March 31,
	stock)	share	of SGI)	2006	2007	2006	2007
Number of days in reporting period				365	365
SGI existing shares as of March 31, 2004	Pre- 3/31/2004	1,000	1,118,600	365	365	1,118,600	1,118,600
SGI issued new shares upon receipt of cash	3/15/2006	9,000	10,067,400	16	365	441,311	10,067,400
SGI issued new shares for convertible bond conversion	3/22/2006	1,429	2,924,000	9	365	72,099	2,924,000
SGI issued new shares for cash of $5M under private placement	3/22/2006	2,858	1,870,000	9	365	46,110	1,870,000
		14,287
Stock issued in exchange for 14,287 shares of SGI stock (100% equity in SGI)			15,980,000
The Company's stock at time of reverse acquisition
Existing stock in issue at time of reverse acquisition	3/22/2006		25,481,004	9	365	628,299	25,481,004
Stock held in treasury prior to reverse acquisition	3/22/2006		(4,381,004)	9	365	(108,025)	(4,381,004)
Repurchased stock from Stan Ford in conjunction with reverse acquisition	3/22/2006		(20,000,000)	9	365	(493,151)	(20,000,000)
			17,080,000			1,705,242	17,080,000

CHINA-BIOTICS, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Amounts expressed in US Dollars)

6. RISKS, UNCERTAINTIES, AND CONCENTRATIONS

(a)   Nature of Operations

Substantially all of the Group’s operations are conducted in the PRC and are subject to various political, economic, and other risks and uncertainties inherent in this country. Among other risks, the Group’s operations are subject to the risks of restrictions on transfer of funds; export duties, quotas and embargoes; domestic and international customs and tariffs; changing taxation policies; foreign exchange restrictions; and political conditions and governmental regulations.

(b)   Concentration of Credit Risk

Financial instruments that potentially subject the Group to concentrations of credit risk consist principally of cash and accounts receivable.

As of March 31, 2007, the Group had cash deposits of $26.99 million placed with several banks in the People’s Republic of China (“PRC”), which includes the Special Administrative Region of Hong Kong, where there is currently no rule or regulation in place for obligatory insurance of bank accounts.

As of March 31, 2006, the Group had cash deposit of $752,778 placed with a bank in the United States, which is insured by the Federal Deposit Insurance Corporation (FDIC) up to $100,000 for each customer account. $652,778 of the Group’s cash deposit at this bank therefore was in excess of the FDIC insured limit. This cash deposit is shown under the caption “Restricted cash” in the financial statements. As of March 31, 2007, the Group did not have any cash placed with a bank in the United States.

For the years ended March 31, 2006 and 2007, all of the Group’s sales arose in the PRC. In addition, all accounts receivable as at March 31, 2006 and 2007 also arose in the PRC.

CHINA-BIOTICS, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Amounts expressed in US Dollars)

7.	RESTRICTED CASH

On March 22, 2006, immediately prior to the share exchange, SGI issued 2,858 ordinary shares in a private placement for an aggregate consideration of $5,067,700. In conjunction with this private placement, SGI, a bank in the United States as the escrow agent, and the Chinamerica Fund, L.P. as a representative of the investor group entered into an escrow agreement. The key terms of the escrow agreements are: (a) SGI’s disbursements out of the escrow account require written consent from Chinamerica Fund, L.P., (b) $5,064,842 of the proceeds from the private placement would be deposited with the escrow agent, (c) $5,000 would be released from the escrow account to Mr. Stan Ford pursuant to the closing of the transaction under the Stan Ford Agreement, (d) $4,222,142 would be released from the escrow account upon the Company’s initial filing of a Registration Statement on Form SB-2 with the Securities and Exchange Commission, (d) $87,699 of the escrowed amount was released to Chinamerica Fund, L.P., one of the investors in the private placement, as reimbursement for its expenses incurred in connection with the private placement and share exchange, including expenses incurred in assisting SGI and its counsel in the due diligence process and preparing and reviewing documents related to the transactions, (e) $750,000 was to be released from time to time to cover certain marketing and executive officer search expenses, and (f) any amounts remaining in the escrow account on March 22, 2007 would automatically be released to the Company.

The Company received the full amount of proceeds of $5,067,700 from the private placement instead of the amount of $5,064,842 as stipulated in the escrow agreement. In March 2007, the remaining amount in $573,612 in the escrow account had been released to the Company. As of March 31, 2007 the Company had NIL balance in the escrow account.

In May 2006, the Company entered into agreements with four unrelated parties for marketing and investor relation services, and a total of $84,660 was paid out of the escrow account.

CHINA-BIOTICS, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Amounts expressed in US Dollars)

8.  ACCOUNTS RECEIVABLE

The Group's accounts receivable as of the balance sheet dates as presented in these financial statements are summarized as follows:

	March 31, 2006	March 31, 2007
Trade receivables	$10,941,595	$14,309,818
Less: Allowances for doubtful debt	-	-
	$10,941,595	$14,309,818
9.  INVENTORIES

The Group's inventories as of the balance sheet dates as presented in these financial statements are summarized as follows:

	March 31, 2006	March 31, 2007
Raw materials	$188,112	$165,337
Work-in-progress	50,362	12,385
Finished goods	19,110	25,332
	$257,584	$203,054

CHINA-BIOTICS, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Amounts expressed in US Dollars)

10. PLANT, EQUIPMENT AND LEASEHOLD IMPROVEMENTS

The Group's plant, equipment and leasehold improvements as of the balance sheet dates as presented in these financial statements are summarized as follows:

	March 31, 2006	March 31, 2007
Plant and machinery	$3,093,152	$3,486,207
Office equipment	1,101,779	1,781,637
Motor vehicles	28,716	40,793
Leasehold improvements	-	577,052
	$4,223,647	$5,885,689
Less: Accumulated depreciation	(2,629,600)	(3,203,072)
	$1,594,047	$2,682,617

Depreciation expenses were $516,217 and $493,472 for the years ended March 31, 2006 and 2007, respectively.

11. TAX PAYABLES

The Group's tax payables as of the balance sheet dates as presented in these financial statements are summarized as follows:

	March 31, 2006	March 31, 2007
Value added tax and other taxes	$4,393,629	$4,688,344
Income tax	3,169,773	3,338,947
Surcharge	4,393,213	6,506,198
Dividends withholding tax	3,359,703	3,486,232
	$15,316,318	$18,019,721

CHINA-BIOTICS, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Amounts expressed in US Dollars)

12.  PREFERRED STOCK

The Company is authorized to issue 10,000,000 shares of preferred stock, $0.01 par value per share. As of March 31, 2006 and 2007, there were no shares of preferred stock issued and outstanding. Shares of preferred stock may be issued from time to time in one or more series with such designations, voting powers, if any, preferences and relative, participating, optional or other special rights, and such qualifications, limitations and restrictions, as are determined by resolution of the Company’s board of directors. The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of the Company without further action by stockholders and could adversely affect the rights and powers, including voting rights, of the holders of common stock. In certain circumstances, the issuance of preferred stock could depress the market price of the common stock.

13. COMMON STOCK

Prior to March 21, 2006, the Company was authorized to issue 90,000,000 shares of Class A common stock, $0.0001 par value per share, and 10,000,000 shares of Class B common stock, $0.0001 par value per share. On March 21, 2006, the Company filed an amended and restated certificate of incorporation with the Secretary of State of Delaware, which, among other things, provided that the Company’s common stock, which had previously been divided into Class A and Class B common stock (of which no Class B common stock was outstanding), would become one class of common stock, and that the Company is authorized to issue 100,000,000 shares of common stock, $0.0001 par value per share. The Company’s common stock referred to in the financial statements presented herewith includes the Class A common stock which existed up to March 21, 2006, and the single class of common stock which exists subsequent to that date.

The holders of common stock are entitled to one vote per share on all matters submitted to a vote of stockholders, including the election of directors. There is no right to cumulate votes in the election of directors. The holders of common stock are entitled to any dividends that may be declared by the Company’s board of directors out of funds legally available therefore subject to the prior rights of holders of preferred stock and any contractual restrictions the Company against the payment of dividends on common stock. In the event of the Company’s liquidation or dissolution, holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preferences of any outstanding shares of preferred stock.

Holders of common stock have no preemptive rights and have no right to convert their common stock into any other securities.

CHINA-BIOTICS, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Amounts expressed in US Dollars)

13. COMMON STOCK (continued)

There was no change to the Company’s number of issued and outstanding common stock during the year ended March 31, 2005. The Company had 26,481,004 shares of common stock issued and outstanding as of March 31, 2005.

During the year ended March 31, 2006, there was a net decrease of 9,401,004 shares in the Company’s issued and outstanding common stock as a result of the following transactions:

Description	Increase (decrease) in issued shares	(Increase) decrease in shares held in treasury	Increase (decrease) in issued and outstanding shares
Shareholder returned shares to the Company at no charge to Company	-	(1,030,000)	(1,030,000)
Shareholder returned shares to the Company at no charge to Company	-	(1,681,004)	(1,681,004)
Shareholder returned shares to the Company at no charge to Company	-	(1,670,000)	(1,670,000)
Repurchased shares from a former officer of the Company at a cash of $750	(1,000,000)	-	(1,000,000)
Repurchased shares from Stan Ford, the Company's former President, at cash of $5,000 plus $363 worth of securities which had been fully written-off	-	(20,000,000)	(20,000,000)
Issued new shares in exchange for 14,287 shares of SGI common stock representing 100% equity in SGI	15,980,000	-	15,980,000
	14,980,000	(24,381,004)	(9,401,004)

The Company had 17,080,000 shares of common stock issued and outstanding as of March 31, 2006.

There was no change to the Company’s number of issued and outstanding common stock during the year ended March 31, 2007. The Company had 17,080,000 shares of common stock issued and outstanding as of March 31, 2007.

All of the Company’s issued shares are fully paid and non-assessable.

The amount and number of shares of common stock shown as the balance as of March 31, 2005 in these financial statements is different from the actual amount and number of shares of common stock as of that date. The difference arises because of the application of reverse acquisition accounting to the share exchange between the Company’s and SGI’s shareholders. Under the reverse acquisition accounting, the Company’s issued shares of common stock as of March 22, 2006 (the date of the completion of the share exchange) were treated as if they were newly issued in exchange for the Company’s net liabilities as of March 22, 2006, and the Company’s common stock issued on March 22, 2006 for the share exchange were treated as if they were issued prior to the share exchange to recapitalize SGI. The amount and number of shares of common stock shown as the balance as of March 31, 2006 in these financial statements, however, are the same as the actual amount of shares of common stock as of that date, irrespective of the application of the reverse acquisition accounting.

CHINA-BIOTICS, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Amounts expressed in US Dollars)

13.     COMMON STOCK (continued)

A reconciliation between the amount and number of shares of common stock shown as the balance as of March 31, 2005 in these financial statements and the actual amount of shares of common stock as of that date is as follows:

	The Company's common stock
	Number of shares in issue	Par value $0.0001
Actual balance - March 31, 2005	26,481,004	$2,648

Amount treated as issued in exchange for net liabilities for SGI's reverse acquisition of China-Biotics (before accounting for cancellation of 1,000,000 shares subsequent to March 31, 2005 but before the share exchange )	(26,481,004)	(2,648)

Shares issued for share exchange acquisition (which were treated as recapitalization of SGI )	15,980,000	1,598

Less: shares issued for the share exchange allocated to recapitalize SGI capital transactions for year ended March 31, 2006:-
SGI issued new shares upon receipt of cash on March 15, 2006	(10,067,400)	(1,007)
SGI issued new shares for conversion of convertible bonds on March 22, 2006	(2,924,000)	(292)
SGI issued new shares for cash of $5 million under a private placement on March 22, 2006	(1,870,000)	(187)
Financial statements balance - March 31, 2005	1,118,600	112

CHINA-BIOTICS, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Amounts expressed in US Dollars)

13.   COMMON STOCK (continued)

The amount and number of shares of common stock as of March 31, 2006 and 2007 as presented in these financial statements comprise the following:

	March 31, 2006		March 31, 2007
	Number of shares	Par value $0.0001	Number of shares	Par value $0.0001
In issue	41,461,004	$4,146	41,461,004	$4,146
Stock held in treasury (Treasury stock)	(24,381,004)	(2,438)	(24,381,004)	(2,438)
Issued and outstanding	17,080,000	$1,708	17,080,000	$1,708

14. CAPITAL AND STATUTORY RESERVES

The Company’s PRC subsidiary, Shining, is required to make appropriations to reserve funds, comprising the statutory surplus reserve, statutory public welfare fund and discretionary surplus reserve, based on after-tax net income determined in accordance with generally accepted accounting principles of the People’s Republic of China (the “PRC GAAP”). Appropriation to the statutory surplus reserve should be at least 10% of the after tax net income determined in accordance with the PRC GAAP until the reserve is equal to 50% of the subsidiary’s registered capital. Appropriations to the statutory public welfare fund are at 5% to 10% of the after tax net income determined in accordance with the PRC GAAP. Appropriations to the discretionary surplus reserve are made at the discretion of the Board of Directors. The statutory public welfare fund is established for the purpose of providing employee facilities and other collective benefits to the employees and is non-distributable other than in liquidation. The statutory surplus reserve and discretionary surplus reserve can be used to make good losses or to increase the capital of the relevant company.

CHINA-BIOTICS, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Amounts expressed in US Dollars)

15. ADVERTISING COSTS

The Group's advertising costs charged to expense as incurred during the periods as presented in these financial statements are summarized as follows:

	Years ended March 31,
	2006	2007
Charges referred to above	$1,882,000	$2,980,835

16. RESEARCH AND DEVELOPMENT COSTS CHARGED TO EXPENSE AS INCURRED

The Group's research and development costs, which typically consist of salaries and other direct costs, charged to expense as incurred during the periods as presented in these financial statements are summarized as follows:

	Years ended March 31,
	2006	2007
Charges referred to above	$-	$497,817

17. RETIREMENT COSTS CHARGED TO EXPENSE AS INCURRED

The Group’s employees are required to participate in a central pension scheme operated by the local municipal government. The Group is required to contribute a certain percentage of their payroll costs to the central pension scheme. The contributions are charged to the income statement as they become payable in accordance with the rules of the central pension scheme. No forfeited contribution is available to reduce the contribution payable in the future years. The Group’s retirement costs charged to expense as incurred during the periods as presented in these financial statements are summarized as follows:

	Years ended March 31,
	2006	2007
Charges referred to above	$343,646	$808,052

CHINA-BIOTICS, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Amounts expressed in US Dollars)

18.   INCOME TAXES

The income / (loss) generated in the British Virgin Islands and the People’s Republic of China before income taxes during the periods as presented in these financial statements are summarized as follows:

	Years ended March 31,
	2006	2007
Loss in the British Virgin Islands before income taxes	$(306,943)	$(545,170)
Income in the PRC before income taxes	12,561,452	15,637,024
	$12,254,509	$15,091,854

There is no income tax for companies not carrying out business activities in the British Virgin Islands. Accordingly, the Company's financial statements do not present any income tax provisions/credits related to the British Virgin Islands tax jurisdiction. The provision for income tax relating to the PRC for the periods as presented in these financial statements are summarized as follows:

	Years ended March 31,
	2006	2007
Current	$3,900,541	$4,186,868
Deferred	-	-
	$3,900,541	$4,186,868

As of March 31, 2006 and 2007, the Group had no deferred tax assets and liabilities.

The Group has its principal operations in the People’s Republic of China (“PRC”) in the Shanghai Jinqiao special economic zone and hence enjoys a preferential income tax rate of 15%. From January 1, 2008, the income tax rate is expected to gradually increase to the standard rate of 25% over a five-year transition period. However, the New Corporate Tax Law has not set out the details as to how the existing preferential tax rate will gradually increase to standard rate of 25%.

The principal reconciling items from income tax computed at the statutory rates and at the effective income tax rates are as follows:

	Years ended
	March 31,
	2006	2007
Computed tax at the local PRC statutory rate of 33%	$4,145,279	$5,160,218
Non-deductible items	50,271	24,739
Valuation allowance	-	44,500
Tax concession	(2,288,482)	(2,852,431)
Surcharge at 0.5% per day on accrued taxes	1,993,473	1,809,842
Total provision for income at effective rate	$3,900,541	$4,186,868

CHINA-BIOTICS, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Amounts expressed in US Dollars)

18.   INCOME TAXES (continued)

The Group has its principal operations in the People’s Republic of China (“PRC”). Business enterprises are subject to income taxes and value added taxes under PRC tax laws and regulations unless they have exemptions. It has been the belief of the Group’s management that its PRC operations were exempted from income taxes and value added taxes as these operations were recognized by the local government as an advanced technology enterprise. The Group, however, has never received a written confirmation from the appropriate tax authorities for the tax exemption status of its PRC operations. In January 2006, management of the Group’s PRC operations took initiative to make tax payments to the PRC tax authorities since the calendar year 2005, and accrual for all applicable tax liabilities, plus surcharge, for all prior fiscal years were reflected in the Group’s financial statements. According to PRC tax regulations, the Group’s outstanding tax payables for calendar years prior to 2005 may be subject to potential penalties for the late payment of taxes which is calculated on the basis of 0.5 times to 5 times amount of taxes, which amounted from $4.9 million to $49 million as of March 31, 2006 and 2007. However, we believe that we will not be subject to these penalties because we believe that we have timely paid all taxes that were due and have informed the tax authorities of the situation.  Under the Statements of Financial Accounting Standard (“SFAS”) No. 5, Accounting for Contingencies, it is required to accrue a charge to income for an estimated loss from a loss contingency if two conditions are met: (a) information available prior to issuance of the financial statements indicates that it is probable that an asset had been impaired or a liability had been incurred at the date of the financial statements, and (b) the amount of loss can be reasonably estimated. SFAS defines the levels of probability as to whether or not future events will confirm the existence of a loss as follows: (1) probable - the future event or events are likely to occur, (2) reasonably possible - the chance of the future events occurring is more than remote but less than likely, and (3) remote - the chance of the future event or events occurring is slight. No provision for the potential tax penalties has been made in the Group’s financial statements as management of the Group believes the Group did not cause the late payment of taxes, and that the probability of having to pay such late payment penalties is remote.

CHINA-BIOTICS, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Amounts expressed in US Dollars)

19.	COMMITMENTS

COMMITMENTS

(a)   Operating Leases

The Group leases office space, warehouse facilities and retail shops under non-cancelable operating agreements that expire at various dates through 2007. The charges incurred by the Group in relation to the above-mentioned operating leases during the periods as presented in these financial statements are summarized as follows:

	Years ended
	March 31,
	2006	2007
Charges referred to above	$55,602	$262,128

As of the balance sheet dates as presented in these financial statements, the amount of future minimum lease payment under the above-mentioned operating leases were as follows:
	March 31,	March 31,
	2006	2007
Payable within
the next twelve months	$111,142	$375,395
the next 13th to 24th months	126,823	274,792
the next 25th to 36th months	103,019	63,714
the next 37th to 48th months	-	-
the next 49th to 60th months	-	-
Thereafter	-	-
	$340,984	$713,901

CHINA-BIOTICS, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Amounts expressed in US Dollars)

19.   COMMITMENTS (continued)

(b)   Land lease

On March 21, 2006, the Company’s wholly-owned subsidiary, GSL, entered into an agreement with Shanghai Qingpu Industrial Park District Development (Group) Company Limited for the lease of 73,157 square meters of land in the Shanghai Qingpu Industrial Park District. on which the Company will construct a plant consisting bulk manufacturing facilities that will have an initial capacity of 150 tons per year of bulk product with the room for expansion to 300 tons per year. This agreement contemplates a one-time leasing fee of $2,100,828. 10% of the leasing fee was due and payable by April 5, 2006 as a deposit. This deposit is to be refunded upon payment in full of the aggregate lease amount, which is due and payable immediately before the issue of the approval documents for the land lease by the Shanghai Qingpu local government authorities. There are no future lease payments under this land lease.

CHINA-BIOTICS, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Amounts expressed in US Dollars)

20.   RELATED PARTY TRANSACTIONS

(a)
Shining, before it became the Company’s wholly-owned subsidiary, declared dividends amounting to $16.73 million during the period from April 2003 to June 2005. The full amount of dividends was paid in cash to the Shining equity holders without deducting a withholding tax at the rate of 20% as required by the applicable laws and regulations in the PRC. These equity holders, except one of them, collectively became a majority shareholder of the Company in March 2006 as a result of the share exchange. The amount of dividend withholding taxes not withheld by Shining totaled $3.34 million was repaid to Shining in March 2006 by these former Shining equity holders.

(b)
As disclosed in Note 1, on August 11, 2005, SGI entered into an agreement to acquire 100% of the equity of Shining from the Original SGI Shareholders, a third party for a total cash consideration of $2.27 million (RMB 18.35 million). At the time of this transaction, SGI and the Original SGI Shareholders also entered into the Supplemental Agreement to grant the right to the Original SGI Shareholders to re-establish a majority ownership in SGI within three months after the consummation of SGI’s acquisition of 100% equity in Shining. In October 2005, the Original SGI Shareholders exercised their right under the Supplemental Agreement and executed subscription agreements to acquire 9,000 new shares issued by SGI for a total consideration of $9,000, representing a 90% ownership in SGI. SGI received the subscription money in full in March 2006. As disclosed in Note 4, these 9,000 SGI shares were exchanged into 10,067,400 shares of the Company’s common stock in the share exchange, which represented 63% of the total of 15,980,000 shares received by all SGI shareholders in this transaction.

CHINA-BIOTICS, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Amounts expressed in US Dollars)

20.   RELATED PARTY TRANSACTIONS (continued)

(c)
In September 22, 2005, SGI entered into an agreement and issued a Hong Kong Dollar denominated convertible bond for cash in the face amount of $2,580,000 (HKD20,000,000) to an independent third party, Charming Leader Group Ltd., which is a British Virgin Islands company beneficially wholly-owned by Mr. Alexander Tai Kwok Leung. As a condition precedent to the completion of the transaction contemplated in this agreement, the Original SGI Shareholders, comprising the individuals as shown below, have to execute an agreement with Shining under which they collectively committee to advance a RMB denominated loan of $2,290,230 (RMB 18,351,200) to Shining upon the serving of a notice by Shining in the following proportion:

Mr. Song Jinan	RMB	9,282,800
Ms. Yan Li		5,404,400
Mr. Huang Weida		2,748,000
Ms. Yan Yi Hong		916,000
	RMB	18,351,200

On September 22, 2005, the Original SGI Shareholders entered into an agreement with Shining with the following key terms: (a) the Original SGI Shareholders agree to lend a RMB denominated loan of US$2,290,230 (RMB 18,351,200) to Shining (in proportion as shown above), (b) Shining has the right to draw down the full amount of loan upon serving a 7 days notice to the Original SGI Shareholders after the fulfillment of certain conditions precedent, (c) Shining agrees to use the loan proceeds only for daily operations unless a written consent for other uses is granted by the Original SGI Shareholders, (d) the loan is repayable one year from the date of draw-down, and (e) the loan is interest free.

In March, 2006, Shining made notice to the Original Equity Holders and received the full loan amount of US$2,290,230 (RMB 18,351,200). In March 2007, this loan was fully repayable by Shining.

CHINA-BIOTICS, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Amounts expressed in US Dollars)

21.   SEGMENT REPORTING.

As disclosed in Note 3, the Group’s management has adopted the “products and services” approach for segment reporting. For all periods covered by these financial statements, the Group:

(a)	had only one reporting segment - the probiotic products as health supplement;

(b)	manufactured and sold the probiotic products in a single geographical area - the People’s Republic of China;

(c)	delivered all its shipments to destinations within the Republic of China;

(d)	made all its sales to external customers with no single customer accounted for 10% or more of total sales; and

(e)	had all its long-lived assets physically located in the People’s Republic of China.

22. RECLASSIFICATION

In March, 2006, the Company filed a Registration Statement on Form SB-2 with the Securities and Exchange Commission (“SEC”). The audited financial statements for the year ended March 31, 2005 were included as part of the Registration Statement. The management of the Company deemed it was more appropriate to reclassify an amount of $2,270,141, which was included in “Other payables and accruals” in the previously reported balance sheet as of March 31, 2005, as “Liquidating dividends”. The rationale for treatment of this $2,270,141 has been set out in Note 4(a) above. This reclassification has been incorporated in the balance sheet as of March 31, 2005 in these financial statements, which are presented as comparatives to the balance sheet as of March 31, 2006.

The above reclassification had no effect on previously reported results of operations, but the previously reported stockholders’ equity was increased by $2,270,141. This amount was paid in full in cash in September and October, 2005, and was charged against “Distributing dividends” upon payment.

CHINA-BIOTICS, INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts expressed in US Dollars)

	March 31, 2007	September 30, 2007
ASSETS
Current assets
Cash and cash equivalents	$26,992,025	$35,221,974
Accounts receivable	14,309,818	8,654,511
Deposit paid	216,236	222,747
Inventories	203,054	595,127
Prepayment	176,094	1,887,561
	-

Total current assets	$41,897,227	$46,581,920
Plant and equipment, net	2,682,617	6,474,621
Total assets	$44,579,844	$53,056,541
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$1,523,471	$1,821,337
Tax payables	18,019,721	19,546,360
Other payables and accruals	1,126,645	1,379,976
Total current liabilities	$20,669,837	$22,747,673
Commitments and contingencies
Stockholders' equity:
Common stock, par value $0.0001, 100,000,000 shares authorized, 17,080,000 shares issued and outstanding	1,708	1,708
Additional paid-in capital	7,863,031	7,863,031
Retained earnings	12,284,900	17,795,266
Accumulated other comprehensive income	734,574	1,623,069
Capital and statutory reserves	3,025,794	3,025,794
Total stockholders' equity	$23,910,007	$30,308,868
Total liabilities and stockholders' equity	$44,579,844	$53,056,541

The accompanying notes are an integral part of these financial statements.

CHINA-BIOTICS, INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts expressed in US Dollars)

	Three months ended September30,		Six months ended September30,
	2006	2007	2006	2007
Net sales	$5,467,037	$8,184,983	$13,470,001	$17,700,316
Cost of sales	(1,650,364)	(2,205,623)	(4,009,103)	(4,856,595)
Gross profit	$3,816,673	$5,979,360	$9,460,898	$12,843,721
Operating expenses:
Selling expenses	$(952,454)	$(1,926,756)	$(2,221,986)	$(3,243,100)
General and administrative expenses	(384,734)	(1,087,053)	(790,724)	(1,896,617)
Total operating expenses	$(1,337,188)	$(3,013,809)	$(3,012,710)	$(5,139,717)
Income from operations	$2,479,485	$2,965,551	$6,448,188	$7,704,004
Other income and expenses:
Other income	$68,855	$282	$104,378	$71,942
Other expenses	(34,886)	(13,011)	(38,745)	(19,935)
Total other income (expenses)	$33,969	$(12,729	$65,633	$52,007
Income before taxes	$2,513,454	$2,952,822	$6,513,821	$7,756,011
Provision for income taxes	(932,091)	(982,689)	(2,056,802)	(2,245,645)
Net income	$1,581,363	$1,970,133	$4,457,019	$5,510,366

Earnings per share:
Basic and diluted	$0.09	$0.11	$0.26	$0.32

Weighted average shares outstanding
Basic and diluted	17,080,000	17,080,000	17,080,000	17,080,000

The accompanying notes are an integral part of these financial statements.

CHINA-BIOTICS, INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
(Amounts expressed in US Dollars)

	Common Stock		Additional Paid-in	Retained	Accumulated Other Comprehensive	Capital & Statutory
	Shares	Amount	Capital	Earnings	Income	Reserves	Total

Balance- March 31, 2007 (audited)	17,080,000	$1,708	$7,863,031	$12,284,900	$734,574	$3,025,794	$23,910,007
Comprehensive income:
Net income	-	-	-	5,510,366	888,495	-	6,398,861
Other comprehensive income:
Foreign currency translation adjustments, net of taxes of $-0-	-	-	-	-		-	-
Total comprehensive income							6,398,861

Balance- September 30, 2007	17,080,000	$1,708	$7,863,031	$17,795,266	$1,623,069	$3,025,794	$30,308,868

The accompanying notes are an integral part of these financial statements.

CHINA-BIOTICS, INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW
(Amounts expressed in US Dollars)

	Six months ended September 30,
	2006	2007
CASH FLOW FROM OPERATING ACTIVITIES
Net income	$4,457,019	$5,510,366
Adjustment for:
Depreciation	220,104	349,111
Gain on disposal of plant and equipment	(14,793	-
(Increase)/Decrease in restricted cash	114,037	-
(Increase)/Decrease in accounts receivable	(140,449	5,992,036
(Increase)/Decrease in other receivables	(209,030	)
(Increase)/Decrease in inventories	(41,775	(383,380)
(Increase)/Decrease in prepayments	(104,876	(1,693,248)
Increase/(Decrease) in accounts payable	(358,998	239,274
Increase/(Decrease) in income tax, surcharge tax and dividends withholding tax	2,056,803	828,172
Increase/(Decrease) in other payables and accruals, and value added tax payable	(771,307)	348,841)
NET CASH PROVIDED BY OPERATING ACTIVITIES	$5,206,735	$11,191,172
CASH FLOWS USED IN INVESTING ACTIVITIES
Sales proceeds from disposal of plant and equipment	14,793	-
Additions of fixed assets	(1,317,328	(4,027,160)
NET CASH USED IN INVESTING ACTIVITIES	$(1,302,535	$(4,027,160)
CASH FLOWS FROM FINANCING ACTIVITIES
Effect of exchange rate changes on cash	$189,162	$1,065,937
NET INCREASE IN CASH AND CASH EQUIVALENTS BALANCES	$4,093,362)	$8,229,949
CASH AND CASH EQUIVALENTS BALANCES AT BEGINNING OF PERIOD	19,840,812	26,992,025
CASH AND CASH EQUIVALENTS BALANCES AT END OF PERIOD	$23,934,174	$35,221,974

The accompanying notes are an integral part of these financial statements.

CHINA-BIOTICS, INC. AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Amounts expressed in US Dollars)

1. BASIS OF PRESENTATION AND PRINCIPLES OF CONSOLIDATION

The accompanying unaudited interim financial statements of China-Biotics, Inc. (the “Company” or “we”) have been prepared in accordance with accounting principles generally accepted in the United States of America and should be read in conjunction with the audited financial statements and notes thereto contained in our Annual Report filed with the SEC on Form 10-KSB. In the opinion of management, all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of financial position and the results of operations for the interim periods presented have been reflected herein. The results of operations for the interim periods are not necessarily indicative of the results to be expected for the full year. Notes to the financial statements which would substantially duplicate the disclosure contained in the audited financial statements for fiscal year ended March 31, 2007 as reported in the Form 10-KSB have been omitted.

As disclosed in Note 1 to our audited financial statements for fiscal year ended March 31, 2007, the share exchange between us and the shareholders of Sinosmart Group Inc. (“SGI”) had been accounted for in accordance with the accounting principles generally accepted in the United States of America. The share exchange was treated as a recapitalization of SGI, accompanied by a reverse acquisition of our company with SGI as the accounting acquirer. The unaudited interim financial statements presented herewith have been prepared on the following basis:

(a)
The Unaudited Condensed Consolidated Balance Sheet as of September 30, 2007 includes the accounts of SGI, Shining, Growing State Limited (“GSL”), Growing Bioengineering (Shanghai) Co. Limited (“GBS”) and our company.

(b)
The Unaudited Condensed Consolidated Statements of Operations for the six months ended September 30, 2007 and 2006 reflect the following: (i) result of operations of SGI, Shining, GSL and our company from April 1, 2006 to September 30, 2006 and (ii) result of operations of SGI, Shining, GSL, GBS and our company from April 1, 2007 to September 30, 2007. The earnings per share as shown on the Unaudited Condensed Consolidated Statements of Operations were computed based on the weighted average number of shares of our outstanding common stock after giving effect to the recapitalization and reverse acquisition accounting treatment as set out in Note 1 to our audited financial statements for fiscal year ended March 31, 2007.

(c)
The Unaudited Condensed Consolidated Statement of Changes in Stockholders' Equity and the Unaudited Condensed Consolidated Statements of Cash Flow for the six months ended September 30, 2007 include the accounts of SGI, Shining, GSL, GBS and our company.

(d)
The Company adopted the provision of Financial Accounting Standards Board (“FASB”) Interpretation No.48, “Accounting for Uncertainty in Income Taxes - An Interpretation of FASB Statement No. 109,” (“FIN48”) as of the first day of the first quarter of fiscal 2008. The Company has not otherwise materially changed its significant accounting policies.

CHINA-BIOTICS, INC. AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Amounts expressed in US Dollars)

1.	BASIS OF PRESENTATION AND PRINCIPLES OF CONSOLIDATION (continued)

In preparing the unaudited interim financial statements presented herewith, all significant intercompany balances and transactions have been eliminated on consolidation.

The term “Group”, as used in these unaudited interim financial statements, refers to a group of companies comprising SGI, Shining and GSL for any period prior to March 22, 2006; and to a group of companies comprising the Company, SGI, Shining, GSL and GBS for any period from March 23, 2006.

CHINA-BIOTICS, INC. AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Amounts expressed in US Dollars)

2. WEIGHTED AVERAGE NUMBER OF OUTSTANDING SHARES OF COMMON STOCK

Earnings per share is computed by dividing the net income for each reporting period by the weighted average number of outstanding common stock for the same reporting period. The weighted average number of outstanding shares of common stock is determined by relating the portion of time within a reporting period that a particular number of shares of common stock has been outstanding to the total time in that period.

The weighted average number of outstanding shares of common stock as shown in the financial statements presented herewith was computed based on the number of shares of common stock outstanding, and took into account the recapitalization transactions and the reverse acquisition transaction as described in the Notes to the financial statements contained in the audited financial statements for fiscal year ended March 31, 2007, as reported in our Form 10-KSB. Detailed computations are set out as follows:

	Date of issue or purchase (as-if basis for the Company's	No. of SGI	No. of the Company's common stock (Restated for recapitalization	No. of days outstanding Three months ended September 30,		Weighted average number of outstanding common stock Three months ended September 30,
	common stock)	ordinary shares	of SGI)	2006	2007	2006	2007
Number of days in reporting period				92	92
SGI existing shares as of March 31, 2004	Pre-3/31/2004	1,000	1,118,600	92	92	1,118,600	1,118,600
SGI issued new shares upon receipt of cash	3/15/2006	9,000	10,067,400	92	92	10,067,400	10,067,400
SGI issued new shares for convertible bond conversion	3/22/2006	1,429	2,924,000	92	92	2,924,000	2,924,000
SGI issued new shares for cash of $5million under private placement	3/22/2006	2,858	1,870,000	92	92	1,870,000	1,870,000
		14,287
Stock issued in exchange for 14,287 shares of SGI stock (100% equity in SGI)			15,980,000
The Company's stock at time of reverse acquisition
Existing stock in issue at time of reverse acquisition	3/22/2006		25,481,004	92	92	25,481,004	25,481,004
Stock held in treasury prior to reverse acquisition	3/22/2006		(4,381,004)	92	92	(4,381,004	(4,381,004)
Repurchased stock from Stan Ford in conjunction with reverse acquisition	3/22/2006		(20,000,000)	92	92	(20,000,000	(20,000,000)
			17,080,000			17,080,000	17,080,000

	Date of issue or purchase (as-if basis for the Company's common	No. of SGI ordinary	No. of the Company's common stock (Restated for Recapitalization	No. of days outstanding Six months ended September 30,		Weighted average number of outstanding common stock Six months ended September 30,
	stock)	shares	of SGI)	2006	2007	2006	2007

Number of days in reporting period				183	183
SGI existing shares as of March 31, 2004	Pre-3/31/2004	1,000	1,118,600	183	183	1,118,600	1,118,600
SGI issued new shares upon receipt of cash	3/15/2006	9,000	10,067,400	183	183	10,067,400	10,067,400
SGI issued new shares for convertible bond conversion	3/22/2006	1,429	2,924,000	183	183	2,924,000	2,924,000
SGI issued new shares for cash of $5 million under private placement	3/22/2006	2,858	1,870,000	183	183	1,870,000	1,870,000
		14,287
Stock issued in exchange for 14,287 shares of SGI stock (100% equity in SGI)			15,980,000
The Company's stock at time of reverse acquisition
Existing stock in issue at time of reverse acquisition	3/22/2006		25,481,004	183	183	25,481,004	25,481,004
Stock held in treasury prior to reverse acquisition	3/22/2006		(4,381,004)	183	183	(4,381,004	(4,381,004)
Repurchased stock from Stan Ford in conjunction with reverse acquisition	3/22/2006		(20,000,000)	183	183	(20,000,000	(20,000,000)
			17,080,000			17,080,000	17,080,000

CHINA-BIOTICS, INC. AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Amounts expressed in US Dollars)

3. RISKS, UNCERTAINTIES, AND CONCENTRATIONS

(a) Nature of Operations

Substantially all of the Group's operations are conducted in the People’s Republic of China (“PRC”) and are subject to various political, economic, and other risks and uncertainties inherent in this country. Among other risks, the Group's operations are subject to the risks of restrictions on transfer of funds; export duties, quotas and embargoes; domestic and international customs and tariffs; changing taxation policies; foreign exchange restrictions; and political conditions and governmental regulations.

(b) Concentration of Credit Risk

Financial instruments that potentially subject the Group to concentrations of credit risk consist principally of cash and accounts receivable.

As of September 30, 2007, the Group had cash deposits of $35 million placed with several banks in the PRC, which includes the Special Administrative Region of Hong Kong, where there are currently no rules or regulations in place for obligatory insurance of bank accounts.

For the three months and six months ended September 30, 2006 and 2007, all of the Group's sales arose in the PRC. In addition, all accounts receivable as at September 30, 2007 also arose in the PRC.

4. ACCOUNTS RECEIVABLE

The Group's accounts receivable as of the balance sheet date as presented in these financial statements are summarized as follows:

	March 31, 2007	September 30, 2007
Trade receivables	$14,309,818	$8,654,511
Less : Allowances for doubtful debt	-	-
	$14,309,818	$8,654,511

CHINA-BIOTICS, INC. AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Amounts expressed in US Dollars)

5. INVENTORIES

The Group's inventories as of the balance sheet date as presented in these financial statements are summarized as follows:

	March 31, 2007	September 30, 2007
Raw materials	$165,337	$325,796
Work-in-progress	12,385	50,612
Finished goods	25,332	218,719
	$203,054	$595,127

6. PLANTS AND EQUIPMENT

The Group's plant and equipment as of the balance sheet date as presented in these financial statements are summarized as follows:

	March 31, 2007	September 30, 2007
Plant and machinery	$3,486,207	$6,065,767
Office equipment	1,781,637	2,939,840
Motor vehicles	40,793	101,998
Leasehold improvements	577,052	1,020,777
	5,885,689	10,128,382
Less: Accumulated depreciation	(3,203,072)	(3,653,761)
	$2,682,617	$6,474,621

7. TAX PAYABLES

The Group's tax payables as of the balance sheet date as presented in these financial statements are summarized as follows:

	March 31, 2007	September 30, 2007
Value added tax and other taxes	$4,688,344	$4,964,200
Income tax	3,338,947	3,253,210
Surcharge tax	6,506,198	7,737,729
Dividends withholding tax	3,486,232	3,591,221
	$18,019,721	$19,546,360

8. COMMON STOCK

We are authorized to issue 100,000,000 shares of common stock, $0.0001 par value per share. The common stock as of September 30, 2007, as presented in these financial statements, comprised the following:

	March 31, 2007		Changes from April 1,2007 to September 30, 2007		September 30, 2007
	Number of shares	Par value $0.0001	Number of shares	Par value $0.0001	Number of shares	Par value $0.0001
In issue	41,461,004	$4,146	-	$-	41,461,004	$4,146
Stock held in treasury (Treasury stock)	(24,381,004)	(2,438)	-	-	(24,381,004)	(2,438)
Issued and outstanding	17,080,000	$1,708	-	$-	17,080,000	$1,708

CHINA-BIOTICS, INC. AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Amounts expressed in US Dollars)
9. INCOME TAXES

On April 1, 2007, the Company adopted FIN48. As a result of the implementation of FIN48, the Company's tax assets and liabilities did not differ from the assets and liabilities before adoption, therefore, the Company did not record any adjustments as of the adoption date.

The income (loss) generated in the British Virgin Islands and the PRC before income taxes during the periods as presented in these financial statements is summarized as follows:

	Three months ended September30,		Six months ended September 30,
	2006	2007	2006	2007
Income/(Loss) in the British Virgin Islands before income taxes	$(198,315	$(271,765)	$(241,967	$(501,959))
Income in the PRC before income taxes	2,711,769	2,874,112	6,755,788	7,907,494
	$2,513,454	$2,602,347	$6,513,821	$7,405,535

There is no income tax for companies domiciled in the British Virgin Islands. Accordingly, our financial statements do not present any income tax provisions or credits related to the British Virgin Islands tax jurisdiction. The provision for income tax relating to the PRC for the periods as presented in these financial statements are summarized as follows:

	Three months ended September 30,		Six months ended September 30,
	2006	2007	2006	2007
Current	$932,091	$982,689	$2,056,802	$2,245,645
Deferred	-	-	-	-
	$932,091	$982,689	$2,056,802	$2,245,645

As of September 30, 2007, we had no deferred tax assets and liabilities.

The Group has its principal operations in the PRC in the Shanghai Jinqiao special economic zone and hence enjoys a preferential income tax rate of 15%. From January 1, 2008, the income tax rate is expected to gradually increase to the standard rate of 25% over a five-year transition period. However, the New Corporate Tax Law has not set out the details as to how the existing preferential tax rate will gradually increase to standard rate of 25%

The principal reconciling items from income tax computed at the statutory rates and at the effective income tax rates are as follows:

	Three months ended September 30,		Six months ended September 30,
	2006	2007	2006	2007
Computed tax at the local PRC statutory rate of 33%	$894,885	$1,002,890	$2,229,411	$2,663,906
Non-deductible items	2,567	17,700	240,669	26,714
Tax concession	(489,519)	(556,688))	(1,347,316)	(1,467,613))
Surcharge at 0.5% per day on accrued taxes	524,158	518,787	934,038	1,022,638
Total provision for income at effective rate	$932,091	$982,689	$2,056,802	$2,245,645

The Group has its principal operations in the PRC. Business enterprises are subject to income taxes and value added taxes under PRC tax laws and regulations unless they have exemptions. It had been the belief of the Group's management that its PRC operations were exempt from income taxes and value added taxes as these operations were recognized by the local government as an advanced technology enterprise. The Group, however, has never received a written confirmation from the appropriate tax authorities regarding the tax exempt status of its PRC operations. In January 2006, management of the Group's PRC operations took initiative to make tax payments to the PRC tax authorities for the Calendar year 2005, and accrual for all applicable tax liabilities, plus surcharge, for all prior Calendar years were reflected in the Group's financial statements. According to PRC tax regulations, the Group may be subject to potential penalties for the late payment of taxes calculated on the basis of 0.5 times to 5 times amount of taxes, which amounted from $4.9 million to $49 million as of September 30, 2007. No provision for the potential tax penalties has been made in the Group's financial statements as management believes that the Group did not cause the late payment of taxes, and that the possibility of having to pay such late payment penalties is highly unlikely.

CHINA-BIOTICS, INC. AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Amount expressed in US Dollars)

10. COMMITMENTS

COMMITMENTS

(a)   Operating Leases

The Group leases office space, warehouse facilities and retail shops under non-cancelable operating agreements that expire at various dates through 2007. As of the balance sheet dates as presented in these financial statements, the amount of future minimum lease payment under the above-mentioned operating leases were as follows:

	March 31,	September 30,
	2007	2007

Payable within
the next twelve months	$375,395	$572,302
the next 13th to 24th months	274,792	320,948
the next 25th to 36th months	63,714	34,039
the next 37th to 48th months	-	-
the next 49th to 60th months	-	-
Thereafter	-	-
	$713,901	$927,289

(b)   Land lease

On March 21, 2006, the Company's wholly-owned subsidiary, GSL, entered into an agreement with Shanghai Qingpu Industrial Park District Development (Group) Company Limited for the lease of 73,157 square meters of land in the Shanghai Qingpu Industrial Park District, on which the Company will construct a plant consisting bulk manufacturing facilities that will have an initial capacity of 150 tons per year of bulk product with the room for expansion to 300 tons per year. This agreement contemplates a one-time leasing fee of $2,100,828. 10% of the leasing fee was due and payable by April 5, 2006 as a deposit. This deposit is to be refunded upon payment in full of the aggregate lease amount, which is due and payable immediately before the issue of the approval documents for the land lease by the Shanghai Qingpu local government authorities. There are no future lease payments under this land lease.

AUDITED PARENT COMPANY CONDENSED FINANCIAL STATEMENTS

As disclosed in our audited financial statements for the years ended March 31, 2006 and 2007 included in this Form SB-2, we entered into and completed a share exchange with Sinosmart Group Inc. (“SGI”) and the shareholders of SGI in March 2006, and at the closing of the share exchange, SGI became our wholly-owned subsidiary. Immediately after the share exchange and related transactions described elsewhere in this prospectus, the former SGI shareholders and their designees collectively owned 98.7% of our common stock. Also disclosed in these audited financial statements was that this share exchange has been accounted for in accordance with the accounting principles generally accepted in the United States of America (“US GAAP”). The share exchange was treated as a recapitalization of SGI, accompanied by a reverse acquisition of the Company with SGI as the accounting acquirer. Under the accounting for reverse acquisition, a distinction is made between the legal acquirer and the accounting acquirer. The legal acquirer is the entity which issues new shares to acquire a majority equity interest in another legal entity. The entity being acquired is a subsidiary of the legal acquirer legally. The legal aspect of the transaction is disregarded and the entity being acquirer legally is treated as the accounting acquirer with the following accounting treatments and financial statement presentations:

(a)	the historical financial statements of the accounting acquirer prior to the date the reverse acquisition is completed (the “completion date”) become those of the legal acquirer;

(b)
the shares issued by the legal acquirer in connection with the reverse acquisition are treated as the historical issued shares of the accounting acquirer, and the accounting acquirer’s historical paid-in capital is restated, after giving effect to any difference in par value of the shares of the legal acquirer and the accounting acquirer’s its historical financial statements (i.e. a recapitalization”);

(c)
the legal acquirer’s shares in issue immediately prior to the completion of the reverse acquisition are treated as if they were issued in exchange for the legal acquirer’s net assets or net liabilities as of the completion date; and

(d)	the operating results of the legal acquirer and the accounting acquirer are consolidated with effect from the completion date.

Applying the accounting principles and methods for reverse acquisition as described above, our management determined that our Company was the legal acquirer and SGI was the accounting acquirer in the share exchange.

For purpose of presenting the parent company’s financial position as of March 31, 2006 and March 31, 2007 in this section, we have presented the financial information of the Company, the legal acquirer in the share exchange, as of these dates.

Report of Independent Registered Public Accounting Firm

To the Board of Directors and stockholders of
China-Biotics, Inc.

The audits referred to in our report dated June 15, 2007 relate to the consolidated financial statements of China-Biotics, Inc., included elsewhere in this Form SB-2 and the audit of the financial statement schedule I, Condensed Parent Company Financial Statements. The financial statement schedule is the responsibility of the Company’s management. Our responsibility is to express an opinion on the financial statement schedule based upon our audits.

In our opinion such financial statement schedule presents fairly, in all material respects, the information set forth therein.

BDO McCabe Lo Limited

Hong Kong, June 15, 2007

CHINA-BIOTICS, INC.
SCHEDULE I - CONDENSED PARENT COMPANY FINANCIAL STATEMENTS
BALANCE SHEETS
(Amounts expressed in US Dollars)

	March 31, 2006	March 31, 2007

ASSETS

Investment in immediate subsidiary - Sinosmart Group Inc.	$7,265,312	$18,838,307
Amount due from immediate subsidiary - Sinosmart Group Inc.	5,071,700	5,071,700

Total assets	$12,337,012	$23,910,007

LIABILITIES AND SHAREHOLDERS’ EQUITY

Commitments and contingencies	-	-

Stockholders’ equity:
Common stock	$1,708	$1,708
Additional paid-in capital	7,863,031	7,863,031
Retained earnings	1,379,914	12,284,900
Accumulated other comprehensive income	66,565	734,574
Capital and statutory reserves	3,025,794	3,025,794

Total stockholders’ equity	$12,337,012	$23,910,007

Total liabilities and stockholders’ equity	$12,337,012	$23,910,007

The accompanying notes are an integral part of these condensed financial statements.

CHINA-BIOTICS, INC.

SCHEDULE I - CONDENSED PARENT COMPANY FINANCIAL STATEMENTS
STATEMENTS OF OPERATIONS
(Amounts expressed in US Dollars)

	Year ended March 31,
	2006	2007
Other income
Equity in earnings of subsidiary	$8,353,968	$10,904,986

Earnings per share:
Basic and diluted	$4.90	$0.64

Weighted average shares outstanding
Basic and diluted	1,705,242	17,080,000

The accompanying notes are an integral part of these condensed financial statements.

CHINA-BIOTICS, INC.

SCHEDULE I - CONDENSED PARENT COMPANY FINANCIAL STATEMENTS
STATEMENTS OF CASH FLOW
(Amounts expressed in US Dollars)

	Year ended March 31,
	2006	2007

Cash flow from operating activities:
Net income	$8,353,968	$10,904,986
Adjustment for:
Non cash for income from equity in earnings of subsidiary	(8,353,968)	(10,904,986)

Net cash used in operating activities	$-	$-

Net increase in cash and cash equivalents balances	$-	$-

Cash and cash equivalents balances at beginning of year	-	-

Cash and cash equivalents balances at end of year	$-	$-

Noncash transaction:

Sinosmart Group Inc., received sales proceeds, on issuance of new shares, of US$5,076,700 on behalf of the Company.

The accompanying notes are an integral part of these condensed financial statements.

CHINA-BIOTICS, INC.

SCHEDULE I - CONDENSED PARENT COMPANY FINANCIAL STATEMENTS
NOTES TO CONDENSED FINANCIAL STATEMENTS

1	These condensed parent company only financial statements should be read in connection with the consolidated financial statements and notes thereto.

2	Summary of significant accounting policies

Investment in subsidiary

The Company accounts for its investment under the equity method of accounting. Contributions to or from Sinosmart Group Inc. are included within the investment in subsidiary.

3	Dividends

No cash dividends were received from Sinosmart Group Inc. in fiscal years 2006 and 2007

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24.    INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 145(a) of the Delaware General Corporation Law provides in relevant part that “[a] corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.” With respect to derivative actions, Section 145(b) of the Delaware General Corporation Law provides in relevant part that “a corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor . . . [by reason of such person’s service in one of the capacities specified in the preceding sentence] against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.”

Our certificate of incorporation contains the following provisions relating to indemnification of our officers and directors:

•
we shall indemnify and hold harmless any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by us or in our right) because he or she is or was a director or officer, or is or was serving at our request as a director or officer of (or person occupying a similar position or performing similar functions for) another corporation, partnership, limited liability company, joint venture, trust, employee benefit plan or other enterprise, against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to our best interests, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful; and

•
we shall indemnify and hold harmless any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by us or in our right to procure a judgment in our favor because he or she is or was a director or officer, or is or was serving at our request as a director or officer of (or a person occupying a similar position or performing similar functions for) another corporation, partnership, limited liability company, joint venture, trust, employee benefit plan or other enterprise against expenses actually and reasonably incurred in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to our best interests. However, no indemnification shall be made in respect of any claim, issue or matter as to which a person has been adjudged to be liable to us unless and only to the extent that the Court of Chancery of Delaware or the court in which such action or suit was brought determines upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery of Delaware or such other court shall deem proper.

Expenses incurred by a person who is otherwise entitled to be indemnified by us in defending or investigating a threatened or pending action, suit or proceeding shall be paid by us in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such person to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by us.

Our bylaws provide that we may indemnify every person who was or is a party or is or was threatened to be made a party to any action, suit, or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was our employee or agent or, while our employee or agent, is or was serving at our request as an employee or agent or trustee or another corporation, partnership, limited liability company, joint venture, trust, employee benefit plan or other enterprise, against expenses (including counsel fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding, to the extent permitted by applicable law.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

ITEM 25.    OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION(1)

SEC Registration Fee	$1,334
Blue Sky Fees	$2,000
Printing Expenses	$2,000
Legal Fees	$50,000
Accounting Fees(2)	$210,000
Transfer Agent Fees	$1,000
Miscellaneous	$3,660
Total	$269,994

(1) All expenses, except the SEC registration fee, are estimated.

(2) This fee will be paid to our auditors in connection with the preparation of the financial statements included in this Registration Statement. A portion of the fees were paid during the latter half of 2005 and first half of 2006 (to date), and we expect to pay the remainder in 2006.

ITEM 26.    RECENT SALES OF UNREGISTERED SECURITIES

In the past three years, we issued the following securities in transactions that were not registered under the Securities Act of 1933, as amended (the “Act”):

In March 2006, we issued 15,980,000 shares of our common stock to accredited investors under Rule 506 of the Securities Act in reliance upon an exemption from registration for transactions not involving a public offering under Section 4(2) of the Securities Act and in offshore transactions under Regulation S pursuant to a securities exchange agreement under which we acquired all of the outstanding equity interests of Sinosmart Group, Inc. The following sets forth the name of each person to whom we issued these shares and the number of shares issued to each person:

Song Jinan	5,084,037
Yan Li	2,969,883
Huang Weida	1,510,110
Yan Yi Hong	503,370
Bright Treasure Group Ltd.	1,118,600
Charming Leader Group Limited	734,850
Fascinating Gain Investments Limited	734,850
Sharpsville Investments Limited	500,650
Po Ka Tsun Karlson	221,000
Master Talent Group Limited	221,000
Bright Boom Group Limited	221,000
YIU Ying Fai	290,650
Chinamerica Fund, LP	276,752
Chinamerica Sino-biotics Acquisition, LLC	461,255
Pope Investments, LLC	855,240
Halter/Pope USX China Fund	36,900
Matt Hayden	55,351
BFS US Special Opportunities Trust PLC	92,251
Renaissance US Growth Investment Trust PLC	92,251

ITEM 27.    EXHIBIT INDEX

Number	Exhibit
3.1	Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to China-Biotics, Inc.’s Form 8-K filed on March 23, 2006).

3.2	Amended and Restated Bylaws (incorporated by reference to Exhibit 3.2 to China-Biotics, Inc.’s Form 8-K filed on March 23, 2006).

5.1*	Opinion of Kirkpatrick & Lockhart Preston Gates Ellis LLP.

10.1	Securities Exchange Agreement dated March 22, 2006 (incorporated by reference to Exhibit 10.1 to China-Biotics, Inc.’s Form 8-K filed on March 23, 2006).

10.2	Form of Lockup Agreement dated March 22, 2006 (incorporated by reference to Exhibit 10.2 to China-Biotics, Inc.’s Form 8-K filed on March 23, 2006).

10.3	Put Agreement dated March 22, 20066 (incorporated by reference to Exhibit 10.3 to China-Biotics, Inc.’s Form 8-K filed on March 23, 2006).

10.4	Registration Rights Agreement dated March 22, 2006 (incorporated by reference to Exhibit 10.4 to China-Biotics, Inc.’s Form 8-K filed on March 23, 2006).

10.5	Investors’ Rights Agreement dated March 22, 2006 (incorporated by reference to Exhibit 10.5 to China-Biotics, Inc.’s Form 8-K filed on March 23, 2006).

10.6	Stan Ford Agreement dated March 22, 2006 (incorporated by reference to Exhibit 10.6 to China-Biotics, Inc.’s Form 8-K filed on March 23, 2006).

10.7	Summary of English translation of Investment Agreement for lease of land dated March 21, 2006 (incorporated by reference to Exhibit 10.7 to China-Biotics, Inc.’s Form 8-K filed on March 23, 2006).

10.8	Escrow Agreement dated March 22, 2006 (incorporated by reference to Exhibit 10.8 to China-Biotics, Inc.’s Form 10-KSB filed on June 30, 2006).

10.9	Stock Purchase Agreement with Fred Cooper dated February 6, 2006 (incorporated by reference to Exhibit 10.9 to China-Biotics, Inc.’s Form 10-KSB filed on June 30, 2006).

10.10	Loan agreement dated as of September 22, 2005 (incorporated by reference to Exhibit 10.10 to China-Biotics, Inc.’s Form 10-KSB filed on June 30, 2006).

10.11	Convertible Bond dated as of September 22, 2005 (incorporated by reference to Exhibit 10.11 to China-Biotics, Inc.’s Form 10-KSB filed on June 30, 2006).

10.12	Subscription Agreement dated as of September 22, 2005 (incorporated by reference to Exhibit 10.12 to China-Biotics, Inc.’s Form 10-KSB filed on June 30, 2006).

10.13*	English Translation of Equity Transfer Agreement dated August 11, 2005.

10.14*	English Translation of Subscription Agreement dated August 11, 2005.

16.1
Letter dated April 13, 2006 from Malone & Bailey PC to the United States Securities and Exchange Commission (incorporated by reference to Exhibit 16.1 to China-Biotics, Inc.’s Form 8-K filed on May 31, 2006).

21.1*	List of subsidiaries.

23.1	Consent of BDO McCabe Lo Limited, independent auditors.

23.3*	Consent of Kirkpatrick & Lockhart Preston Gates Ellis LLP (included in Exhibit 5.1).

24.1*	Power of Attorney.

* Previously filed.

ITEM 28.    UNDERTAKINGS

The Registrant hereby undertakes:

(a)   to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

(i)  include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)  reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)  include any additional or changed information with respect to the plan of distribution.

(b)   that, for the purpose of determining any liability under the Securities Act, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)   to file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(d)  that insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant, the Registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registration of expenses incurred or paid by a director, officer or controlling person to the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(e) that, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Shanghai, The People’s Republic of China on November 21, 2007.

CHINA-BIOTICS, INC.

By:	/s/ Song Jinan
Mr. Song Jinan
Chairman of the Board, Chief Executive Officer, Treasurer and Secretary (Principal Executive Officer)

By:	/s/ Raymond Li
Mr. Raymond Li
Chief Financial Officer (Principal Financial and Accounting Officer)

In accordance with the requirements of the Securities Act, as amended, this registration statement has been signed by the following persons in the capacities stated on November 21, 2007.

/s/ Song Jinan
Song Jinan	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)

/s/ Raymond Li
Raymond Li	Chief Financial Officer (Principal Financial and Accounting Officer)

*
Chin Ji Wei	Director

*
Du Wen Min	Director

*
Simon Yick	Director

*By	/s/ Song Jinan
Song Jinan, Attorney-in-Fact